Exhibit 2.1

OPTION AGREEMENT

This OPTION AGREEMENT is made as of April 1, 2019 (this “Option Agreement”), by and between Orchids Investment LLC, a Delaware limited liability company (“Purchaser”), Orchids Paper Products Company, a Delaware corporation (“Orchids”), Orchids Paper Products Company of South Carolina, a Delaware corporation (“Orchids South Carolina”) and Orchids Lessor SC, LLC, a South Carolina limited liability company and a wholly owned subsidiary of Orchids (“Orchids SC”) (collectively with Orchids and Orchids South Carolina, the “Sellers”). Purchaser and Sellers are collectively referred to herein as the “Parties” and individually as a “Party”. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Purchase Agreement (as defined below).

RECITALS:

WHEREAS, Sellers are engaged in the business of, directly or indirectly, producing bulk tissue paper and converting and manufacturing such bulk tissue paper into consumer tissue products for sale and distribution (the “Business”);

WHEREAS, Sellers intend to file voluntary petitions for relief commencing the cases (collectively, the “Chapter 11 Cases”) under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) on or about April 1, 2019 (the date on which such voluntary petitions are filed, the “Petition Date”);

WHEREAS, Purchaser desires to grant Sellers the option, on the terms and subject to the conditions set forth herein, to enter into a binding agreement pursuant to which Sellers would sell, convey, assign, transfer and deliver, or cause to be sold, conveyed, assigned, transferred and delivered, to Purchaser, all of the Acquired Assets, and to assign and delegate to the Purchaser, all of the Assumed Liabilities, all in the manner and subject to the terms and conditions set forth herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           The Option.

Section 1.1.          Grant of the Option. Purchaser hereby grants to Sellers the option (the “Option”) to enter into a binding agreement in the form attached as Exhibit A hereto (the “Purchase Agreement”), pursuant to which, on the terms and subject to the conditions set forth therein, Sellers would sell, convey, assign, transfer and deliver, or cause to be sold, conveyed, assigned, transferred and delivered, to Purchaser, all of the Acquired Assets, and would assign and delegate to the Purchaser, all of the Assumed Liabilities, all in the manner and subject to the terms and conditions set forth in the Purchase Agreement and in accordance with Sections 105, 363, and 365 of the Bankruptcy Code.

Section 1.2.          Exercise of the Option.

(a)          Sellers may exercise the Option at any time during the period beginning on June 6, 2019 or June 7, 2019, as applicable (the date that is the bid deadline as set forth in the Sale and Bid Procedures Motion Option) and ending on the commencement of the Sale Hearing (such Sale Hearing shall commence no later than June 12, 2019) (the “Option Period”) by executing and delivering to Purchaser a written notice (the “Exercise Notice”) stating that Sellers have elected to exercise the Option and enclosing a counterpart signature page to the Purchaser Agreement, whereupon the Purchaser shall execute and date the Purchase Agreement and the Purchase Agreement shall become a legally binding obligation of the Parties.

(b)          If Sellers fail to deliver an Exercise Notice during the Option Period, then Sellers shall be deemed to have elected not to exercise the Option.

2.           Representations and Warranties.

Section 2.1.          Representations and Warranties of Sellers. Sellers represent and warrant to Purchaser as follows:

(a)          Due Incorporation; Good Standing. Each Seller is a corporation or limited liability company duly incorporated under the laws of the State of Delaware, and is in good standing thereunder. Subject to the Bankruptcy Code, each Seller has full power and authority to own, use and lease its properties and to conduct its Business as such properties are owned, used or leased and as such Business is currently conducted.

(b)          Authority. Subject to the entry of the Bid Procedures Order and Sale Order, each Seller has all requisite corporate or limited liability company power and authority, as applicable, to enter into this Option Agreement and to carry out the transactions contemplated hereby, and the execution, delivery and performance of this Option Agreement by each Seller shall be duly and validly authorized and approved by all necessary corporate or limited liability company action, as applicable. Subject to the approval and entry of the Sale Order by the Bankruptcy Court (and assuming the due authorization, execution and delivery by the other Parties hereto), this Option Agreement shall constitute the legal and binding obligation of each Seller, enforceable against each Seller in accordance with its terms, except that the enforceability hereof may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought.

Section 2.2.          Representations and Warranties of Purchaser. Purchaser represents and warrants to Sellers as follows:

(a)          Purchaser’s Organization; Good Standing. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to own, use or lease its properties and to conduct its business as such properties are owned, used or leased and as such business is currently conducted.

(b)          Purchaser’s Authority. Purchaser has all requisite limited liability company power and authority to enter into this Option Agreement and to carry out the transactions contemplated hereby, and the execution, delivery and performance of this Option Agreement by Purchaser shall be duly and validly authorized and approved by all necessary limited liability company action. This Option Agreement shall constitute the legal and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except that the enforceability hereof may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought.

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3.           Certain Covenants and Agreements of the Parties.

Section 3.1.          Conduct of Business of Sellers. During the term of this Option Agreement, (a) Sellers shall use reasonable best efforts, except as otherwise required, authorized or restricted pursuant to the Purchase Agreement, the Bankruptcy Code or an Order of the Bankruptcy Court, (i) to operate the Business in the Ordinary Course of Business and (ii) to (A) preserve intact its business organizations, (B) maintain the Business and the Acquired Assets (normal wear and tear excepted), (C) keep available the services of its officers and Employees, (D) maintain satisfactory relationships with licensors, licensees, suppliers, contractors, distributors, consultants, customers, vendors and others having business relationships with Sellers in connection with the operation of the Business (other than payment of pre-petition claims), (E) pay all post-petition obligations in the Ordinary Course of Business, (F) continue to operate the Business and Acquired Assets in all material respects in compliance with all Laws applicable to the Business and Sellers, (G) comply in all material respects with the budget and other obligations set forth by the DIP Facility, in each case, taking into account Sellers’ status as debtors in possession, and (H) pay all applicable Taxes that Sellers are required to pay, and (b) except (i) as required by Law, (ii) as expressly contemplated by this Agreement, or (iii) as consented to in writing by Purchaser (such consent not to be unreasonably withheld, delayed or conditioned), Sellers shall not do any of the following: (A) sell, lease, exchange, transfer or otherwise dispose of, or agree to sell, lease, exchange, transfer or otherwise dispose of, any Acquired Assets other than Inventory in the Ordinary Course of Business; (B) settle or compromise any litigation or claims relating to the Business or the Acquired Assets; (C) permit, allow or suffer any assets that would be Acquired Assets to be subjected to any Encumbrance other than Permitted Encumbrances; (D) enter into any Material Contract or terminate, amend, restate, supplement, extend or waive (partially or completely) any rights under any Material Contract; (E) cancel or compromise any material debt or claim that would be included in the Acquired Assets or waive or release any material right of Sellers that would be included in the Acquired Assets; (F) recognize any labor organization as a collective bargaining representative of any Persons employed by Sellers or their Subsidiaries, or enter into a collective bargaining agreement with any labor organization affecting any such Persons; (G) grant any increase in the compensation or benefits of any employee, including the grant, increase or acceleration in any severance, change in control, termination or similar compensation or benefits payable to any employee; (H) take any action that would reasonably be expected to prevent or significantly impede or materially delay the completion of the transactions contemplated hereunder; (I) make, revoke or change any election relating to Taxes, file any amended Tax Return, request, enter into or obtain any Tax ruling with or from a Governmental Body, or execute or file, or agree to execute or file, with any Governmental Body any agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes, in each case, that could reasonably be expected to have any adverse effect on the Purchaser or any of their Affiliates, for any taxable period, or portion thereof, beginning after the Closing Date; or (J) agree in writing to do any of the foregoing.

Section 3.2.          Bankruptcy Court Filings.

(a)          On or prior to April 1, 2019, each of Sellers shall file voluntary petitions for relief commencing cases under chapter 11 of the Bankruptcy Code in the Bankruptcy Court.

(b)          On or prior to April 1, 2019, Sellers shall file the Sale and Bid Procedures Motion and the DIP Motion with the Bankruptcy Court, in form and substance reasonably acceptable to the Purchaser and Sellers.

(c)          Sellers shall use their reasonable best efforts to cause the Bankruptcy Court to enter (i) the interim DIP Order on or prior to April 4, 2019, (ii) the final DIP Order on or prior to May 8, 2019, (iii) the Bid Procedures Order on or prior to May 5, 2019, and (iv) the Sale Order on or prior to June 14, 2019, which Sale Order shall approve a sale to the Purchaser.

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(d)          Sellers shall conduct the Auction for the Acquired Assets between June 6, 2019 and June 10, 2019.

(e)          Sellers shall serve notices of assumption of the Assigned Contracts and Assumed Leased Real Property, including the designation of Cure Amounts, on all necessary parties by the 5th day following entry of the Bid Procedures Order.

(f)          Sellers shall use their reasonable best efforts to provide Purchaser for review reasonably in advance of filing drafts of such material motions, pleadings or other filings relating to the process of consummating the transactions contemplated by this Agreement and the operation of Sellers to be submitted to the Bankruptcy Court, including the DIP Motion and the Sale and Bid Procedures Motion.

(g)          In the event an appeal is taken or a stay pending appeal is requested from the Sale Order, Sellers shall promptly notify Purchaser of such appeal or stay request and shall provide Purchaser promptly a copy of the related notice of appeal or order of stay. Sellers shall also provide Purchaser with written notice of any motion or application filed in connection with any appeal from such orders. Sellers agree to take all action as may be reasonable and appropriate to defend against such appeal or stay request and Sellers and Purchaser agree to use their reasonable best efforts to obtain an expedited resolution of such appeal or stay request, provided that nothing herein shall preclude the parties hereto from consummating the transactions contemplated hereby, if the Sale Order shall have been entered and has not been stayed and the Purchaser, in its sole and absolute discretion, waives in writing the condition that the Sale Order be a Final Order.

(h)          Sellers and the Purchaser acknowledge that this Agreement and the sale of the Acquired Assets and the assumption of the Assumed Liabilities are subject to Bankruptcy Court approval.

(i)           After entry of the Sale Order, to the extent the Purchaser is the Successful Bidder at the Auction, neither the Purchaser nor Sellers shall take any action which is intended to, or fail to take any action the intent of which failure to act is to, result in the reversal, voiding, modification or staying of the Sale Order.

Section 3.3.          Not a Required Back-Up Bidder. The Bid Procedures shall provide the Purchaser with the option but not any obligation to act as Back-Up Bidder (as defined in the Bid Procedures Order) following the Auction (if any) in the event that the Purchaser is not selected as the Successful Bidder.

Section 3.4.          Purchaser’s Access to Sellers’ Records. From and after Sellers’ execution and delivery of this Agreement, Sellers shall continue to provide Purchaser (or its designated representatives) reasonable access, upon reasonable advance notice to Sellers, to Sellers’ Employees, books and records, corporate offices and other facilities for the purpose of conducting such additional due diligence as Purchaser deems appropriate or necessary in order to facilitate Purchaser’s efforts to consummate the transaction provided for herein. Sellers hereby covenant and agree to reasonably cooperate with Purchaser in this regard.

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Section 3.5.          Financing Cooperation. During the Term, Sellers shall use commercially reasonable efforts to provide, and shall use commercially reasonable best efforts to cause their respective Representatives to provide, on a timely basis, such cooperation as is reasonably required and customary in connection with the arrangement of the Purchaser’s financing arrangements in anticipation of the transactions contemplated by the Purchase Agreement, which cooperation may include using commercially reasonable efforts to: (a) upon reasonable advance notice, participate in a reasonable number of due diligence or other sessions with prospective financing sources and their Representatives, and provide reasonable access to documents and other information in connection with customary due diligence investigations; (b) reasonably assisting (including participating in drafting sessions) with the preparation of materials; (c) furnishing the Purchaser with information required and reasonably requested in writing by the parties acting as lead arrangers for, or lenders under, any debt financing at least ten (10) Business Days prior to the Closing Date under applicable “know your customer” and anti-money laundering rules and regulations; (d) assisting the Purchaser in obtaining accountants’ comfort letters, including customary “negative assurance” comfort from Sellers’ independent accountants on customary terms; (e) cooperating with the Purchaser and the Purchaser’s efforts to obtain customary corporate, facilities and securities ratings; (f) providing and, if applicable, executing customary documents relating to the repayment of Indebtedness and the release of related encumbrances, including customary payoff letters and evidence that notice of such repayment has been timely delivered to the holders of such Indebtedness; (g) satisfying the conditions precedent set forth in any commitment letters or any definitive documentation relating to any debt financing to the extent the satisfaction of such conditions requires the cooperation of or is within the control of Sellers or their respective Affiliates, including causing officers of Sellers and their respective Affiliates to execute agreements, documents or certificates reasonably requested by the Purchaser that facilitate the creation, perfection or enforcement of encumbrances securing debt financing (including original copies of all certificated securities (with transfer powers executed in blank), control agreements, perfection certificates, landlord consents and access letters) as are requested by the Purchaser, its Affiliates or their debt financing sources (provided that no obligation under any such agreement, document or certificate shall be effective until the Closing); and (h) cooperating with the debt financing sources’ due diligence investigation to the extent reasonable and not unreasonably interfering with the business.

Section 3.6.          Sellers' Employees.

(a)          On and following the Initial Date, Sellers and Purchaser shall reasonably cooperate in all matters reasonably necessary to effect the transactions contemplated by Section 7.1 of the Purchase Agreement, including exchanging information and data relating to workers' compensation, employee benefits and employee benefit plan coverage, and in obtaining any governmental approvals required hereunder, except as would result in the violation of any applicable Law, including without limitation, any Law relating to the safeguarding of data privacy.

(b)          Notwithstanding the foregoing, Sellers shall not (i) enter into, establish, adopt, materially amend or terminate any Benefit Plan (or any plan or arrangement that would be a Benefit Plan if in existence on the date of this Agreement), other than as required by Law, (ii) increase the compensation and benefits payable or to become payable to Employees, (iii) grant any extraordinary bonuses, benefits or other forms of directors' or consultants' compensation, (iv) promote, hire or terminate the employment of (other than for cause) any Employee or (v) transfer the employment of any individual such that such individual becomes an Employee or transfer the employment of any Employee such that such individual no longer qualifies as an Employee; provided, however that nothing in this Agreement shall prohibit or otherwise limit Sellers' ability to implement any remedial steps, including issuing offers of reinstatement, required by a court order in the matter set forth on Schedule 6.7(c) of the Purchase Agreement that Sellers determine, with the assistance of counsel, to be in Sellers' best interests (subject to Sellers' obtaining the consent of Purchaser, such consent not to be unreasonably withheld, delayed or conditioned).

(c)          During the Term, (i) Sellers shall not enter into, adopt, extend, renew, terminate or materially amend any labor agreement, collective bargaining agreement or any other labor-related agreement or arrangement with any labor union or organization with respect to the Employees, except as required by applicable Law, and (ii) Sellers shall satisfy all pre-Closing legal or contractual requirements to provide notice to, or to enter into any consultation procedure with, any labor union or organization, which is representing any Employee, in connection with the transactions contemplated by this Agreement.

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4.           Term and Termination.

Section 4.1.          Term of Agreement. The term of this Option Agreement shall commence on the date hereof and continue until the expiration of the Option Period (the “Term”), unless earlier terminated in accordance with the other provisions of this Option Agreement.

Section 4.2.          Termination. This Option Agreement may (at the option of the Party having the right to do so or by operation of this Option Agreement) be terminated at any time on or prior to the exercise of the Option for any reason that would permit termination of the Purchase Agreement in accordance with its terms. For purposes of this Option Agreement, references to any reason that would permit termination of the Purchase Agreement or similar phrases shall be interpreted to assume for such purposes that the Purchase Agreement has been executed and delivered by the Parties as of the date of this Option Agreement.

Section 4.3.          Procedure and Effect of Termination. If this Option Agreement is terminated pursuant to Section 4.2, written notice thereof shall forthwith be given to the other Parties to this Agreement and all further obligations of the Parties under this Agreement shall terminate; provided, however, that the Parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in this Section 4.

Section 4.4.          Breach by Sellers. If termination of this Agreement is due solely to a material breach by Sellers that would permit termination of the Purchase Agreement pursuant to Section 11.1(c)(i) thereof, Purchaser shall thereupon, as its sole and exclusive remedy, immediately be entitled to payment of the Expense Reimbursement Amount, which amount shall be paid to Purchaser within three (3) days following its delivery to Sellers of its documented costs, fees and expenses. Sellers’ obligation to pay the Expense Reimbursement Amount pursuant to this Section 4.4 shall survive termination of this Option Agreement and shall constitute an administrative expense of Sellers under Section 364(c)(1) of the Bankruptcy Code with priority over any and all administrative expenses of the kind specified in Section 503(b) or 507(b) of the Bankruptcy Code.

Section 4.5.          Breach by Purchaser. If termination of this Agreement is due solely to a material breach by Purchaser that would permit termination of the Purchase Agreement pursuant to Section 11.1(d) thereof, Sellers, as their sole remedy, shall be entitled to liquidated damages in the amount of $1,000,000, which shall be payable by Purchaser by the forgiveness of Prepetition Credit Agreement Indebtedness. The Parties hereby agree that the foregoing dollar amount is a fair and reasonable estimate of the total detriment that Sellers would suffer in the event of Purchaser’s default and failure to complete the transaction hereunder.

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Section 4.6.          Break-Up Fee and Expense Reimbursement Amount.

(a)          In consideration of Purchaser and its Affiliates granting the Option hereunder and having expended considerable time and expense in connection with this Option Agreement, the Purchase Agreement and the negotiation hereof and thereof, and the identification and quantification of assets to be included in the Acquired Assets, and to compensate the Purchaser as a stalking-horse bidder, Sellers, jointly and severally, shall pay in cash to Purchaser, by wire transfer of immediately available funds to the account specified by Purchaser to Sellers in writing, an amount equal to $5,250,000, which is three percent (3%) of the Purchase Price (the “Break-Up Fee”), (x) in the event that this Option Agreement is terminated for any reason that would permit termination of the Purchase Agreement pursuant to Section 11.1(b)(iii) or Section 11.1(b)(iv) of the Purchaser Agreement or (y) in the event that (1) this Option Agreement is otherwise terminated for any reason that would permit termination of the Purchase Agreement pursuant to Section 11.1(b)(ii) of the Purchase Agreement or for any of Section 11.1(c)(ii) through Section 11.1(c)(xii) of the Purchase Agreement (other than a termination for any reason that would permit termination of the Purchase Agreement pursuant to Section 11.1(c)(vi) of the Purchase Agreement resulting from a conversion of the Chapter 11 Cases to chapter 7 pursuant to a motion brought by a party in interest other than Sellers, and (2) a Seller enters into any agreement or process with respect to an Alternative Transaction within nine (9) months after such termination of this Option Agreement which results in an Alternative Transaction being consummated; (A) such Break-Up Fee shall be due and payable simultaneously with any termination of this Agreement, in the case of the foregoing clause (x) and (B) fifty percent (50%) of such Break-Up Fee shall be due and payable simultaneously with the consummation of the Alternative Transaction in the case of the foregoing clause (y). Sellers’ obligation to pay the Break-Up Fee pursuant to this Section shall survive termination of this Option Agreement and shall constitute an administrative expense of Sellers under Section 364(c)(1) of the Bankruptcy Code with priority over any and all administrative expenses of the kind specified in Section 503(b) or 507(b) of the Bankruptcy Code.

(b)          In consideration of Purchaser and its Affiliates granting the Option hereunder and having expended considerable time and expense in connection with this Option Agreement, the Purchase Agreement and the negotiation hereof and thereof, and the identification and quantification of assets to be included in the Acquired Assets, if this Option Agreement is terminated for any reason that would permit termination of the Purchase Agreement in accordance with the terms set forth in Section 11.1 thereof (other than any termination for any reason that would permit termination of the Purchase Agreement pursuant to Section 11.1(a), Section 11.1(b)(i), Section 11.1(c)(xiv), Section 11.1(c)(xvi) or Section 11.1(d) thereof), then Sellers, jointly and severally, shall pay to Purchaser in cash not later than (i) in the case of a termination for any reason that would permit termination of the Purchase Agreement pursuant to Section 11.1(b)(iv), the closing of an Alternative Transaction and (ii) two (2) Business Days following receipt of documentation supporting the request for reimbursement of costs, fees and expenses, the Expense Reimbursement Amount, in each case by wire transfer of immediately available funds to an account specified by the Purchaser to Sellers in writing. Sellers’ obligation to pay the Expense Reimbursement Amount pursuant to this Section shall survive termination of this Agreement and shall constitute an administrative expense of Sellers under Section 364(c)(1) of the Bankruptcy Code with priority over any and all administrative expenses of the kind specified in Section 503(b) or 507(b) of the Bankruptcy Code.

(c)          Sellers agree and acknowledge that the Purchaser’s due diligence, efforts, negotiation, and execution of this Option Agreement and the Purchase Agreement have involved substantial investment of management time and have required significant commitment of financial, legal, and other resources by Purchaser and its Affiliates, and that such due diligence, efforts, negotiation, and execution have provided value to Sellers and, in Sellers’ reasonable business judgment, is necessary for the preservation of the value of Sellers’ estate. Sellers further agree and acknowledge that the Break-Up Fee and Expense Reimbursement Amount are reasonable in relation to Purchaser’s efforts, Purchaser’s lost opportunities from pursuing this transaction, and the magnitude of the transactions contemplated hereby. The provision of the Break-Up Fee and the Expense Reimbursement Amount is an integral part of this Agreement, without which Purchaser would not have entered into this Agreement. Sellers’ obligation to pay the Break-Up Fee and Expense Reimbursement Amount shall be joint and several among Sellers.

(d)          If Sellers fail to take any action necessary to cause the delivery of the Break-Up Fee and/or the Expense Reimbursement Amount under circumstances where Purchaser is entitled to the Break-Up Fee and/or the Expense Reimbursement Amount and, in order to obtain such Break-Up Fee and/or the Expense Reimbursement Amount, Purchaser commences a suit which results in a judgment in favor of Purchaser, Sellers shall pay to Purchaser, in addition to the Break-Up Fee and/or the Expense Reimbursement Amount, an amount of cash equal to the costs and expenses (including attorneys’ fees) incurred by Purchaser in connection with such suit.

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5.           MISCELLANEOUS.

Section 5.1.          Notices. Any notice, request, instruction or other document to be given hereunder by a Party hereto shall be in writing and shall be deemed to have been given when given in accordance with Section 12.4 of the Purchase Agreement.

Section 5.2.          Applicable Law and Jurisdiction. THIS OPTION AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WHOLLY WITHIN SUCH JURISDICTION. PURCHASER AND SELLERS FURTHER AGREE THAT THE BANKRUPTCY COURT SHALL HAVE JURISDICTION OVER ALL DISPUTES AND OTHER MATTERS RELATING TO (a) THE INTERPRETATION AND ENFORCEMENT OF THIS OPTION AGREEMENT.

Section 5.3.          Amendment; Waiver. This Option Agreement may be amended, supplemented or changed, and any provision hereof may be waived, only by written instrument making specific reference to this Option Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by applicable Law.

Section 5.4.          Entire Agreement. This Option Agreement sets forth the entire agreement and understanding of the Parties hereto in respect to the transactions contemplated hereby. This Option Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but neither this Option Agreement nor any of the rights, interest or obligations hereunder shall be assigned by any of the Parties hereto without prior written consent of the other Parties.

Section 5.5.          Assignments.

(a)          Except as herein otherwise specifically provided, this Agreement shall be binding upon and inure to the benefit of the parties and their legal representatives, successors and permitted assigns.

(b)          No party to this Agreement may assign this Agreement or any right, interest or obligation hereunder without the prior written consent of the other parties hereto, and any attempt to do so will be void; provided, that Option Holder may assign its rights and obligations hereunder to any Affiliate of Option Holder, and Owner may assign its rights and obligations hereunder to any Affiliate to which Option Holder transfers or assigns the Company Equity.

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Section 5.6.          Counterparts. This Option Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The exchange of copies of this Option Agreement and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, shall constitute effective execution and delivery of this Option Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted electronically shall be deemed to be their original signatures for all purposes.

Section 5.7.          Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties hereto and their respective affiliates and no provision of this Agreement shall be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of Action or other right.

Section 5.8.          Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Option Agreement. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Option Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered on the date first above written

PURCHASER:

Orchids Investment LLC

By:	/s/ Leslie A. Meier
Name: Leslie A. Meier
Title: President

[Signature Page to Option Agreement]

SELLERS:

Orchids Paper Products Company

/s/ Jeffrey S. Schoen

By: Jeffrey S. Schoen
Its: President and Chief Executive Officer

Orchids Paper Products Company of South Carolina

/s/ Jeffrey S. Schoen

By: Jeffrey S. Schoen
Its: President

Orchids Lessor SC, LLC

/s/ Jeffrey S. Schoen

By: Jeffrey S. Schoen
Its: President

[Signature Page to Option Agreement]

Exhibit A

Purchase Agreement

ASSET PURCHASE AGREEMENT

BY AND AMONG

ORCHIDS INVESTMENT LLC

and

ORCHIDS PAPER PRODUCTS COMPANY,

ORCHIDS PAPER PRODUCTS COMPANY OF SOUTH CAROLINA

and

ORCHIDS LESSOR SC, LLC

Dated as of [•], 2019

TABLE OF CONTENTS

	ARTICLE I

	CERTAIN DEFINITIONS

1.1	Specific Definitions	2
1.2	Other Terms	17
1.3	Other Definitional Provisions	17

	ARTICLE II

	PURCHASE AND SALE; ASSUMPTION OF CERTAIN LIABILITIES

2.1	Acquired Assets	18
2.2	Excluded Assets	21
2.3	Assumed Liabilities	22
2.4	Excluded Liabilities	23
2.5	Post-Closing Liabilities	25
2.6	Assumption/Rejection of Certain Contracts	26
2.7	Disclaimer	27

	ARTICLE III

	PURCHASE PRICE AND PAYMENT

3.1	Purchase Price	28
3.2	Further Assurances	29

	ARTICLE IV

	REPRESENTATIONS AND WARRANTIES OF SELLERS

4.1	Due Incorporation; Good Standing	29
4.2	Authority; No Violation	30
4.3	Consents	30
4.4	Brokers and Finders	31
4.5	Title to Acquired Assets	31
4.6	Real Property	31
4.7	Tangible Personal Property	32
4.8	Intellectual Property	32
4.9	Litigation	33
4.10	Permits; Compliance with Laws	33
4.11	Inventory	33
4.12	Contracts	34
4.13	Tax Returns; Taxes	35

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4.14	Employees; Sellers Benefit Plans	35
4.15	Labor Matters	38
4.16	Bank Accounts	38
4.17	Financial Statements	39
4.18	WARN Act	39
4.19	Environmental Matters	39
4.20	Absence of Changes	40
4.21	Compliance with Bankruptcy Laws	40
4.22	Orchids SEC Documents	40
4.23	Internal Controls	40
4.24	Affiliate Transactions	41
4.25	Accounts Receivable	41
4.26	Customers and Suppliers	41
4.27	Insurance	42
4.28	Equity Interests of Acquired Subsidiaries	42
4.29	Holdcos.	42
4.30	No Other Representations or Warranties	42

	ARTICLE V

	REPRESENTATIONS AND WARRANTIES OF PURCHASER

5.1	Purchaser's Organization; Good Standing	43
5.2	Purchaser's Authority; No Violation	43
5.3	Consents, Approvals or Authorizations	43
5.4	Brokers	44
5.5	Litigation	44
5.6	Due Diligence	44

	ARTICLE VI

	COVENANTS OF SELLERS AND/OR PURCHASER

6.1	Conduct of Business of Sellers	45
6.2	Consents and Approvals	45
6.3	Assignability of Certain Contracts	46
6.4	Rejected Contracts	46
6.5	Confidentiality	47
6.6	Change of Name	47
6.7	Sellers' Employees	47
6.8	Purchaser's Access to Sellers' Records	48
6.9	Notification of Certain Matters	49
6.10	Preservation of Records	49
6.11	Publicity	50
6.12	Material Adverse Effect	50
6.13	No Successor Liability	50

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6.14	Casualty Loss	50
6.15	Debtors-in-Possession	50
6.16	Bankruptcy Court Filings	51
6.17	Not a Required Back-Up Bidder	52
6.18	Sale Free and Clear	52
6.19	Financing Cooperation	52
6.20	Wind-Down Account.	53
6.21	Customers and Suppliers.	54

	ARTICLE VII

	COVENANTS OF PURCHASER

7.1	Employee Matters	54
7.2	Reasonable Access to Records and Certain Personnel	56

	ARTICLE VIII

	CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

8.1	Representations and Warranties True as of Both Initial Date and Closing Date	57
8.2	HSR Act	58
8.3	No Court Orders	58
8.4	No Material Adverse Effect	58
8.5	Ordinary Course Operations	58
8.6	Delivery of Acquired Assets	58
8.7	Bankruptcy Court Approval	58
8.8	Lease/Contract Assumption and Assignment	58
8.9	Consents; Permits	59
8.10	Corporate Documents	59
8.11	Release of Liens	59
8.12	Title Policy	59
8.13	Continuity of Supply	59
8.14	Continuity of Employees	59
8.15	Accounts Payable	59
8.16	Continuity of Customers	60
8.17	Cash Flow Compliance	60
8.18	Cure Amount Cap	60
8.19	Rejection of Employment and Retention Agreements.	60
8.20	Mexican Antitrust Approval.	60

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	ARTICLE IX

	CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS

9.1	Representations and Warranties True as of Both Initial Date and Closing Date	60
9.2	HSR Act	61
9.3	No Court Orders	61
9.4	Bankruptcy Condition	61
9.5	Corporate Documents	61
9.6	Mexican Antitrust Approval.	61

	ARTICLE X

	CLOSING

10.1	Closing	61
10.2	Deliveries by Sellers	61
10.3	Deliveries by Purchaser	63

	ARTICLE XI

	TERMINATION

11.1	Termination of Agreement	63
11.2	Procedure and Effect of Termination	66
11.3	Breach by Sellers	66
11.4	Breach by Purchaser	66
11.5	Break-Up Fee and Expense Reimbursement Amount	67

	ARTICLE XII

	MISCELLANEOUS

12.1	Expenses	68
12.2	Survival of Representations and Warranties; Survival of Confidentiality	68
12.3	Amendment; Waiver	68
12.4	Notices	68
12.5	Effect of Investigations	70
12.6	Counterparts; Electronic Signatures	70
12.7	Headings	70
12.8	Applicable Law and Jurisdiction	71
12.9	Binding Nature; Assignment	71
12.10	Designated Purchasers	71
12.11	No Third Party Beneficiaries	72
12.12	Tax Matters	72
12.13	Construction	74

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12.14	Entire Understanding	74
12.15	Bulk Sales Laws	75
12.16	No Presumption Against Drafting Party	75
12.17	No Punitive Damages	75
12.18	Time of Essence	75
12.19	Severability	75

LIST OF EXHIBITS

EXHIBIT A	Bill of Sale
EXHIBIT B	Assignment and Assumption Agreement
EXHIBIT C	Assignment and Assumption of Leases
EXHIBIT D	IP Assignment and Assumption Agreement
EXHIBIT E	Form of Bid Procedures Order
EXHIBIT F	Form of Sale Order
EXHIBIT G	Form of DIP Order

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ASSET PURCHASE AGREEMENT

ARTICLE ITHIS ASSET PURCHASE AGREEMENT (this "Agreement") is dated as of [•], 2019 (the "Effective Date"), by and among Orchids Investment LLC, a Delaware limited liability company ("Purchaser"), Orchids Paper Products Company, a Delaware corporation ("Orchids"), Orchids Paper Products Company of South Carolina, a Delaware corporation ("Orchids South Carolina") and Orchids Lessor SC, LLC, a South Carolina limited liability company and a wholly owned subsidiary of Orchids ("Orchids SC", and collectively with Orchids and Orchids South Carolina the "Sellers"). Purchaser and Sellers are collectively referred to herein as the "Parties" and individually as a "Party". Capitalized terms used herein and not otherwise defined have the respective meanings set forth in ARTICLE I.

ARTICLE IIWHEREAS, Sellers are engaged in the business of, directly or indirectly, producing bulk tissue paper and converting and manufacturing such bulk tissue paper into consumer tissue products for sale and distribution (the "Business");

ARTICLE IIIWHEREAS, Sellers filed voluntary petitions for relief commencing the cases (collectively, the "Chapter 11 Cases") under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") on or about April 1, 2019 (the date on which such voluntary petitions are filed, the "Petition Date");

ARTICLE IVWHEREAS, Purchaser desires to purchase and accept, and Sellers desire to sell, convey, assign, transfer and deliver, or cause to be sold, conveyed, assigned, transferred and delivered, to Purchaser, all of the Acquired Assets, and Purchaser is willing to assume, and Sellers desire to assign and delegate to the Purchaser, all of the Assumed Liabilities, all in the manner and subject to the terms and conditions set forth herein and in accordance with Sections 105, 363, and 365 of the Bankruptcy Code, subject to Purchaser's right to assign its rights and obligations hereunder to one or more of its Designated Purchasers (such sale and purchase of the Acquired Assets and such assignment and assumption of the Assumed Liabilities, the "Acquisition");

ARTICLE VWHEREAS, Sellers believe, following consultation with their financial advisors and consideration of available alternatives, that, in light of the current circumstances, a sale of certain of Sellers' assets as provided herein is necessary to preserve and maximize value, and is in the best interest of Sellers, their creditors, and equity holders;

ARTICLE VIWHEREAS, the Parties acknowledge and agree that the purchase by Purchaser of the Acquired Assets, and the assumption by Purchaser of the Assumed Liabilities, are being made at arm's length and in good faith and without intent to hinder, delay, or defraud creditors of Sellers or their Affiliates;

ARTICLE VIIWHEREAS, the execution and delivery of this Agreement and Seller's ability to consummate the transactions set forth in this Agreement are subject to, among other things, the entry of the Sale Order under, inter alia, Sections 363 and 365 of the Bankruptcy Code; and

ARTICLE VIIIWHEREAS, the Parties desire to consummate the proposed transactions as promptly as practicable after the Bankruptcy Court enters the Sale Order.

ARTICLE IXNOW, THEREFORE, in consideration of the foregoing and the respective representations, covenants, agreements and warranties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

CERTAIN DEFINITIONS

Specific Definitions. Unless otherwise defined herein, terms used herein shall have the meanings set forth below:

ARTICLE X"Accounts Payable" shall have the meaning ascribed thereto in Section 2.3(c) hereof

ARTICLE XI"Accounts Payable Cap" shall have the meaning ascribed thereto in Section 8.15 hereof.

ARTICLE XII"Accounts Receivable" shall have the meaning ascribed thereto in Section 2.1(c) hereof.

ARTICLE XIII"Acquired Assets" shall have the meaning ascribed thereto in Section 2.1 hereof.

ARTICLE XIV"Acquired Avoidance Actions" shall have the meaning ascribed thereto in Section 2.1(y) hereof.

ARTICLE XV"Acquired Owned Real Property" shall have the meaning ascribed thereto in Section 2.1(e) hereof.

ARTICLE XVI"Acquired Subsidiaries" shall have the meaning ascribed thereto in Section 2.1(a) hereof.

ARTICLE XVII"Acquisition" shall have the meaning ascribed thereto in the Recitals of this Agreement.

ARTICLE XVIII"Action" means any litigation (in Law or in equity), arbitration, mediation, action, lawsuit, proceeding, written complaint, written charge, written claim, written demand, hearing, investigation or like matter (whether public or private) commenced, brought, conducted, or heard before or otherwise involving any Governmental Body, whether administrative, judicial or arbitral in nature.

ARTICLE XIX"Affiliate" means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

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ARTICLE XX"Agreement" means this Asset Purchase Agreement, including all Exhibits and Schedules hereto, as it may be further amended from time to time in accordance with its terms.

ARTICLE XXI"Allocation" shall have the meaning ascribed thereto in Section 12.12(e) hereof.

ARTICLE XXII"Alternative Transaction" means any merger, amalgamation, reorganization, restructuring, plan of reorganization, liquidation or refinancing, or any other extraordinary corporate transaction directly or indirectly involving the Sellers or a material portion of the Sellers' Liabilities.

ARTICLE XXIII"Ancillary Documents" means any certificate, agreement, document or other instrument (other than this Agreement) to be executed and delivered by a Party in connection with the consummation of the transactions contemplated by this Agreement.

ARTICLE XXIV"Arbitrating Accountant" means (a) a nationally recognized certified public accounting firm jointly selected by Purchaser and Sellers that is not then engaged to perform accounting, tax or auditing services for Sellers or Purchaser or (b) if Sellers and Purchaser are unable to agree on an accountant, then a nationally recognized certified public accounting firm jointly selected by Sellers' accounting firm and Purchaser's accounting firm.

ARTICLE XXV"Assigned Contracts" shall have the meaning ascribed thereto in Section 2.1(b).

ARTICLE XXVI"Assignment and Assumption Agreement" shall have the meaning ascribed thereto in Section 10.2(b) hereof.

ARTICLE XXVII"Assignment and Assumption of Leases" shall have the meaning ascribed thereto in Section 10.2(h).

ARTICLE XXVIII"Assumed Leased Real Property" shall have the meaning ascribed thereto in Section 2.1(f).

ARTICLE XXIX"Assumed Liabilities" shall have the meaning ascribed thereto in Section 2.3 hereof.

ARTICLE XXX"Assumed Plans" shall have the meaning ascribed thereto in Section 7.1(f).

ARTICLE XXXI"Auction" shall have the meaning ascribed to such term by the Bid Procedures Order.

ARTICLE XXXII"Avoidance Actions" shall have the meaning ascribed thereto in Section 2.1(y).

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ARTICLE XXXIII"Bankruptcy Code" shall have the meaning ascribed thereto in the Recitals of this Agreement.

ARTICLE XXXIV"Bankruptcy Court" shall have the meaning ascribed thereto in the Recitals of this Agreement.

ARTICLE XXXV"Benefit Plan" means (a) all "employee benefit plans" (as defined in Section 3(3) of ERISA), whether or not subject to ERISA and (b) any other employee benefit plans, program or arrangement, including all employee benefit plans which are "pension plans" (including, without limitation, as defined in Section 3(2) of ERISA), payroll practices, severance, vacation pay, company awards, salary continuation for disability, sick leave, death benefit, hospitalization, welfare benefit, group or individual health, dental, medical, life, insurance, fringe benefit, deferred compensation, profit sharing, retirement, retiree medical, supplemental retirement, bonus or other incentive compensation, stock purchase, equity-based, stock option, stock appreciation rights, restricted stock and phantom stock arrangements or policies, employment, termination, bonus, retention, severance, change in control, collective bargaining or other similar plans, programs, policies, contracts, or arrangements (whether written or unwritten), in each case, adopted, sponsored, entered into, maintained, contributed to, or required to be contributed to by any Seller or any ERISA Affiliate for the benefit of any current or former employee, director, officer or independent contractor of any Seller, or under or with respect to which any Seller or ERISA Affiliate has any Liability.

ARTICLE XXXVI"Bid Procedures" shall mean the bidding procedures governing the sale of the Acquired Assets by Sellers substantially in the form attached as Exhibit 1 to the Bid Procedures Order with such changes as Purchaser and Sellers each finds reasonably acceptable, to be approved by the Bankruptcy Court pursuant to the Bid Procedures Order.

ARTICLE XXXVII"Bid Procedures Order" shall mean the Order of the Bankruptcy Court, pursuant to sections 105(a), 363 and 365 of the Bankruptcy Code, that has not been stayed, vacated or stayed pending appeal: (a) authorizing and scheduling the Auction, (b) approving procedures for the submission of Qualified Bids; (c) in the case of any subsequent Qualified Bids, approving the initial Overbid equal to the sum of the Break-Up Fee, the Expense Reimbursement Amount and $500,000, (d) approving the Break-Up Fee and the Expense Reimbursement Amount, (e) scheduling a hearing to consider approval of such sale, and (f) approving the form and manner of notice of the Auction procedures and Sale Hearing, which order shall be in the form attached hereto as Exhibit E, with such changes as Purchaser and Sellers each find reasonably acceptable.

ARTICLE XXXVIII"Break-Up Fee" shall have the meaning ascribed thereto in Section 11.5(a) hereof.

ARTICLE XXXIX"Business" shall have the meaning ascribed thereto in the Recitals of this Agreement.

ARTICLE XL"Business Day" shall mean any day other than a Saturday, a Sunday, or a day on which banks in New York City, New York are authorized or obligated by Law or executive order to close.

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ARTICLE XLI"Cash and Cash Equivalents" means all of Sellers' cash (including petty cash and checks received prior to the close of business on the Closing Date), checking account balances, marketable securities, certificates of deposits, time deposits, bankers' acceptances, commercial paper, security entitlements, securities accounts, commodity Contracts, commodity accounts, government securities and any other cash equivalents, whether on hand, in transit, in banks or other financial institutions, or otherwise held, and any security, collateral or other deposits.

ARTICLE XLII"Cash Component" shall have the meaning ascribed thereto in Section 3.1(a) hereof.

ARTICLE XLIII"Chapter 11 Cases" shall have the meaning ascribed thereto in the Recitals of this Agreement.

ARTICLE XLIV"Claims" means any and all claims, charges, lawsuits, demands, suits, inquires made, hearings, investigations, notices of violation, litigation, proceedings, arbitration, or other disputes, whether civil, criminal, administrative or otherwise, excluding causes of action arising exclusively under the Bankruptcy Code.

ARTICLE XLV"Closing" shall have the meaning ascribed thereto in Section 10.1 hereof.

ARTICLE XLVI"Closing Date" means the date on which the Closing shall occur.

ARTICLE XLVII"COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

ARTICLE XLVIII"Code" means the United States Internal Revenue Code of 1986, as amended.

ARTICLE XLIX"Confidentiality Agreement" shall have the meaning ascribed thereto in Section 6.5 hereof.

ARTICLE L"Contract" means any written or oral contract, purchase order, service order, sales order, indenture, note, bond, lease, sublease, license, understanding, instrument or other agreement, arrangement or commitment, whether express or implied.

ARTICLE LI"Conveyance Documents" means any and all (a) deeds with respect to the Acquired Owned Real Property, (b) Bill(s) of Sale, (c) Assignment and Assumption Agreement(s), (d) IP Assignment and Assumption Agreement(s) and (e) Assignment and Assumption(s) of Leases, in each case, executed in connection herewith.

ARTICLE LII"Cure Amount" shall have the meaning ascribed thereto in Section 2.3(b) hereof.

ARTICLE LIII"Cure Amount Cap" shall have the meaning ascribed thereto in Section 8.18 hereof.

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ARTICLE LIV"Designated Purchaser" shall have the meaning ascribed thereto in Section 12.10 hereof.

ARTICLE LV"DIP Credit Agreement" means that certain Senior Secured Superpriority Debtor-in-Possession Credit Agreement between the DIP Lender(s) and Sellers evidencing the DIP Facility to be provided by the DIP Lender(s) to Sellers, as the same may be amended, modified or supplemented from time to time.

ARTICLE LVI"DIP Facility" means Sellers' debtor-in-possession financing facility in the original principal amount of $11,000,000, entered into in connection with the Chapter 11 Cases, as the same may be amended, restated or supplemented from time to time.

ARTICLE LVII"DIP Lender" means Orchids Investment LLC, as lender under the DIP Credit Agreement and DIP Facility and any assignee thereof.

ARTICLE LVIII"DIP Motion" means the motion to be filed by Sellers in the Chapter 11 Cases seeking interim and final approval of the DIP Credit Agreement.

ARTICLE LIX"DIP Order" means, collectively, the interim and final orders to be entered by the Bankruptcy Court approving the DIP Credit Agreement, which orders shall be substantially in the form attached hereto as Exhibit G, with such changes as Purchaser and Sellers each finds reasonably acceptable.

ARTICLE LX"Documents" means all of Sellers' files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, plans, operating records, safety and environmental plans and reports, data, Permits and Permit applications, studies and documents, Tax Returns, ledgers, journals, title policies, customer lists, regulatory filings, operating data and plans, research material, technical documentation (design specifications, engineering information, test results, maintenance schedules, functional requirements, operating instructions, logic manuals, processes, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials, in each case, whether in electronic, paper or other form, but excluding Sellers' corporate charter, minute and stock record books, and corporate seal.

ARTICLE LXI"Dollars" means the currency of the United States, and all references to monetary amounts herein shall be in Dollars unless otherwise specified herein.

ARTICLE LXII"Effective Date" shall have the meaning ascribed thereto in the Preamble hereof.

ARTICLE LXIII"Employee" means an individual who, as of the applicable date, is employed by Sellers in connection with the Business.

ARTICLE LXIV"Employee Census" shall have the meaning ascribed thereto in Section 4.14(a) hereof.

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ARTICLE LXV"Encumbrance" means any lien (including a "lien" as defined in Section 101(37) of the Bankruptcy Code), encumbrance, Claim, right, demand, charge, mortgage, deed of trust, lease, option, pledge, security interest or similar interest, title defect, hypothecation, easement, right of way, restrictive covenant, encroachment, right of first refusal, preemptive right, proxy, voting trust or agreement, transfer restriction under any shareholder agreement or similar agreement, judgment, conditional sale or other title retention agreement or other imposition, imperfection or defect of title or restriction on transfer or use of any nature whatsoever.

ARTICLE LXVI"Environmental Law" means any Regulation which is related to or otherwise imposes liability or standards of conduct concerning discharges, releases or threatened releases of Hazardous Materials into ambient air, water or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of Hazardous Materials.

ARTICLE LXVII"Environmental Liabilities and Obligations" means all Liabilities arising from any impairment, impact or damage to the environment, health or safety, arising under any, or arising from any failure to comply with Environmental Law, including Liabilities related to: (a) the handling, generation, treatment, recycling, transportation, storage, use, arrangement for disposal or disposal of, or exposure to, Hazardous Materials; (b) the Release of Hazardous Materials, including migration onto or from the Acquired Owned Real Property and Assumed Leased Real Property; (c) any other pollution or contamination of the surface, substrata, soil, air, ground water, surface water or marine environments; (d) any other obligations imposed under Environmental Law including pursuant to any applicable Permits issued pursuant to under any Environmental Law; (e) Orders, notices to comply, notices of violation, alleged non-compliance and inspection reports with respect to any Liabilities pursuant to Environmental Law; and (f) all obligations with respect to personal injury, property damage, wrongful death and other damages and losses arising under applicable Environmental Law but only as a result of any of the matters identified in clauses (a)-(e) of this definition.

ARTICLE LXVIII"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

ARTICLE LXIX"ERISA Affiliate" means any entity which is a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), (c) an affiliated service group (as defined under Section 414(m) of the Code) or (d) any group specified in Treasury Regulations promulgated under Section 414(o) of the Code, any of which includes or included any Seller.

ARTICLE LXX"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

ARTICLE LXXI"Excluded Assets" shall have the meaning ascribed thereto in Section 2.2 hereof.

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ARTICLE LXXII"Excluded Liabilities" shall have the meaning ascribed thereto in Section 2.4 hereof.

ARTICLE LXXIII"Expense Reimbursement Amount" means the dollar amount equal to the lesser of (a) $2,000,000 and (b) the aggregate amount of all reasonable and documented out of pocket costs, expenses and fees incurred by Purchaser or those of Purchaser's Subsidiaries that will receive title to any Acquired Assets pursuant to the transactions contemplated hereby, in connection with evaluating, negotiating, documenting and performing the transactions contemplated by this Agreement and the Ancillary Documents, including fees, costs and expenses of any professionals (including financial advisors, outside legal counsel, accountants, experts and consultants) retained by Purchaser or its Subsidiaries in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement, the transactions contemplated hereby, including the Chapter 11 Cases and other judicial and regulatory proceedings related to such transactions, which amount shall, subject to Bankruptcy Court approval, constitute an administrative expense priority claim under Section 503(b)(1)(A) and Section 507(a)(2) of the Bankruptcy Code against each of the debtors and shall be payable as set forth in Section 11.5.

ARTICLE LXXIV"Final Order" means an order of the Bankruptcy Court or any other court of competent jurisdiction, in a form reasonably acceptable to Purchaser: (a) as to which the time to appeal shall have expired and as to which no appeal shall then be pending or (b) if a timely appeal shall have been filed or sought, either (i) no stay of the Order shall be in effect, (ii) no motion or application for a stay of the Order shall be filed or pending or such motion or application shall have been denied, or (iii) if such a stay shall have been granted, then (A) the stay shall have been dissolved or (B) a final order of the district court or circuit court having jurisdiction to hear such appeal shall have affirmed the Order and the time allowed to appeal from such affirmance or to seek review or rehearing (other than a motion pursuant to Rule 60(b) of the Federal Rules of Civil Procedure) thereof shall have expired and the taking or granting of any further hearing, appeal or petition for certiorari shall not be permissible, and if a timely appeal of such district court or circuit court Order or timely motion to seek review or rehearing of such Order shall have been made, any appellate court having jurisdiction to hear such appeal or motion shall have affirmed the lower court's order upholding the Order of the Bankruptcy Court and the time allowed to appeal from such affirmance or to seek review or rehearing thereof shall have expired and the taking or granting of any further hearing, appeal or petition for certiorari shall not be permissible; provided, however, that Purchaser and Sellers, each in their reasonable discretion, may treat any Order for which a motion or application for a stay is filed or pending as a Final Order by affirmatively agreeing to such treatment in a writing signed by Purchaser.

ARTICLE LXXV"Financial Statements" shall have the meaning ascribed thereto in Section 4.17 hereof.

ARTICLE LXXVI"GAAP" means United States generally accepted accounting principles as in effect from time to time.

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ARTICLE LXXVII"Governmental Body" means any government, quasi-governmental entity, or other governmental or regulatory body, agency or political subdivision thereof of any nature, whether national, international, multi-national, supra-national, foreign, federal, state or local, or any agency, branch, department, official, entity, instrumentality or authority thereof, or any court or arbitrator (public or private) of applicable jurisdiction.

ARTICLE LXXVIII"Guarantee" means any guarantee or other contingent liability, direct or indirect, with respect to any Indebtedness or obligations of another Person, through a Contract or otherwise.

ARTICLE LXXIX"Hazardous Material" means any substance, material or waste which is regulated by any Governmental Body, including petroleum and its by-products, asbestos, polychlorinated biphenyls and any material, waste or substance which is defined or identified as a "hazardous waste," "hazardous substance," "hazardous material," "restricted hazardous waste," "industrial waste," "solid waste," "contaminant," "pollutant," "toxic waste" or "toxic substance" or words or similar import or otherwise regulated under or subject to any provision of Environmental Law.

ARTICLE LXXX"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

ARTICLE LXXXI"Indebtedness" with respect to any Person means any obligation of such Person for borrowed money, and in any event shall include (i) any obligation incurred for all or any part of the purchase price of property or other assets or for the cost of property or other assets constructed or of improvements thereto, other than accounts payable included in current liabilities and incurred in respect of property purchased in the Ordinary Course of Business, (ii) the face amount of all letters of credit issued for the account of such Person, (iii) obligations (whether or not such Person has assumed or become liable for the payment of such obligation) secured by Liens, (iv) capitalized lease obligations, (v) all Guarantees of such Person, (vi) all accrued interest, fees and charges in respect of any Indebtedness, (vii) all prepayment premiums and penalties, and any other fees, expenses, indemnities and other amounts payable as a result of the prepayment and/or discharge of any Indebtedness, (vii) any obligations with respect to Transferred Employees, as of the Closing, with respect to any cash retention, transaction or other similar compensatory payments that become payable to such Transferred Employees, including the employer portion of any Taxes in respect of such obligations, (viii) severance and other termination costs with respect to Employees terminated prior to the Closing Date, to the extent such costs become obligations of Purchaser or any of its Affiliates, including the employer portion of any Taxes in respect of any such obligations and (ix) earned and unpaid deferred compensation obligations payable to any Transferred Employee which relates to periods of service prior to the Closing, including the employer portion of any Taxes in respect of any such obligations.

ARTICLE LXXXII"Initial Allocation" shall have the meaning ascribed thereto in Section 12.12(e) hereof.

ARTICLE LXXXIII"Initial Date" means April 1, 2019.

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ARTICLE LXXXIV"Intellectual Property" means all intellectual property and proprietary rights of any kind, including the following: (a) trademarks, service marks, trade names, slogans, logos, designs, symbols, trade dress, internet domain names, uniform resource identifiers, rights in design, brand names, any fictitious names, d/b/a's or similar filings related thereto, or any variant of any of them, and other similar designations of source or origin, together with all goodwill, registrations and applications related to the foregoing; (b) copyrights and copyrightable subject matter (including any registration and applications for any of the foregoing); (c) trade secrets and other confidential or proprietary business information (including manufacturing and production processes and techniques, research and development information, technology, intangibles, drawings, specifications, designs, plans, proposals, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, customer and supplier lists and information), know how, proprietary processes, formulae, algorithms, models, industrial property rights, and methodologies; (d) computer software, computer programs, and databases (whether in source code, object code or other form); and (e) all rights to sue for past, present and future infringement, misappropriation, dilution or other violation of any of the foregoing and all remedies at law or equity associated therewith.

ARTICLE LXXXV"Inventory" means all inventory (including finished goods, supplies, raw materials, work in progress and spare, replacement and component parts) related to the Business owned, maintained or held by, stored by or on behalf of, or in transit to or from, any Seller.

ARTICLE LXXXVI"IP Assignment and Assumption Agreement" shall have the meaning ascribed thereto in Section 10.2(i).

ARTICLE LXXXVII"IRS" means the United States Internal Revenue Service.

ARTICLE LXXXVIII"Knowledge of Sellers" or "Sellers' Knowledge" means, with respect to any matter, the actual knowledge, after due inquiry, of each of the individuals set forth on Schedule 1.1(a).

ARTICLE LXXXIX"Latest Balance Sheet" shall have the meaning ascribed thereto in Section 4.17 hereof.

ARTICLE XC"Law" means any federal, state, local, municipal, foreign or international, multinational or other law, treaty, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

ARTICLE XCI"Lease" shall have the meaning ascribed thereto in Section 4.6(a) hereof.

ARTICLE XCII"Lease Deposits" means any security deposits held or required under any Assigned Contract concerning any Assumed Leased Real Property.

ARTICLE XCIII"Leased Real Property" means all of the real property leased, subleased, used or occupied by Sellers, together with all buildings, structures, fixtures and improvements erected thereon, and any and all rights privileges, easements, licenses, hereditaments and other appurtenances relating thereto, and used, or held for use, in connection with the operation of the Business.

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ARTICLE XCIV"Leave Employee" shall have the meaning ascribed thereto in Section 7.1(a) hereof.

ARTICLE XCV"Liability" means, as to any Person, any debt, Claim, liability (including any liability that results from, relates to or arises out of tort or any other product liability claim), duty, responsibility, obligation, commitment, assessment, cost, expense, loss, expenditure, charge, fee, penalty, fine, contribution or premium of any kind or nature whatsoever, whether known or unknown, asserted or unasserted, absolute or contingent, direct or indirect, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and regardless of when sustained, incurred or asserted or when the relevant events occurred or circumstances existed.

ARTICLE XCVI"Lien" means any security interest, lien, charge, mortgage, deed, assignment, pledge, hypothecation, encumbrance, easement, restriction or interest of another Person of any kind or nature.

ARTICLE XCVII"Manufacturers" shall have the meaning ascribed thereto in Section 4.14(n) hereof.

ARTICLE XCVIII"Material Adverse Effect" means any event, occurrence, fact, condition, or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to: (a) the Business, results of operations, condition (financial or otherwise), Acquired Assets or Assumed Liabilities of Sellers and their respective Subsidiaries, taken as a whole; or (b) the ability of Sellers to consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (a), a Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to or resulting from: (i) changes generally affecting the economy or credit, financial, or securities markets; (ii) any outbreak or escalation of war or any act of terrorism; (iii) changes in applicable Law; (iv) changes in GAAP; (v) Sellers' failure to meet internal or published projections, forecasts, or revenue or earnings predictions for any period (but, for the avoidance of doubt, not the underlying cause(s) of any such failure to the extent such underlying cause is not otherwise excluded from the definition of Material Adverse Effect); (vi) changes in the price or trading volume of Orchids' common stock; (vii) changes in political conditions; (viii) general conditions in the industry in which Sellers and their respective Subsidiaries operate; (ix) the announcement of the transactions contemplated by this Agreement; or (x) the commencement or pendency of the Chapter 11 Cases; provided further, however, that any event, change, and effect referred to in clauses (i), (ii), (iii), (iv), (vii) and (viii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change, or effect has a disproportionate effect on Sellers and their respective Subsidiaries, taken as a whole, compared to other participants in the industries in which Sellers and their respective Subsidiaries conduct their businesses.

ARTICLE XCIX"Material Contract" shall have the meaning ascribed thereto in Section 4.12(a) hereof.

ARTICLE C"Material Customer" shall have the meaning ascribed thereto in Section 4.26(a) hereof.

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ARTICLE CI"Material Supplier" shall have the meaning ascribed thereto in Section 4.26(b) hereof.

ARTICLE CII"Mexican Antitrust Act" means the Mexican Federal Law on Economic Competition of 2014, published on May 23, 2014 and effective on July 7, 2014.

ARTICLE CIII"Mexican Antitrust Approval" means any antitrust approval required under the Mexican Antitrust Act, to the extent applicable.

ARTICLE CIV"NMTC Arrangements" means (a) the Credit Agreement, dated as of December 29, 2015, by and among Orchids SC, RDP 27 LLC and USBCDE SUB-CDE 146, LLC, (b) the Fund Loan Agreement, dated as of December 29, 2015, by and between USBCDC Investment Fund 158, LLC and Orchids and (c) the Loan Agreement, dated as of December 29, 2015, between Orchids and U.S. Bank National Association, in each case, together with amendments, assignments, and other documents, instruments and agreements related thereto.

ARTICLE CV"Objection Notice" shall have the meaning ascribed thereto in Section 12.12(e) hereof.

ARTICLE CVI"Offer Employees" shall have the meaning ascribed thereto in Section 7.1(a) hereof.

ARTICLE CVII"Orchids" shall have the meaning ascribed thereto in the Preamble hereof.

ARTICLE CVIII"Orchids Holdings" shall have the meaning ascribed thereto in the Preamble hereof.

ARTICLE CIX"Orchids SC" shall have the meaning ascribed thereto in the Preamble hereof.

ARTICLE CX"Orchids SEC Documents" shall have the meaning ascribed thereto in Section 4.22.

ARTICLE CXI"Orchids South Carolina" shall have the meaning ascribed thereto in the Preamble hereof.

ARTICLE CXII"Order" means any decree, order, injunction, rule, judgment, consent, ruling, writ, assessment or arbitration award of or by any court or Governmental Body.

ARTICLE CXIII"Ordinary Course of Business" means, with respect to any Person, actions that (i) are taken in the ordinary and usual course of normal day to day operations of the Business consistent with past practice in effect prior to filing of the Chapter 11 Cases, (ii) are taken in accordance with all applicable Laws and (iii) do not result from or arise out of and were not caused by, any breach of Contract, breach of warranty, tort, infringement or violation of Law by such Person or any Affiliate of such Person.

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ARTICLE CXIV"Organizational Documents" means, with respect to a particular entity Person, (a) if a corporation, the articles or certificate of incorporation and bylaws, (b) if a general partnership, the partnership agreement and any statement of partnership, (c) if a limited partnership, the limited partnership agreement and certificate of limited partnership, (d) if a limited liability company, the articles or certificate of organization or formation and any limited liability company or operating agreement, (e) if another type of Person, all other charter and similar documents adopted or filed in connection with the creation, formation or organization of the Person, and (f) all amendments or supplements to any of the foregoing.

ARTICLE CXV"Overbid" shall have the meaning ascribed thereto in the Bid Procedures Order.

ARTICLE CXVI"Owned Real Property" shall have the meaning ascribed thereto in Section 4.6(b) hereof.

ARTICLE CXVII"Party" shall have the meaning ascribed thereto in the Preamble hereof.

ARTICLE CXVIII"Pension Plan" shall have the meaning ascribed thereto in Section 4.14(f).

ARTICLE CXIX"Permits" means all notifications, licenses, permits (including environmental, construction and operation permits), franchises, certificates, approvals, consents, waivers, clearances, exemptions, classifications, registrations, variances, orders, tariffs, rate schedules and other similar documents and authorizations issued by any Governmental Body.

ARTICLE CXX"Permitted Encumbrances" means (a) Encumbrances for current Taxes not yet due and payable or being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (b) easements, rights of way, restrictive covenants, encroachments and similar non-monetary encumbrances against any of the Acquired Assets which do not, individually or in the aggregate, adversely affect the operation of the Business and, in the case of the Owned Real Property and Leased Real Property, which do not, individually or in the aggregate, adversely affect the use or occupancy of such Owned Real Property or Leased Real Property as it relates to the operation of the Business in the ordinary course or materially detract from the value of the Owned Real Property or Leased Real Property, (c) applicable zoning Laws, building codes, land use restrictions and other similar restrictions imposed by Law which are not violated by the current use and occupancy of the Owned Real Property or Leased Real Property, (d) materialmans', mechanics', artisans', shippers', warehousemans' or other similar common law or statutory liens incurred in the Ordinary Course of Business with respect to amounts that are not yet due and payable or being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (e) solely with respect to Orchids SC, Liens or Encumbrances under the Security Agreement, dated as of December 29, 2015, by and among Orchids SC, RDP 27 LLC and USBCDE SUB-CDE 146, LLC and (f) such other Encumbrances or title exceptions as Purchaser may approve in writing in its sole discretion.

ARTICLE CXXI"Person" means any corporation, partnership, joint venture, limited liability company, organization, entity, authority or natural person.

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ARTICLE CXXII"Personal Property Leases" shall have the meaning ascribed thereto in Section 4.7 hereof.

ARTICLE CXXIII"Petition Date" shall have the meaning ascribed thereto in the Recitals of this Agreement.

ARTICLE CXXIV"Post-Closing Plans" shall have the meaning ascribed thereto in Section 7.1(b) hereof.

ARTICLE CXXV"Pre-Closing Period" means the period commencing on the Effective Date and ending on the earlier of the date upon which this Agreement is validly terminated pursuant to ARTICLE XI or the Closing Date.

ARTICLE CXXVI"Pre-Closing Tax Period" means any taxable period (or portion thereof) ending on or before the Closing Date and any portion of any Straddle Period ending on the Closing Date.

ARTICLE CXXVII"Prepetition Administrative Agent" means Ankura Trust Company, LLC.

ARTICLE CXXVIII"Prepetition Credit Agreements" means, collectively, (a) that certain Second Amended and Restated Credit Agreement, dated as of June 25, 2015, among Orchids, the lenders party thereto and U.S. Bank National Association, as LC issuer, Swing Line Lender (as defined therein) and Prepetition Administrative Agent, together with amendments and other documents, instruments, and agreements related thereto and (b) the Loan Agreement, dated as of December 29, 2015, between Orchids and U.S. Bank National Association, together with amendments, assignments, and other documents, instruments and agreements related thereto.

ARTICLE CXXIX"Prepetition Secured Lender" means Orchids Investment LLC, as assignee of the Prepetition Credit Agreements, and any assignee thereof.

ARTICLE CXXX"Previously Omitted Contract" shall have the meaning ascribed thereto in Section 2.6(b)(i) hereof.

ARTICLE CXXXI"Previously Omitted Contract Designation" shall have the meaning ascribed thereto in Section 2.6(b)(i) hereof.

ARTICLE CXXXII"Previously Omitted Contract Notice" shall have the meaning ascribed thereto in Section 2.6(b)(ii) hereof.

ARTICLE CXXXIII“Priming Permitted Encumbrances” means liens and encumbrances under clause (e) of the definition of Permitted Encumbrances and any lien or encumbrance under clauses (d) or (f) of the definition of Permitted Encumbrances to the extent any such lien or encumbrance would create a priority claim senior to the Liens of, or for the benefit of, the Purchaser under the Prepetition Credit Agreement.

ARTICLE CXXXIV"Purchase Price" shall have the meaning ascribed thereto in Section 3.1(a) hereof.

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ARTICLE CXXXV"Purchased Intellectual Property" shall have the meaning ascribed thereto in Section 4.8 hereof.

ARTICLE CXXXVI"Purchaser" means Orchids Investment LLC, or any permitted designee thereof as permitted under this Agreement.

ARTICLE CXXXVII"Qualified Bids" shall have the meaning ascribed thereto in the Bid Procedures Order.

ARTICLE CXXXVIII"Real Property" shall have the meaning ascribed thereto in Section 4.6(b) hereof.

ARTICLE CXXXIX"Regulation" means any Law, statute, regulation, ruling, rule or Order of, administered or enforced by or on behalf of any Governmental Body.

ARTICLE CXL"Rejected Contracts" shall have the meaning ascribed thereto in Section 2.6(a)(i) hereof.

ARTICLE CXLI"Release" means any release, spill, emission, leaking, pumping, disposal, discharge, dispersal or migration into the indoor or outdoor environment or into or out of any property or assets (including the Acquired Assets) owned or leased by any Seller as at the Closing Date, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

ARTICLE CXLII"Remedial Action" means all actions to (1) clean up, remove, treat or in any other way address Hazardous Materials in the environment; (2) prevent the Release or threat of Release or minimize the further Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (3) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (4) otherwise address or respond to a Release of Hazardous Materials.

ARTICLE CXLIII"Representatives" means the officers, employees, legal counsel, accountants and other authorized representatives, agents and contractors of any Person.

ARTICLE CXLIV"Sale and Bid Procedures Motion" means the motion in form and substance satisfactory to Purchaser and Sellers each in its reasonable discretion, to be filed by Sellers with the Bankruptcy Court seeking the following relief from the Bankruptcy Court: (a) authorization of the sale of the Acquired Assets to the Successful Bidder (including the assignment of the Assigned Contracts), as applicable, free and clear of all Encumbrances and other interests, other than Priming Permitted Encumbrances, (b) subject to the Bid Procedures, approval of the proposed purchase agreement between Sellers and the Successful Bidder, (c) authorization of Sellers to cause the Closing to occur as soon as practicable after the entry of the Sale Order, (d) because Purchaser and its Affiliates have expended considerable time and expense in connection with this Agreement and the negotiation thereof, and the identification and quantification of assets to be included in the Acquired Assets, approval of the Break-Up Fee and Expense Reimbursement Amount as an administrative priority expense under Sections 503(b)(1)(A) and 507(a)(2) of the Bankruptcy Code, (e) a finding that the provisions of this Agreement, including Section 11.5, were a material inducement to Purchaser to enter into this Agreement and are designed to achieve the highest or otherwise best offer for the Acquired Assets, (f) approval of the Bid Procedures and entry of the Bid Procedures Order no later than May 5, 2019; (g) scheduling the bid deadline to take place on June 6, 2019 or June 7, 2019, and the Auction to take place between June 6, 2019 and June 10, 2019; and (h) scheduling the Sale Hearing to take place no later than June 12, 2019.

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ARTICLE CXLV"Sale Hearing" means the hearing conducted by the Bankruptcy Court to approve the transactions contemplated by this Agreement.

ARTICLE CXLVI"Sale Order" means one or more orders, including the order in substantially the form of Exhibit F hereto (with such changes as may be agreed by Purchaser in its sole discretion and the Sellers in their reasonable discretion) entered by the Bankruptcy Court, as described in Section 8.7 of this Agreement.

ARTICLE CXLVII"Schedules" means, collectively, the various disclosure schedules hereto.

ARTICLE CXLVIII"SEC" means the Securities and Exchange Commission.

ARTICLE CXLIX"Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

ARTICLE CL"Sellers" shall have the meaning ascribed thereto in the Preamble hereof.

ARTICLE CLI"Sellers Benefit Plans" shall have the meaning ascribed thereto in Section 7.1(b) hereof.

ARTICLE CLII"Straddle Payroll" shall have the meaning ascribed thereto in Section 2.3(e).

ARTICLE CLIII"Straddle Period" shall have the meaning ascribed thereto in Section 12.12(b).

ARTICLE CLIV"Subsidiary" means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests, or (iii) the capital or profit interests, in the case of a partnership; or (b) otherwise has the power to vote or to direct the voting of sufficient securities to elect a majority of the board of directors or similar governing body.

ARTICLE CLV"Successful Bidder" shall mean the successful bidder at the Auction.

ARTICLE CLVI"Tax Return" means any report, return or other information required to be supplied to a taxing authority in connection with Taxes.

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ARTICLE CLVII"Taxes" means all taxes, charges, fees, duties, levies or other assessments, including, without limitation, income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, capital, license, payroll, unemployment, environmental, customs duties, capital stock, disability, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational and interest equalization, windfall profits, severance and employees' income withholding and Social Security taxes imposed by the United States or any other country or by any state, municipality, subdivision or instrumentality of the United States or of any other country or by any other tax authority, and unemployment insurance contributions, including all applicable penalties and interest, and such term shall include any interest, penalties or additions to tax attributable to such Taxes.

ARTICLE CLVIIIA "third party" means any Person other than any Seller, Purchaser or any of their respective Affiliates.

ARTICLE CLIX"Title Policies" shall have the meaning ascribed thereto in Section 8.12 hereof.

ARTICLE CLX"Transfer Taxes" shall have the meaning ascribed thereto in Section 12.12(a) hereof.

ARTICLE CLXI"Transferred Employees" shall have the meaning ascribed thereto in Section 7.1(a) hereof.

ARTICLE CLXII"Treasury Regulations" means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

ARTICLE CLXIII"WARN Act" means the Worker Adjustment and Retraining Notification Act of 1988, and the rules and regulations promulgated thereunder, or similar Laws.

ARTICLE CLXIV"Wind-Down Account" shall have the meaning ascribed thereto in Section 3.1(a) hereof.

ARTICLE CLXV"Wind-Down Budget" means an amount equal to $500,000, as set forth in a budget setting forth priority claims, administrative expenses, and other costs incurred from and after the Closing Date to be paid from the Wind-Down Account for the post-Closing administration and wind-down of Sellers’ estates, including, without limitation, the confirmation of a liquidating plan for the Sellers, as prepared by Sellers and delivered to Purchaser in writing via email on the Initial Date.

ARTICLE CLXVI"Wind-Down Payment" shall have the meaning ascribed thereto in Section 3.1(a) hereof.

Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning through this Agreement.

Other Definitional Provisions.

The words "hereof," "herein," and "hereunder" and words of similar import, when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

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The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

References herein to a specific Section, Subsection, Exhibit or Schedule shall refer, respectively, to Sections, Subsections, Exhibits or Schedules of this Agreement, unless the express context otherwise requires.

Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP consistently applied. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

Any reference to any agreement or contract will be a reference to such agreement or contract, as amended, modified, supplemented or waived.

Wherever the word "include," or "includes," or "including" is used in this Agreement, it shall be deemed to be followed by the words "without limitation."

PURCHASE AND SALE; ASSUMPTION OF CERTAIN LIABILITIES

Acquired Assets. Subject to the terms and conditions set forth in this Agreement and, subject to approval of the Bankruptcy Court, pursuant to Sections 105, 363 and 365 of the Bankruptcy Code, at the Closing, Sellers shall sell, assign, transfer and deliver to Purchaser, and Purchaser shall purchase, acquire and take assignment and delivery of, the following assets owned by Sellers on the Closing Date (wherever located), and all of Sellers' right, title and interest therein and thereto on the Closing Date, free and clear of all Liens, Claims and Encumbrances of whatever kind or nature (other than Priming Permitted Encumbrances), but not including those assets specifically excluded in Section 2.2 hereof (all of the assets to be sold, assigned, transferred and delivered to Purchaser hereunder shall be deemed included in the term "Acquired Assets" as used herein):

all of the equity interests that any Seller owns in the Subsidiaries set forth on Schedule 2.1(a) (collectively, the "Acquired Subsidiaries"); provided, however, if Purchaser elects to exclude the entities listed in Items 1 and 2 on Schedule 2.1(a) as Acquired Subsidiaries, (i) Purchaser shall have the right to designate such entities as Sellers, (ii) such entities shall execute this document by signing a joinder hereto and be designated as Sellers hereunder and (iii) OPP Acquisition Mexico, S. de R.L. de C.V. may be designated by Purchaser an Acquired Subsidiary hereunder.

subject to Section 2.6, to the extent assignable pursuant to Section 365 of the Bankruptcy Code or as otherwise provided in the Bid Procedures Order, all of the Contracts set forth on Schedule 2.6(a) (the "Assigned Contracts") and all rights thereunder;

all trade and non-trade accounts receivable, notes receivable and negotiable instruments of Sellers (the "Accounts Receivable"), including all intercompany receivables, notes, rights and claims from any Acquired Subsidiary and payable or in favor of a Seller;

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all of Sellers' Cash and Cash Equivalents (except to the extent of the Cash Component and the Wind-Down Payment);

the Owned Real Property listed on Schedule 2.1(e) (the "Acquired Owned Real Property") and all fixtures, improvements and appurtenances thereto;

the Leased Real Property listed on Schedule 2.1(f) (the "Assumed Leased Real Property"), including any security deposits or other deposits delivered in connection therewith;

all cash deposits of clients or customers held by Sellers as security for receivables or obligations;

all deposits of Sellers as security for rent, electricity, telephone, bonds or other sureties or otherwise (except for retainers held by any professional in the Chapter 11 Cases), and prepaid charges and expenses, including all prepaid rent and all prepaid charges, expenses and rent under any personal property leases;

all tangible assets of Sellers, wherever located, and any Excluded Assets, including the tangible assets of Sellers located at any Assumed Leased Real Property or at the locations listed on Schedule 2.1(i);

all personnel files for Transferred Employees except as prohibited by Law; provided, however, that Sellers have the right to retain copies at Sellers' expense to the extent required by Law;

any chattel paper owned or held by Sellers relating to the Business, the Assumed Liabilities or the Acquired Assets;

any lock boxes to which account debtors of any Seller remit payment relating to the Business, the Assumed Liabilities or the Acquired Assets;

all other or additional assets, properties, privileges, rights (including prepaid expenses) and interests of Sellers relating to the Business, the Assumed Liabilities or the Acquired Assets (other than any Excluded Assets) of every kind and description and wherever located, whether known or unknown, fixed or unfixed, accrued, absolute, contingent or otherwise, and whether or not specifically referred to in this Agreement;

all Permits and all pending applications therefor, including those set forth on Schedule 2.1(n), in each case, to the extent such Permits and pending applications therefore are transferrable;

all demands, allowances, prepaid expenses, deposits and refunds, express or implied guarantees, warranties, representations, covenants, indemnities, rights, claims, counterclaims, defenses, credits, causes of action or rights of set off against third parties relating to the Acquired Assets (including, for the avoidance of doubt, those arising under, or otherwise relating to the Assigned Contracts), the Assumed Liabilities or the Business, including rights under vendors' and manufacturers' warranties, indemnities, guaranties and avoidance claims and causes of action under the Bankruptcy Code or applicable Law that are possessed by any Seller;

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the Intellectual Property owned or purported to be owned by Sellers, including without limitation, the Purchased Intellectual Property;

all goodwill, payment intangibles and general intangible assets and rights of Sellers to the extent associated with the Business, the Assumed Liabilities or the Acquired Assets;

all Inventory, including raw materials, works in process, parts, subassemblies and finished goods, wherever located and whether or not obsolete or carried on Sellers' books of account, in each case, with any transferable warranty and service rights of Sellers related thereto;

to the extent permitted by Law, Sellers' Documents and, without limiting the foregoing, each of the following: financial accounting and other books and records, Tax Returns filed by Sellers relating to the Business, checkbooks and canceled checks, correspondence, and all customer sales, marketing, advertising, packaging and promotional materials, files, data, software (whether written, recorded or stored on disk, film, tape or other media, and including all computerized data), drawings, engineering and manufacturing data and other technical information and data, and all other business and other records, in each case, arising under or relating to the Acquired Assets, the Assumed Liabilities or the Business provided, however, that Sellers have the right to retain copies of all of the foregoing at Sellers' expense to the extent required by Law or as is necessary to wind-down Sellers;

to the extent transferable, all rights and obligations under or arising out of all insurance policies relating to the Business or any of the Acquired Assets or Assumed Liabilities (including returns and refunds of any premiums paid, or other amounts due back to any Seller, with respect to cancelled policies);

all rights and obligations under non-disclosure, confidentiality, non-competition, non-solicitation and similar arrangements with (or for the benefit of) former or current employees and agents of Sellers or with third parties (including any non-disclosure, confidentiality agreements or similar arrangements entered into in connection with or in contemplation of the filing of the Chapter 11 Cases and the Auction contemplated by the Bid Procedures Order);

all Assumed Plans, together with any funding arrangements relating thereto (including but not limited to all assets, trusts, insurance policies and administration service contracts related thereto) and all rights and obligations thereunder;

all fixed assets and other personal property and interests related to the Business, the Assumed Liabilities or Acquired Assets, wherever located, including all vehicles, tools, parts and supplies, fuel, machinery, equipment, furniture, furnishing, appliances, fixtures, office equipment and supplies, owned and licensed computer hardware and related documentation, stored data, communication equipment, trade fixtures and leasehold improvements, in each case, with any freely transferable warranty and service rights of any Seller related thereto;

telephone, fax numbers and email addresses, as well as the right to receive mail and other communications addressed to Sellers;

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all avoidance claims or causes of action under Chapter 5 of the Bankruptcy Code or applicable Law (including, without limitation, any preference or fraudulent conveyance) and all other claims or causes of action under any other provision of the Bankruptcy Code or applicable Law ("Avoidance Actions") relating to the Business, the Acquired Assets and/or Assumed Liabilities, including Actions relating to vendors and service providers used in the Business that are counterparties to Assigned Contracts, relating to Assumed Liabilities or relating to any claim or cause of action against the Purchaser, Black Diamond Commercial Finance, L.L.C. or Ankura Trust Company (as successor to U.S. Bank National Association) ("Acquired Avoidance Actions");

any claim, right or interest of Sellers in or to any refund, rebate, credit, abatement or recovery for Taxes together with any interest due thereon or penalty rebate arising therefrom;

to the extent transferable, all prepaid Taxes and Tax credits of Sellers;

the Fund Loan Agreement, dated as of December 29, 2015, by and between USBCDC Investment Fund 158, LLC and Orchids; and

all of Sellers' bank accounts.

Excluded Assets. Notwithstanding anything in this Agreement to the contrary, the Acquired Assets shall not include any of the following (collectively, the "Excluded Assets"):

all Rejected Contracts;

all shares of capital stock or other equity interests issued by any Seller or securities convertible into, exchangeable or exercisable for any such shares of capital stock or other equity interests, other than equity interests in the Acquired Subsidiaries;

all Avoidance Actions that are not Acquired Avoidance Actions;

all Claims that any Seller may have against any Person solely with respect to any Excluded Assets or any Excluded Liabilities;

Sellers' rights under this Agreement, the Purchase Price hereunder, any agreement, certificate, instrument or other document executed and delivered by Purchaser to Sellers in connection with the transactions contemplated hereby;

all current and prior director and officer insurance policies of Sellers and all rights of any nature with respect thereto running in favor of any Seller, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries, in each case, as the same may run in favor of any Seller and arising out of actions taking place prior to the Closing Date;

the properties and assets set forth on Schedule 2.2(g);

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all Benefit Plans, together with all funding arrangements relating thereto (including but not limited to all assets, trusts, insurance policies and administration service contracts related thereto), except for the Assumed Plans and any funding arrangements relating thereto (including but not limited to all assets, trusts, insurance policies and administration service contracts related thereto) and all rights and obligations thereunder;

all Pension Plans;

all assets that are removed from the Acquired Assets pursuant to Section 6.9(b);

Sellers' Organizational Documents, corporate charter, minute and stock record books, income tax returns and corporate seal; provided that Purchaser shall have the right to reasonably request, and Sellers shall reasonably cooperate to provide, copies of any portions of such documents solely as they relate to the Acquired Assets;

any and all claims, deposits, prepayments, refunds, rebates, causes of action, rights of recovery, rights of set-off and rights of recoupment relating solely to or solely in respect of an Excluded Asset; and

all of Sellers' privileges, protections, and immunities for communications, documents, or materials, including without limitation, any attorney-client privilege, work product doctrine, common interest, or joint defense privilege, and electronic and tangible documents reflecting such communications and materials relating to the Sellers (but not the Acquired Assets).

Assumed Liabilities. At the Closing, except as provided in Section 2.2 and/or in Section 2.4 hereof, Purchaser shall assume, and agree to pay, perform, fulfill and discharge only the following Liabilities of Sellers (and only the following Liabilities) (collectively, the "Assumed Liabilities"):

all Liabilities arising from the ownership and operation of the Acquired Assets by Purchaser after the Closing Date;

all Liabilities and obligations of any Seller under the Assigned Contracts, including, without limitation, (i) all pre-petition cure costs required to be paid pursuant to Section 365 of the Bankruptcy Code (or as otherwise provided in the Bid Procedures Order) in connection with the assumption and assignment of the Assigned Contracts including the cost of obtaining consents in respect of the Assigned Contracts (such pre-petition cure costs are, collectively, the "Cure Amount"); and (ii) any post-Closing liabilities thereunder (other than Liabilities related to or arising out of a breach, default, violation or non-compliance by any Seller or any Affiliate thereof prior to the Closing);

all (i) trade payables arising on or after the Petition Date, (ii) all amounts outstanding pursuant to open purchase orders as set forth on Schedule 2.3(c) and (iii) claims arising under Section 503(b)(9) of the Bankruptcy Code allowed by agreement of Purchaser and the claimant thereunder or by Final Order of the Bankruptcy Court (collectively, the "Accounts Payable");

the Liabilities with respect to Transferred Employees under the terms of Assumed Plans to the extent arising following the Closing;

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all payroll liabilities arising in the Ordinary Course of Business and otherwise in accordance with Section 6.1 during the payroll period which includes the Closing Date (the "Straddle Payroll");

the amount of Transfer Taxes required to be paid by Purchaser in consummating this Agreement, as set forth in Section 12.12(a).

so long as consent is obtained as contemplated by Section 8.9 below, all obligations of Orchids under clause (c) of the NMTC Arrangements and Orchids SC under clauses (a) and (b) of the NMTC Arrangements; and

The payment obligation of the “Transaction Fee” described in that certain Engagement Agreement by and between Orchids and Houlihan Lokey Capital, Inc., dated November 13, 2018, as amended March 13, 2019.

ARTICLE CLXVIIThe assumption by Purchaser of the Assumed Liabilities shall not, in any way, enlarge the rights of any third parties relating thereto.

Excluded Liabilities. Notwithstanding anything in this Agreement to the contrary, the Purchaser is not assuming, and shall not be obligated to pay, perform or otherwise discharge in any manner or have any Liability in respect of, any Liability that is not an Assumed Liability (collectively, the "Excluded Liabilities"), including the following:

any and all Liabilities arising out of, relating to or otherwise in respect of the Acquired Assets and/or Business arising prior to the Closing, other than the Assumed Liabilities;

any and all Liabilities of any Seller relating to or otherwise arising, whether before, on or after the Closing, out of, or in connection with, any of the Excluded Assets;

any and all Liabilities of any Seller for Indebtedness, including (i) all intercompany Indebtedness among any Seller and its Subsidiaries and (ii) all Guarantees;

except as set forth in Section 2.3(f), any and all (i) Liabilities of any Seller for any Taxes (including, without limitation, Taxes payable by reason of contract, assumption, transferee or successor Liability, operation of Law, pursuant to Treasury Regulation Section 1502-6 (or any similar provision of any state or local Law) or otherwise and any Taxes owed by any Seller and arising in connection with the consummation of the transactions contemplated by this Agreement) arising or related to any period(s) on or prior to the Closing Date, and (ii) Taxes arising from or in connection with an Excluded Asset;

any and all Liabilities of any Seller in respect of the Rejected Contracts and any other Contracts to which such Seller is party or is otherwise bound that are not Assigned Contracts;

except for the Straddle Payroll and as provided in Sections 2.3(d), any and all Liabilities with respect to employment or other provision of services, compensation, severance, benefits or payments of any nature owed to any job applicant, current or former employee, officer, director, member, partner or independent contractor of any Seller or any ERISA Affiliate (or any beneficiary or dependent of any such individual), whether or not employed by Purchaser or any of its Affiliates after the Closing, that (i) arises out of or relates to the employment, service provider or other relationship between any Seller or any ERISA Affiliate and any such individual, including but not limited to the termination of such relationship, (ii) arises out of or relates to any Benefit Plan, (iii) arises out of or relates to events or conditions occurring on or before the Closing Date, or (iv) that are expressly retained by Sellers pursuant to Sections 6.7 and 7.2;

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drafts or checks outstanding at the Closing;

any and all Liabilities under any futures contracts, options on futures, swap agreements or forward sale agreements;

any and all Liabilities related to the WARN Act, to the extent applicable, for any action resulting from Employees' separation of employment prior to or on the Closing Date;

any and all Liabilities of any Seller to its equity holders respecting dividends, distributions in liquidation, redemptions of interests, option payments or otherwise, and any and all Liability of any Seller pursuant to any agreement with an Affiliate of such Seller;

any and all Liabilities arising out of or relating to any business or property formerly owned or operated by any Seller, any Affiliate or predecessor thereof, but not presently owned and operated by such Seller;

any and all Liabilities relating to claims, Actions, suits, arbitrations, litigation matters, proceedings, investigations or other Actions (in each case, whether involving private parties, Governmental Bodies, or otherwise) involving, against, or affecting any Acquired Asset, the Business, any Seller, or any assets or properties of any Seller, whether commenced, filed, initiated, or threatened before or after the Closing and whether relating to facts, events, or circumstances arising or occurring before or after the Closing;

any and all Liabilities of any Seller arising and to be performed prior to the Closing Date;

any and all Environmental Liabilities and Obligations;

any and all Liabilities of any Seller or its predecessors arising out of any contract, agreement, Permit, franchise or claim that is not transferred to Purchaser as part of the Acquired Assets or, is not transferred to Purchaser because of any failure to obtain any third party or governmental consent required for such transfer;

any and all Liability for: (i) costs and expenses incurred by Sellers or owed in connection with the administration of the Chapter 11 Cases (including the U.S. Trustee fees, the fees and expenses of attorneys, accountants, financial advisors, consultants and other professionals retained by Sellers, and any official or unofficial creditors' or equity holders' committee and the fees and expenses of the post-petition lenders or the pre-petition lenders incurred or owed in connection with the administration of the Chapter 11 Cases); (ii) all costs and expenses of Sellers incurred in connection with the negotiation, execution and consummation of the transactions contemplated under this Agreement; and (iii) all costs and expenses arising out of or related to any third party claims against Sellers, pending or threatened, including any warranty or product claims; provided, however, that nothing in this subsection (p) shall alter or modify the obligations of the Prepetition Secured Lender(s) under the Prepetition Credit Agreements or of the DIP Lender(s) under the DIP Credit Agreement;

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any and all Liabilities set forth on Schedule 2.4(q);

any and all Liabilities with respect to change or control or similar arrangements with any officer, employee or contractor of any Seller;

any and all Liabilities arising out of, relating to or otherwise in respect of any violation of Law by, or any Action against, any Seller or any breach, default or violation by any Seller of or under any Assigned Contracts occurring prior to the Closing, other than the Cure Amount;

any Liabilities of Sellers not in the Ordinary Course of Business arising in the Chapter 11 Cases;

any and all Liabilities of Sellers under this Agreement;

any and all Liabilities of Sellers resulting from the failure to comply with any applicable "bulk sales," "bulk transfer" or similar Law;

except as set forth on Schedule 2.4(w), any and all Liabilities to any broker, finder or financial advisor for Sellers in connection with the transactions contemplated by this Agreement;

any and all Liabilities for any Tax or Taxes arising out of or relating to the operation of the Business (as currently or formerly conducted) or the ownership of the Acquired Assets for any Pre-Closing Tax Period, including any and all property Taxes with respect to any Pre-Closing Tax Period;

any Liability for any Tax or Taxes of Sellers or their Affiliates for any taxable period;

any Liability for any withholding Tax or Taxes imposed as a result of the transactions contemplated by this Agreement; and

any and all Liabilities arising under Section 6.9(b).

Post-Closing Liabilities. Except as provided in Section 2.4, Purchaser acknowledges that Purchaser shall be responsible for all Liabilities and obligations relating to Purchaser's ownership or use of, or right to use, the Acquired Assets and the Assumed Liabilities after the Closing Date, including all Taxes arising out of or related to the Acquired Assets or the operation or conduct of the Business acquired pursuant to this Agreement for all Tax periods beginning on the day after the Closing Date.

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Assumption/Rejection of Certain Contracts.

Assignment and Assumption at Closing.

Schedule 2.6(a) sets forth a list of all executory Contracts (including all Leases) to which any Seller is party as of the Initial Date. Schedule 2.6(a) shall set forth with respect to each Contract listed therein Sellers' good-faith estimate of the Cure Amount as of the Initial Date. Until two (2) Business Days prior to Closing, Sellers shall make such deletions to Schedule 2.6(a) as Purchaser shall, in its sole discretion, request in writing. Any such deleted Contract shall be deemed to no longer be an Assigned Contract. All Contracts of Sellers that are not listed on Schedule 2.6(a) as of the Closing Date shall not be considered an Assigned Contract or Acquired Asset and shall be deemed "Rejected Contracts."

Sellers shall take all actions required to assume and assign the Assigned Contracts to Purchaser (other than payment of the Cure Amount, which Cure Amount constitutes an Assumed Liability), including taking all actions required to facilitate any negotiations with the counterparties to such Assigned Contracts and to obtain an Order containing a finding that the proposed assumption and assignment of the Assigned Contracts to Purchaser satisfies all applicable requirements of Section 365 of the Bankruptcy Code. Prior to the Sale Hearing, Sellers shall commence appropriate proceedings before the Bankruptcy Court and otherwise take all reasonably necessary actions in order to determine the Cure Amount with respect to any Assigned Contract entered into prior to the Petition Date, including the right to negotiate in good faith and litigate, if necessary, with any Contract counterparty the Cure Amount needed to cure all monetary defaults under such Assigned Contract.

At Closing, (x) Sellers shall, pursuant to the Sale Order and the Assignment and Assumption Agreement or the Assignment and Assumption of Leases, as applicable, assume and assign to Purchaser (the consideration for which is included in the Purchase Price) each of the Assigned Contracts that is capable of being assumed and assigned, and (y) Purchaser shall pay promptly the Cure Amount (if any), in connection with such assumption and assignment (as agreed to among the various counterparties, Purchaser and Sellers, or as determined by the Bankruptcy Court) and assume and perform and discharge the Assumed Liabilities (if any) under the Assigned Contracts, pursuant to the Assignment and Assumption Agreement or the Assignment and Assumption of Leases, as applicable.

Purchaser may request, in its reasonable business judgment, certain modifications and amendments to any Contract as a condition to such Contract becoming an Assigned Contract, and Sellers shall use commercially reasonable efforts to obtain such modifications or amendments. If Sellers are unable to obtain such modifications or amendments, Purchaser may, in its sole discretion, designate the Contract as a Rejected Contract.

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Previously Omitted Contracts.

If prior to Closing, (A) it is discovered that a Contract should have been listed on Schedule 2.6(a) but was not listed on Schedule 2.6(a), (B) a Contract is entered into after the Initial Date that would have been listed on Schedule 2.6(a) if any Seller had entered into such Contract on or before the Initial Date or (C) if Purchaser desires in its sole discretion to acquire any Contract to which any Seller is party (including any Rejected Contract prior to the entry by the Bankruptcy Court of an order with respect thereto) (any such Contract, a "Previously Omitted Contract"), Sellers shall, promptly following the discovery thereof or receipt of notice from Purchaser of its desire to acquire any such Contract (but in no event later than two (2) Business Days following the discovery thereof or receipt of such notice), notify Purchaser in writing of such Previously Omitted Contract and any Cure Amount for such Previously Omitted Contract. Purchaser shall thereafter deliver written notice to Sellers, no later than five (5) Business Days following notification of such Previously Omitted Contract from Sellers, designating such Previously Omitted Contract as "Assumed" or "Rejected" (a "Previously Omitted Contract Designation"). A Previously Omitted Contract designated in accordance with this Section 2.6(b)(i) as "Rejected," or with respect to which Purchaser fails to timely deliver a Previously Omitted Contract Designation, shall be a Rejected Contract.

If Purchaser designates a Previously Omitted Contract as "Assumed" in accordance with Section 2.6(b)(i), (i) Schedule 2.6(a) shall be amended to include such Previously Omitted Contract and (ii) Sellers shall serve a notice (the "Previously Omitted Contract Notice") on the counterparties to such Previously Omitted Contract notifying such counterparties of the Cure Amount with respect to such Previously Omitted Contract and Sellers' intention to assume and assign such Previously Omitted Contract in accordance with this Section 2.6. The Previously Omitted Contract Notice shall provide the counterparties to such Previously Omitted Contract with seven (7) days to object, in writing to Sellers and Purchaser, to the Cure Amount or the assumption of its Contract. If the counterparties, Sellers and Purchaser are unable to reach a consensual resolution with respect to the objection, Sellers will seek an expedited hearing before Bankruptcy Court to determine the Cure Amount required to be paid (to the extent disputed) and approve the assumption. If no objection is timely served on Sellers and Purchaser, Sellers shall obtain an order of the Bankruptcy Court fixing the Cure Amount at the amount set forth in the Previously Omitted Contract Notice and approving the assumption of the Previously Omitted Contract.

Post-Petition Contracts. Schedule 2.6(c) sets forth a list of all Contracts to which to Sellers' Knowledge, any Seller is party and which were entered into following the Petition Date. Such Contracts shall be subject to assignment in accordance with the procedures set forth in this Section 2.6.

Disclaimer. PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS PROVIDED IN THIS AGREEMENT OR ANY CERTIFICATE DELIVERED HEREUNDER, SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO ANY MATTER RELATING TO THE ACQUIRED ASSETS. WITHOUT LIMITING THE FOREGOING, PURCHASER AND SELLERS HEREBY DISCLAIM ANY WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AS TO ANY PORTION OF THE ACQUIRED ASSETS. PURCHASER FURTHER ACKNOWLEDGES THAT PURCHASER HAS CONDUCTED AN INDEPENDENT INVESTIGATION OF THE CONDITION OF THE ACQUIRED ASSETS AND ALL SUCH OTHER MATTERS RELATING TO OR AFFECTING THE ACQUIRED ASSETS AS PURCHASER DEEMED NECESSARY OR APPROPRIATE AND THAT IN PROCEEDING WITH ITS ACQUISITION OF THE ACQUIRED ASSETS, EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT OR ANY CERTIFICATE DELIVERED HEREUNDER, PURCHASER IS DOING SO BASED SOLELY UPON SUCH INDEPENDENT INSPECTIONS AND INVESTIGATIONS.

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PURCHASE PRICE AND PAYMENT

Purchase Price.

Subject to the terms and conditions of this Agreement, in consideration of the sale of the Acquired Assets pursuant to the terms hereof, Purchaser shall (i) credit the amount of principal due under the Loans (as defined in clause (a) of the definition of Prepetition Credit Agreements) due under the Prepetition Credit Agreements, pursuant to a credit bid in the amount of one hundred and seventy five million Dollars ($175,000,000) by Purchaser, in its capacity as Prepetition Secured Lender and (ii) credit an amount up to the amount outstanding under the DIP Facility at Closing, pursuant to a credit bid by Purchaser in its capacity as DIP Lender; provided, that the portion of the Loans that is not credit bid as part of the Purchase Price shall remain a Claim in the Chapter 11 Cases, (iii) assume from Sellers and become obligated to pay, perform and discharge, when due, the Assumed Liabilities, (iv) pay to Sellers an amount of cash equal to the amount outstanding under the DIP Facility at Closing (after taking into account any credit bid) (the "Cash Component") (such Cash Component to be decreased dollar for dollar to the extent any amount of the DIP Facility is credit bid) and (v) a cash payment to Orchids of five hundred thousand Dollars ($500,000) at the Closing (the "Wind-Down Payment"), which shall be deposited into a segregated Orchids bank account (the "Wind-Down Account") for distribution therefrom solely in accordance with Section 6.20, ((i), (ii), (iii), (iv), and (v) collectively, the "Purchase Price").

To the extent any of the Cash Component of the Purchase Price will be paid to a Prepetition Secured Lender under the Prepetition Credit Agreements or a DIP Lender under the DIP Credit Agreement, Purchaser may deduct from the Cash Component of the Purchase Price and be deemed as having paid to Sellers such amount as otherwise would have been distributed in cash to the Prepetition Secured Lender(s) and/or under the DIP Lender(s), and the respective Loans and Claims held by the Prepetition Secured Lender(s) and the DIP Lender(s) shall be reduced dollar-for-dollar on account of the Cash Component each such lender is deemed to have received. In the event of a dispute over the obligations owed to a Prepetition Secured Lender under the Prepetition Credit Agreements or a DIP Lender under the DIP Credit Agreement, Purchaser shall have no obligation to otherwise fund the Cash Component of the Purchase Price with cash relating to such amount that would be paid on account thereof until final resolution of any and all disputes over such obligations owed to such lender under the Prepetition Credit Agreements or the DIP Credit Agreement, as applicable.

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Any Cash Component of the Purchase Price or other payment required to be made pursuant to any other provision hereof shall be made in cash by wire transfer of immediately available funds to such bank account as shall be designated in writing by the applicable Party at least two (2) Business Days prior to the date such payment is to be made.

Further Assurances. From time to time after the Closing and without further consideration, (a) Sellers, upon the request of Purchaser and at Sellers' expense, shall execute and deliver such documents and instruments of conveyance and transfer as Purchaser may reasonably request in order to consummate more effectively the purchase and sale of the Acquired Assets as contemplated hereby and to vest in Purchaser title to the Acquired Assets transferred hereunder, provided that (i) Sellers shall not be required to execute or deliver any document or instrument pursuant to this Section 3.2 which includes any provision(s) which impose(s) obligations upon Sellers which are greater than those imposed upon Sellers under the other provisions of this Agreement or the documents executed pursuant hereto and (ii) in no event shall Sellers be required to incur any material cost or expense in the performance of its obligations under this Section 3.2 (it being understood that Purchaser shall in any event be entitled to require Sellers to take such action as Sellers would otherwise be required to take pursuant to this Section 3.2 but for the cost thereof by providing to Sellers the amount Sellers reasonably anticipate incurring in excess of immaterial costs and expenses of taking such action), and (b) Purchaser, upon the request of Sellers and at Purchaser's expense, shall execute and deliver such documents and instruments of assumption as Sellers may reasonably request in order to confirm Purchaser's liability for the obligations under the Assumed Liabilities or otherwise more fully consummate the transactions contemplated by this Agreement; provided that (i) Purchaser shall not be required to execute or deliver any document or instrument pursuant to this Section 3.2 which includes any provision(s) which impose(s) obligations upon Purchaser which are greater than those imposed upon Purchaser under the other provisions of this Agreement or the documents executed pursuant hereto, and (ii) in no event shall Purchaser be required to incur any material cost or expense in the performance of its obligations under this Section 3.2 (it being understood that notwithstanding the foregoing, Sellers shall in any event be entitled to require Purchaser to take such action as Purchaser would otherwise be required to take pursuant to this Section 3.2 but for the cost thereof by providing to Purchaser the amounts Purchaser reasonably anticipates incurring in excess of immaterial costs and expenses in taking the action).

REPRESENTATIONS AND WARRANTIES OF SELLERS

ARTICLE CLXVIIISellers represent and warrant to Purchaser as of the Initial Date and the Closing Date, as follows:

Due Incorporation; Good Standing. Each Seller is a corporation or limited liability company duly incorporated under the laws of the State of Delaware, and is in good standing thereunder as of the Initial Date and the Closing. Subject to the Bankruptcy Code, each Seller has full power and authority to own, use and lease its properties and to conduct its Business as such properties are owned, used or leased and as such Business is currently conducted. Each Seller has previously delivered to Purchaser true, complete and correct copies of its Organizational Documents, as amended and in effect on the Initial Date. Each Seller is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the Business or the nature of its properties makes such qualification or licensing necessary, except for such failures to be so qualified or licensed or in good standing as would not, individually or in the aggregate, be material to the conduct of the Business.

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Authority; No Violation. Subject to the entry of the Bid Procedures Order and Sale Order, each Seller has all requisite corporate or limited liability company power and authority, as applicable, to enter into this Agreement and to carry out the transactions contemplated hereby, and the execution, delivery and performance of this Agreement by each Seller shall be duly and validly authorized and approved by all necessary corporate or limited liability company action, as applicable. Subject to the approval and entry of the Sale Order by the Bankruptcy Court (and assuming the due authorization, execution and delivery by the other Parties hereto), this Agreement shall constitute the legal and binding obligation of each Seller, enforceable against each Seller in accordance with its terms, except that the enforceability hereof may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors' rights generally and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought. Subject to the approval and entry of the Sale Order by the Bankruptcy Court, the entering into of this Agreement, and the consummation by Sellers of the transactions contemplated hereby, will not (a) violate the provisions of any applicable federal, state or local Laws or (b) violate any provision of Sellers' Organizational Documents violate any provision of, or result in a default or acceleration of any obligation under, or result in any change in the rights or obligations of any Seller under, any Lien, contract, agreement, license, lease, instrument, indenture, order, arbitration award, judgment, or decree to which any Seller is a party or by which it is bound, or to which any property of any Seller is subject that will not otherwise be stayed or discharged upon entry of the Sale Order by the Bankruptcy Court or otherwise pursuant to the Chapter 11 Cases.

Consents.

Except as set forth on Schedule 4.3(a), the execution, delivery and performance by Sellers of this Agreement or any Ancillary Document to which it is a party, the compliance by Sellers with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby and the taking by Sellers of any other action contemplated hereby or thereby, do not and will not (with or without notice or the passage of time): (i) contravene, violate or conflict with any term or provision of Sellers' Organizational Documents; (ii) violate any material Law applicable to Sellers or any of their Subsidiaries or by which any property or asset of Sellers or any of their Subsidiaries is bound; or (iii) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, create in any party thereto the right to terminate or cancel, or require any consent under, or result in the creation or imposition of any Encumbrance (other than a Permitted Encumbrance) on any property or asset of Sellers or any of its Subsidiaries under any Permit, Lease or Material Contract, except in each case described in this clause (iii) to the extent that any such breach, default, right or requirement would be cured and the applicable Permit, Lease or Material Contract would be assignable upon payment of the applicable cure amount hereunder.

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Except (i) for the entry of the Bid Procedures Order and Sale Order, (ii) for compliance as may be required with the HSR Act or the Mexican Antitrust Act, and (iii) as set forth on Schedule 4.3(b), no filing with, notice to or consent from any Person is required in connection with the execution, delivery and performance by Sellers of this Agreement or the Ancillary Documents to which it is a party, the compliance by Sellers with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby, or the taking by any Seller of any other action contemplated hereby or thereby, other than such filings, notices or consents, the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Assets, the Assumed Liabilities or the Business.

Brokers and Finders. Except as set forth on Schedule 4.4, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Sellers in connection with the transactions contemplated by this Agreement and Purchaser is not and will not become obligated to pay any fee or commission or like payment to any broker, finder or financial advisor as a result of the consummation of the transactions contemplated by this Agreement based upon any arrangement made by or on behalf of Sellers.

Title to Acquired Assets. Subject to Permitted Encumbrances, Sellers have good and valid title to (or with respect to the Leased Real Property and the personal property subject to the Personal Property Leases, valid leasehold interests in) the Acquired Assets and, at the Closing, Purchaser, pursuant to the Sale Order, shall acquire good and marketable title to, and under all of such Acquired Assets, in each case, free and clear of all Encumbrances. The Acquired Assets include all of the properties and assets required to operate the Business in the Ordinary Course of Business. For the sake of clarity, the right to use any assets included in the Acquired Assets in which Sellers have leasehold or non-ownership rights to use shall be assigned to Purchaser through the assumption and assignment of the Assigned Contracts (or assignment and assumption of Assumed Leased Real Property) in accordance with and subject to this Agreement.

Real Property.

Schedule 4.6(a) contains a list and brief description of all Leased Real Property and of all leases, subleases or similar use or occupancy agreements with respect to such Leased Real Property, together with all amendments thereto and all related guaranties (individually, a "Lease" and collectively, the "Leases"). Sellers have made available to Purchaser true and complete copies of each of the Leases. Other than as set forth on Schedule 4.6(a), Sellers are not, and to Sellers' Knowledge no other party to a Lease is, in breach of any material term or in "default" under any Lease and no party to any Lease has given Sellers written notice of or made a claim with respect to any breach or default thereunder. There are no conditions that currently exist or, with the giving of notice or passage of time, will (i) result in a default or breach of any material term by any Sellers, or to Sellers' Knowledge, any other party, under a Lease or (ii) give rise to the right of the lessor under any Lease to accelerate the obligations thereunder or modify the terms thereof. Other than as noted on Schedule 4.6(a), none of the Leased Real Property is subject to any sublease or grant to any Person by Sellers of any right to the use, occupancy or enjoyment of the Leased Real Property or any portion thereof. To Sellers' Knowledge, the Leased Real Property is not subject to any Encumbrances other than Permitted Encumbrances. To Sellers' Knowledge, the Leased Real Property is not subject to any use restrictions, exceptions, reservations or limitations which in any material respect interfere with or impair the present and continued use thereof in the Ordinary Course of Business. To Sellers' Knowledge, there are no pending or threatened condemnation proceedings or other Actions relating to any of the Leased Real Property. The Leases with respect to the Assumed Leased Real Property are, and after Closing will continue to be, legal, valid, binding, and enforceable on Sellers and in full force and effect on the same material terms as immediately prior to the consummation of the transactions contemplated hereby.

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Schedule 4.6(b) sets forth a true, correct and complete list of all real property owned by any Seller which is related to, used, useful or held for use in the conduct of the Business (the "Owned Real Property" and together with the Leased Real Property, the "Real Property"), specifying the street address, the current owner and the current use of each parcel of Owned Real Property. Sellers have good and marketable title to the Owned Real Property, subject only to Permitted Encumbrances. Other than as noted on Schedule 4.6(b), none of the Owned Real Property is subject to any lease or grant to any Person of any right to the use, purchase, occupancy or enjoyment of such Owned Real Property or any portion thereof. Except for Permitted Encumbrances, the Owned Real Property is not subject to any Encumbrances or to any use restrictions, exceptions, reservations or limitations, which in any material respect interfere with or impair the present and continued use thereof in the Ordinary Course of Business and in the same manner after the Closing as conducted by Sellers prior to Closing. Except as set forth on Schedule 4.6(b), there are no pending or, to Sellers' Knowledge, threatened (i) condemnation proceedings or other Actions relating to any of the Owned Real Property, (ii) Actions to change the zoning classification of any portion of the Real Property or (iii) impositions by any Governmental Body of any special assessments affecting the Real Property. Except as set forth on Schedule 4.6(b), the present uses of the Real Property by Sellers are in compliance, in all material respects, with all building, zoning, land use, public health, public safety, sewage, water, sanitation or other comparable Laws.

The Real Property is all of the real property that required to operate the Business in the Ordinary Course of Business.

Tangible Personal Property. Schedule 4.7 sets forth all leases of personal property ("Personal Property Leases") relating to personal property used by Sellers or to which any Seller is a party or by which the properties or assets of any Seller are bound, in each case, relating to the Business. Sellers have a good and valid title to, or a valid and enforceable leasehold interest in (under each such Personal Property Lease under which it is a lessee), all personal property used by Sellers relating to the Business, in each case, free and clear of all Encumbrances other than Permitted Encumbrances.

Intellectual Property. Schedule 4.8(a) sets forth an accurate and complete list of all registered and applied-for Intellectual Property owned by Sellers and used or held for use in the Business (the "Purchased Intellectual Property"). Sellers own all right, title and interest to the Purchased Intellectual Property, and, at Closing, will convey the Purchased Intellectual Property to Purchaser free and clear of Encumbrances pursuant to the Sale Order. To Sellers' Knowledge, (i) no Person is engaging in any activity that infringes, dilutes, misappropriates or violates any Purchased Intellectual Property and (ii) no claim has been asserted to any Seller that the use of any Purchased Intellectual Property or the operation of the Business infringes, dilutes, misappropriates or violates the Intellectual Property of any third party. The Purchased Intellectual Property and the rights under the Assigned Contracts include the rights to use all Intellectual Property required to operate the Business as currently conducted.

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Litigation. Except as set forth on Schedule 4.9 and other than in connection with the Chapter 11 Cases, there is no Action, including appeals and applications for review, in progress, pending or, to Sellers' Knowledge, threatened against or relating to any Seller, the Acquired Assets, the Assumed Liabilities or the Business or judgment, decree, injunction, deficiency, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator which, in any case, might adversely affect the ability of any Seller to enter into this Agreement or to consummate the transactions contemplated hereby or otherwise would, individually or in the aggregate, reasonably be expected to be material to the Acquired Assets, the Assumed Liabilities or the Business, and, to Sellers' Knowledge, there is no existing ground on which any such Action may be commenced with any reasonable likelihood of success.

Permits; Compliance with Laws.

Except as set forth on Schedule 4.10(a), Sellers and their Subsidiaries are, and have been during the past three (3) years, in compliance in all material respects with the terms of, and, to the extent applicable, have filed timely applications to renew, all material Permits used by Sellers in the Business (including all Permits that are necessary in connection with Sellers' occupancy, ownership or leasing of the Real Property), all of which are set forth on Schedule 2.1(n), and all such Permits are valid and in full force and effect, and no Action is pending or, to Sellers' Knowledge, threatened, which seeks to revoke, limit or otherwise affect any such Permit.

Except as set forth on Schedule 4.10(b), to Sellers' Knowledge, Sellers and their Subsidiaries are, and have been during the past three (3) years, in compliance, in all material respects, with all applicable Laws and during the past three (3) years neither Sellers nor any of their Subsidiaries has received any written notice of any Action against it alleging any failure to comply in any material respect with any such Laws. No investigation by any Governmental Body with respect to Sellers or any of its Subsidiaries is pending or, to Sellers' Knowledge, threatened, and during the past three (3) years neither Sellers nor any of their Subsidiaries has received any written notice of any such investigation, except, in each case, for any such investigation that would not reasonably be expected to be material to the Acquired Assets, the Assumed Liabilities or the Business.

Inventory.

No Inventory is materially damaged in any significant way, except for any such damage which would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Assets, the Assumed Liabilities or the Business.

The Inventory is not part of a current or past recall.

Sellers do not hold any Inventory on consignment.

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The consolidated inventory of Sellers set forth in the Financial Statements was stated therein in accordance with GAAP applied on a consistent basis throughout the periods indicated therein (except as may be indicated in the notes thereto) and presents fairly, in all material respects, the consolidated inventory as of the respective dates thereof.

Contracts.

Schedule 4.12(a) sets forth each of the following Contracts to which any Seller or their Subsidiaries is party or is otherwise bound (each, a "Material Contract" and, collectively, the "Material Contracts") and except as set forth on Schedule 4.12(a), the Assigned Contracts include all of the Contracts material to the ownership and/or operation of the Business:

collective bargaining agreement or Contract with any labor union;

Contract for the employment of any officer, individual employee or other person on a full-time or consulting basis providing for base compensation in excess of $80,000 per annum that is not terminable by a Seller or such Subsidiary upon notice of sixty (60) days or less for a cost of $20,000 or less;

Contract under which Sellers or any of their Subsidiaries is party to a capitalized lease, has borrowed any money or issued any note, indenture or other evidence of similar Indebtedness or guaranteed such indebtedness of others, in each case, having an outstanding principal amount in excess of $100,000;

capitalized lease, operating lease or other lease or Contract under which Sellers or any of their Subsidiaries is lessee of, or holds or operates any personal property owned by any third party, for which the annual rental exceeds $100,000 that is not terminable by Sellers or such Subsidiary upon notice of sixty (60) days or less for a cost of $100,000 or less;

lease or other Contract under which Sellers or any of their Subsidiaries is lessor of or permits any third party to hold or operate any property, real or personal, for which the annual rental exceeds $200,000 that is not terminable by Sellers or such Subsidiary upon notice of sixty (60) days or less for a cost of $200,000 or less;

Contract or group of related Contracts with the same party for the purchase of products or services, in either case, under which the aggregate undelivered balance of such products and services has a selling price in excess of $200,000 and which is not terminable by Sellers or such Subsidiary upon notice of sixty (60) days or less for a cost of $200,000 or less;

Contract that materially prohibits or restricts Sellers or any of their Subsidiaries from freely engaging in business anywhere in the world;

Contract relating to any acquisition or disposition by Sellers of any business (whether by asset or stock purchase or otherwise) or any merger, consolidation or similar business combination transaction;

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Contract that involves any take-or-pay or requirements arrangement;

Contract relating to any joint venture, partnership or strategic alliance;

Contract that provides for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person;

Contract with any Governmental Body;

Contract that can be terminated or modified based on a change of control provision or any similar provision as a result of the consummation of the transactions contemplated by this Agreement;

Contract with any Material Customer or Material Supplier;

power of attorney with respect to the Business or any Acquired Asset; or

Contract in writing to enter into any of the foregoing.

Each Material Contract is a valid and binding obligation of Sellers or their Subsidiaries and, to Sellers' Knowledge, the other parties thereto, enforceable against each of them in accordance with its terms, except, in each case, as such enforceability may be limited by applicable bankruptcy, insolvency or other similar Laws affecting or relating to enforcement of credit rights generally or general principles of equity. Sellers and their Subsidiaries have not, and, to Sellers' Knowledge, no other party to any Material Contract has, commenced any Action against any of the parties to any Material Contract or given or received any written notice of any default or violation under any Material Contract that has not been withdrawn or dismissed except to the extent any such default or violation will be cured or dismissed as a result of the entry of the Sale Order and the payment of the applicable Cure Amount.

Tax Returns; Taxes. Sellers and each Subsidiary of any Seller have filed all Tax Returns that they were required to file. All such Tax Returns were, when filed, correct and complete in all material respects. All Taxes due and payable by Sellers currently have been paid (whether or not shown on any Tax Return). No claim has been made by an authority in a jurisdiction where Sellers or any Subsidiary of any Seller do not file Tax Returns that any Seller or any Subsidiary of any Seller is or may be subject to the imposition of any Tax by that jurisdiction. Sellers and each Subsidiary of Sellers have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, consultant, independent contractor, creditor, shareholder, or other third party. There are no disputes or Claims concerning any liability for Taxes to Sellers' Knowledge. Sellers and each Subsidiary of Sellers have not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a tax assessment or deficiency.

Employees; Sellers Benefit Plans. Except as set forth on Schedule 4.14,

Sellers have provided Purchaser with a true, complete and correct list of the Employees as of the Initial Date and as of the Effective Date, specifying for each his or her employing entity, location, job title/position, salary or wage rate, exempt or non-exempt status, full-time or part-time status, active or inactive status, temporary or permanent status and date of hire (the "Employee Census"). For any Employee who requires a visa to work in the United States, the list further specifies the visa category, visa expiration date, work authorization expiration date and total duration of time in the visa category.

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Sellers are in compliance in all material respects with all Laws respecting employment and employment practices including, without limitation, all Laws respecting terms and conditions of employment, health and safety, wages and hours, classification, termination of employment, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers' compensation, labor relations, employee leave issues and unemployment insurance.

there are no material Claims pending or, to Sellers' Knowledge, threatened, against Sellers by, with respect to or relating to any Employee or any former employee, contingent worker, current or former service provider or job applicant of Sellers.

Set forth on Schedule 4.14(d) is a true, correct and complete list of each Benefit Plan. As applicable with respect to each Benefit Plan (including each non-U.S. Benefit Plan), Sellers have delivered to Purchaser true and complete copies of (i) the most recent plan document, including all amendments thereto, and in the case of an unwritten plan, a written description thereof, (ii) all current trust documents, investment management contracts, custodial agreements and insurance contracts and other funding vehicles relating thereto, (iii) the current summary plan description and each summary of material modifications thereto, (iv) the most recently filed annual report (Form 5500 and all schedules thereto), (v) the most recent IRS determination or opinion letter (vi) the most recent summary annual report, actuarial report, financial statement and trustee report and (vii) any material correspondence with a Governmental Body.

each Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and any related documents or agreements and the applicable provisions of ERISA, the Code and all other Laws.

each Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (each, a "Pension Plan") and which is intended to meet the qualification requirements of Section 401(a) of the Code has received a favorable determination letter or is the subject of a favorable opinion letter from the IRS to the effect that such Benefit Plan is qualified and exempt from federal income taxes under Sections 401(a) and 501(a) of the Code, respectively, and there are no facts or circumstances that would reasonably be expected to adversely affect the qualification of such Benefit Plan.

during the previous six (6) years, none of Sellers or any of their respective ERISA Affiliates has adopted, maintained, sponsored, contributed to (or has been required to adopt, maintain sponsor or contribute to), or has any Liability with respect to any (i) "multiemployer plan" (within the meaning of Section 3(37) of ERISA); (ii) employee benefit plan or arrangement subject to Title IV or Section 302 of ERISA, (iii) "multiple employer plan" (within the meaning of Section 210 of ERISA or Section 413(c) of the Code) or (iv) "defined benefit plan" (within the meaning of Section 3(35) of ERISA).

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no Benefit Plan provides any health or other welfare benefits to any current or former employee of Sellers other than health continuation coverage required to be provided under COBRA.

there are no pending audits or investigations by any Governmental Body involving any Benefit Plan, and no pending or, to Sellers' Knowledge, threatened claims (except for individual claims for benefits payable in the normal operation of the Benefit Plans (including any Benefit Plans primarily covering current and former employees located outside of the United Sates)), Actions involving any Benefit Plan, any fiduciary thereof or service provider thereto, nor to Sellers' Knowledge is there any reasonable basis for any such Action.

each Benefit Plan that constitutes a "non-qualified deferred compensation plan" within the meaning of Section 409A of the Code, complies in both form and operation with the requirements of Section 409A of the Code so that no amounts paid pursuant to any such Benefit Plan is subject to Tax under Section 409A of the Code.

neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated under this Agreement (either alone or in combination with another event) will (i) entitle any current Employee to any material payment or benefit, (ii) increase the amount or value of any compensation, benefit or other obligation payable or required to be provided to any Employee, (iii) accelerate the time of payment or vesting of amounts due any such Employee or accelerate the time of any funding (whether to a trust or otherwise) of compensation or benefits under any Benefit Plan, or (iv) result in the payment of any amounts that would not be deductible for federal income tax purposes by reason of Code Section 280G or would be subject to excise tax under Code Section 4999. No Benefit Plan provides for the reimbursement of any penalty or excise tax under Section 409A or 4999 of the Code.

the employment of each Employee of Sellers is at will. Schedule 4.14 sets forth a true, complete and correct list of all material written (and includes a summary of all legally binding oral) employment and consulting agreements to which any Seller is a party or by which it is bound. True, complete and correct copies of the agreements or arrangements listed and summarized on Schedule 4.14 have been provided or made available to Purchaser, together with all amendments thereto.

Sellers are not and have not been: (i) a "contractor" or "subcontractor" (as defined by Executive Order 11246), (ii) required to comply with Executive Order 11246 or any other applicable Law requiring affirmative action or other employment related actions for government contractors or subcontractors, or (iii) otherwise required to maintain an affirmative action plan.

To Sellers' Knowledge, the manufacturers, contractors and subcontractors engaged in the manufacturing of products for the Business ("Manufacturers") are in material compliance with all applicable Laws respecting employment and employment practices. To Sellers' Knowledge, no Manufacturer has engaged in the utilization of forced labor, prison labor, convict labor, indentured labor, child labor, corporal punishment or other forms of mental or physical coercion in connection with the manufacture of the products for the Business.

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Each individual who is currently providing services to any Seller through a third party service provider, or who during the previous three (3) years provided services to any Seller through a third party service provider, is not or was not an employee of any Seller. No Seller has a single employer, joint employer, alter ego or similar relationship with any other company except for the other Sellers and their respective Subsidiaries.

Sellers are not party to any settlement agreement with a current or former officer, employee or independent contractor of Sellers that involves allegations relating to sexual harassment by any officer or employee of any Sellers. In the last five (5) years, no allegations of sexual harassment have been made against any officer or employee of any Seller.

Labor Matters.

Other than as set forth on Schedule 4.15(a), (i) Sellers are not a party to or bound by any labor agreement, collective bargaining agreement or any other labor-related agreement or arrangement with any labor union or organization with respect to the Employees, (ii) no Employee is represented by any labor union or organization with respect to his or her employment with any Seller, (iii) no labor union, labor organization or group of Employees has made a pending demand for recognition or request for certification and there have not been any such demands or requests in the last three (3) years, (iv) there are no representation or certification proceedings or petitions seeking a representation election presently pending or, to Sellers' Knowledge, threatened to be brought or filed, with the National Labor Relations Board and there have not been any such proceedings in the last three (3) years, and (v) to Sellers' Knowledge there have been no labor union organizing activities with respect to any Employee.

Except as set forth on Schedule 4.15(b), from January 1, 2017, there has been no actual or, to Sellers' Knowledge, threatened unfair labor practice charges, material grievances, material arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other labor disputes against or affecting any Seller.

The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any breach or other violation of any labor agreement, collective bargaining agreement or any other labor-related agreement or arrangement with any labor union or organization with respect to the Employees and to which any Seller is a party to or bound by.

Bank Accounts. Schedule 4.16 sets forth a complete list of all bank accounts (including any deposit accounts, securities accounts and any sub-accounts) of Sellers.

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Financial Statements; Undisclosed Liabilities. Sellers have delivered to Purchaser true, correct and complete copies of: (i) the audited consolidated balance sheet of Sellers and their respective Subsidiaries as of, and consolidated statements of comprehensive income (loss), cash flows, redeemable common stock, accumulated deficit and accumulated other comprehensive income for the fiscal year ended December 31, 2017; and (ii) the unaudited consolidated balance sheet of Sellers and their respective Subsidiaries as of, and consolidated statements of comprehensive income (loss), cash flows, redeemable common stock, accumulated deficit and accumulated other comprehensive income for, the nine (9) month periods ended on September 30, 2018 and September 30, 2017 (the September 30, 2018 unaudited consolidated balance sheet, the "Latest Balance Sheet" and, collectively with the other financial statements set forth in this Section 4.17, the "Financial Statements"). The Financial Statements have been prepared in accordance GAAP consistently applied in accordance with Sellers' past practice throughout the periods indicated and present fairly, in all material respects, the consolidated financial position of Sellers as of the respective dates thereof and for the periods indicated therein (subject to normal and recurring year-end adjustments and the absence of footnotes). Sellers and their Subsidiaries have no Liabilities with respect to the Business that would be required to be set forth in audited financial statements (including the notes thereto) prepared in accordance with GAAP, except (i) those which are adequately reflected or reserved against in the Financial Statements as of the date thereof, and (ii) those which have been incurred in the Ordinary Course of Business since the date of the Latest Balance Sheet and which are not, individually or in the aggregate, material in amount.

WARN Act. Sellers (a) are and have been in compliance with all notice and other requirements under the WARN Act and (b) have not, within the ninety (90) days immediately prior to the Closing Date, in whole or in part, taken any action or actions which would, independently of the transaction contemplated hereby, result in a plant closing or mass layoff, temporary or otherwise, within the meaning of the WARN Act.

Environmental Matters. Schedule 2.1(n) sets forth an accurate and complete list of all Permits required or issued under Environmental Law to operate the Business and the Acquired Assets. Except as set forth on Schedule 4.19, (a) with respect to the Business and the Acquired Assets, there is no pending or, to Sellers' Knowledge, threatened suit, verbal or written notice, investigation, claim, litigation, proceeding or other Action by any Governmental Body or any other Person that could reasonably be expected to result in any material Environmental Liabilities and Obligations, and Sellers are not subject to, or in default of, any Order applicable to the Business or the Acquired Assets and issued under or pursuant to any Environmental Law, (b) there has been no Release of Hazardous Materials in connection with the Business, or at, from, on or under the Acquired Owned Real Property or the Assumed Leased Real Property (including, in each case, all buildings, structures, fixtures and improvements erected thereon) that could reasonably be expected to result in any material Environmental Liabilities and Obligations, or require any material Remedial Action pursuant to any Environmental Law, (c) Sellers have obtained and are in material compliance with and, to the extent applicable, have filed timely applications to renew, all Permits that are required pursuant to any Environmental Law for the operation of the Acquired Assets and all such Permits are valid and in full force and effect, and no Action is pending or, to Sellers' Knowledge, threatened, which seeks to revoke, limit or otherwise affect any such Permit; (d) Sellers have no material financial assurance, escrow, bonding or similar obligation under or pursuant to any Environmental Law, and (e) Sellers have delivered or made available to Purchaser copies of the following non-privileged records in Sellers' or their respective representatives' possession, custody or control: (i) all material Permits issued pursuant to any Environmental Law for the Business or the operation of the Acquired Assets and any pending applications for such Permits; (ii) all material documents with respect to any pending or threatened material claim, litigation, proceeding or other Action relating to or bearing on the Business or the Acquired Assets and arising under or relating to any Environmental Law, or with respect to any Environmental Liabilities and Obligations; and (iii) all material written environmental reports, audits and assessments (including Phase I environmental site assessment reports) for the Business, the Acquired Assets, Acquired Owned Real Property and Assumed Leased Real Property (including, in each case, all buildings, structures, fixtures and improvements erected thereon).

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Absence of Changes. Except as set forth on Schedule 4.20 or as reasonably necessary as a result of or in connection with the Chapter 11 Cases, since July 1, 2018, (a) there has not been or occurred any Material Adverse Effect and (b) Sellers have not taken any action that, if taken following the Initial Date, would have violated Section 6.1.

Compliance with Bankruptcy Laws. Subject to the entry of the Bid Procedures Order and Sale Order, Sellers have complied in all material respects with all requirements of the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure in connection with obtaining approval of the sale of the Acquired Assets (including the assumption and assignment to the Purchaser of any Assigned Contracts) to the Purchaser pursuant to this Agreement.

Orchids SEC Documents. Orchids has filed with the SEC all material reports, schedules, forms, statements and other documents required to be filed by Orchids with the SEC pursuant to the Securities Act or the Exchange Act (together with any documents or information furnished by Orchids to the SEC on a voluntary basis on Current Reports on Form 8-K and any reports, schedules, forms, registration statements and other documents filed with the SEC subsequent to the Initial Date and prior to the Closing Date, collectively, the "Orchids SEC Documents"). As of their respective effective dates (in the case of Orchids SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Orchids SEC Documents), the Orchids SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Orchids SEC Documents. Each of the Orchids SEC Documents, as amended prior to the date of this Agreement, complied in all material respects with, to the extent in effect at the time of filing or furnishing, the requirements of the Securities Act and the Exchange Act applicable to such Orchids SEC Documents, and none of the Orchids SEC Documents when filed or furnished or, if amended prior to the date of this Agreement, as of the date of such amendment, contained any untrue statement of a material fact, omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, other than with respect to registration statements, in light of the circumstances under which they were made, not misleading. As of the Initial Date, there are no outstanding written comments from the SEC with respect to the Orchids SEC Documents.

Internal Controls. Orchids maintains a system of internal control over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Orchids (i) maintains disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) reasonably designed to ensure that all material information required to be disclosed by Orchids in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms, including that information required to be disclosed by Orchids in the reports that it files and submits under the Exchange Act is accumulated and communicated to management of Orchids, as appropriate, to allow timely decisions regarding required disclosure, and (ii) has disclosed, based upon the most recent (prior to the date of this Agreement) evaluation by the chief executive officer and chief financial officer of Orchids of Orchids' internal control over financial reporting, to its auditors and the audit committee of Orchids' Board of Directors (A) all significant deficiencies and material weaknesses in the design or operation of Orchids' internal control over financial reporting which are reasonably likely to adversely affect in any material respect its ability to record, process, summarize and report financial information and data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Orchids' internal control over financial reporting.

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Affiliate Transactions. Except as set forth in the Orchids SEC Documents filed in the last 18 months, no Affiliate of Sellers (other than any Seller or any of their Subsidiaries), or any officer or director of Sellers or any of its Subsidiaries (a) is a party to any Contract or transaction with Sellers or its Subsidiaries having a potential or actual value or a contingent or actual liability exceeding $120,000, other than (i) loans and other extensions of credit to directors and officers of Sellers and their Subsidiaries for travel, business or relocation expenses or other employment-related purposes in the Ordinary Course of Business, (ii) employment arrangements in the Ordinary Course of Business and (iii) Sellers Benefit Plans, (b) has any interest in any Acquired Asset or (c) owns, directly or indirectly, any material interest in any Person that is, or is engaged in business as, a material supplier or customer of Sellers or any of their Subsidiaries.

Accounts Receivable. The Accounts Receivable reflected on the Latest Balance Sheet and the Accounts Receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by Sellers and their Subsidiaries involving the sale of goods or the rendering of services in the Ordinary Course of Business; and (b) constitute only valid, undisputed claims of Sellers and their Subsidiaries not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business.

Customers and Suppliers.

Schedule 4.26(a) sets forth with respect to the Business (i) the top twenty (20) customers by amount of aggregate consideration paid to Sellers for goods or services rendered for each of the two most recent fiscal years (collectively, the "Material Customers"); and (ii) the amount of consideration paid by each Material Customer during such periods. Except as set forth on Schedule 4.26(a), Sellers have not received any written notice, or to Sellers' Knowledge, oral notice, and have no reason to believe, that any of the Material Customers has ceased, or intends to cease after the Closing, to use the goods or services of the Business or to otherwise terminate or materially reduce its relationship with the Business.

Schedule 4.26(b) sets forth with respect to the Business (i) the top twenty (20) suppliers, contractors and/or vendors by amount of aggregate consideration Sellers have paid for goods or services rendered for each of the two most recent fiscal years (collectively, the "Material Suppliers"); and (ii) the amount of purchases from each Material Supplier during such periods. Except as set forth on Schedule 4.26(b), Sellers have not received any written notice, or to Sellers' Knowledge, oral notice, and have no reason to believe, that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.

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Insurance. Schedule 4.27 lists, as of the Initial Date, each material insurance policy, including each title insurance policy or commitment, maintained by or in the possession or control of Sellers and their Subsidiaries on their properties, assets, products, business or personnel and Sellers have delivered true, correct and complete copies of each policy to Purchaser. Each policy is legal, valid, binding, enforceable on Sellers or their Subsidiaries, as applicable, and in full force and effect, and all premiums with respect thereto covering all periods up to and including the Initial Date and the Closing Date have been paid, and no notice of cancellation, termination or denial of coverage for any claim has been received with respect to any such insurance policy, and none of Sellers or their Subsidiaries has received a notice of non-renewal from any of its insurers.

Equity Interests of Acquired Subsidiaries. The authorized and outstanding capital stock or other equity interests of each of the Acquired Subsidiaries are as set forth on Schedule 4.28. All of the outstanding capital stock or other equity interests of the Acquired Subsidiaries have been validly issued and have not been issued in violation of preemptive or similar rights. There are no outstanding options, warrants, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, rights to subscribe to, purchase rights, calls or commitments made by the Acquired Subsidiaries relating to the issuance, purchase, sale or repurchase of any capital stock or other equity interests issued by the Acquired Subsidiaries containing any equity features, or contracts, commitments, understandings or arrangements by which any of the Acquired Subsidiaries is bound to redeem, issue, deliver or sell, or cause to be redeemed, issued, delivered or sold, capital stock or other equity interests, or options, warrants, rights to subscribe to, purchase rights, calls or commitments made by the Acquired Subsidiaries relating to any capital stock or other equity interests of the Acquired Subsidiaries. Sellers own all of the outstanding capital stock or other equity interests of the Acquired Subsidiaries free and clear of all Encumbrances other than Encumbrances arising by reason of federal or state securities or "blue sky" Laws. No Seller has any Subsidiaries other than, or otherwise holds an equity interest or right to acquire any equity interest in any Person other than, the other Sellers and the Subsidiaries set forth on Schedule 4.28.

Holdcos. Other than equity interests of OPP Acquisition Mexico, S. de R.L. de C.V., neither Orchids Mexico DE Holdings, LLC nor Orchids Mexico DE Member, LLC own any assets. Other than (a) the aforementioned ownership of equity interests of OPP Acquisition Mexico, S. de R.L. de C.V. and (b) under clause (a) of the definition of Prepetition Credit Agreements, neither Orchids Mexico DE Holdings, LLC nor Orchids Mexico DE Member, LLC has incurred any Liability, engaged in any business or activity of any type or kind whatsoever nor entered into any agreement or arrangement with any Person.

No Other Representations or Warranties. Except for the representations, warranties and covenants of Sellers expressly contained herein or any certificate delivered hereunder, neither Sellers nor any of their respective representatives, nor any other Person, makes any other express or implied warranty (including, without limitation, any implied warranty of merchantability or fitness for a particular purpose) on behalf of Sellers, including, without limitation, as to (a) the probable success or profitability of ownership, use or operation of the Acquired Assets by Purchaser after the Closing, (b) the probable success or results in connection with the Bankruptcy Court and the Sale Order, or (c) the value, use or condition of the Acquired Assets, which are being conveyed hereby on an "As-Is", "Where-Is" condition at the Closing Date, without any warranty whatsoever (including, without limitation, any implied warranty of merchantability or fitness for a particular purpose).

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REPRESENTATIONS AND WARRANTIES OF PURCHASER

ARTICLE CLXIXPurchaser represents and warrants to Sellers as of the Initial Date as follows:

Purchaser's Organization; Good Standing. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to own, use or lease its properties and to conduct its business as such properties are owned, used or leased and as such business is currently conducted.

Purchaser's Authority; No Violation. Purchaser has all requisite limited liability company power and authority to enter into this Agreement and to carry out the transactions contemplated hereby, and the execution, delivery and performance of this Agreement by Purchaser shall be duly and validly authorized and approved by all necessary limited liability company action. This Agreement shall constitute the legal and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except that the enforceability hereof may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors' rights generally and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought. Subject to the approval and entry of the Sale Order by the Bankruptcy Court and subject to compliance with the applicable requirements of the HSR Act and the Mexican Antitrust Act, the entering into of this Agreement, and the consummation by Purchaser of the transactions contemplated hereby will not (a) violate the provisions of any applicable federal, state or local Laws or (b) violate any provision of Purchaser's Organizational Documents, violate any provision of, or result in a default or acceleration of any obligation under, or result in any change in the rights or obligations of Purchaser under, any Lien, contract, agreement, license, lease, instrument, indenture, order, arbitration award, judgment, or decree to which Purchaser is a party or by which it is bound, or to which any property of Purchaser is subject that will not otherwise be stayed or discharged upon entry of the Sale Order by the Bankruptcy Court or otherwise pursuant to the Chapter 11 Cases.

Consents, Approvals or Authorizations. Except (a) for compliance as may be required with the HSR Act or (b) for compliance as may be required with the Mexican Antitrust Act, no consent, waiver, approval, order or authorization of, or registration, qualification, designation or filing with any Person or Governmental Body is required in connection with the execution, delivery and performance by Purchaser of this Agreement or the Ancillary Documents to which it is a party, the compliance by Purchaser with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby, the assumption and performance of the Assumed Liabilities or the taking by Purchaser of any other action contemplated hereby or thereby, other than such filings, notices or consents, the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Purchaser's ability to perform its obligations under this Agreement and the Ancillary Documents to which it is a party, or to consummate the transactions contemplated hereby or thereby, including the assumption of the Assumed Liabilities.

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Brokers. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement and Sellers are not and will not become obligated to pay any fee or commission or like payment to any broker, finder or financial advisor as a result of the consummation of the transactions contemplated by this Agreement based upon any arrangement made by or on behalf of Purchaser

Litigation. To Purchaser's knowledge, there are no material Actions, suits, claims, investigations, hearings, or proceedings of any type pending (or, to the knowledge of Purchaser, threatened) instituted against Purchaser challenging the legality of the transactions contemplated in this Agreement (other than with respect to any objection, adversary proceeding or other contested matter which may be filed or otherwise arise in connection with the Chapter 11 Cases).

Due Diligence.

EXCEPT AS OTHERWISE PROVIDED IN ARTICLE IV OR THIS ARTICLE V, IT IS UNDERSTOOD AND AGREED THAT, UNLESS EXPRESSLY STATED HEREIN, SELLERS ARE NOT MAKING AND HAVE NOT AT ANY TIME MADE AND PURCHASER EXPRESSLY DISCLAIMS ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE ACQUIRED ASSETS, INCLUDING BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, PURCHASER ACKNOWLEDGES AND AGREES THAT, UPON THE CLOSING, SELLER SHALL SELL AND CONVEY TO PURCHASER, AND PURCHASER SHALL ACCEPT, THE ACQUIRED ASSETS PURSUANT TO THE SALE ORDER. PURCHASER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLERS ARE NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTEES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE ACQUIRED ASSETS OR RELATING THERETO MADE OR FURNISHED BY SELLERS OR THEIR RESPECTIVE REPRESENTATIVES, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, EXCEPT AS EXPRESSLY STATED HEREIN. PURCHASER ALSO ACKNOWLEDGES THAT THE TOTAL PURCHASE PRICE REFLECTS AND TAKES INTO ACCOUNT THAT THE ACQUIRED ASSETS ARE BEING SOLD "AS-IS, WHERE-IS, WITH ALL FAULTS."

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COVENANTS OF SELLERS AND/OR PURCHASER

Conduct of Business of Sellers. During the Pre-Closing Period, (a) Sellers shall use reasonable best efforts, except as required, authorized or restricted pursuant to this Agreement, the Bankruptcy Code or an Order of the Bankruptcy Court, (i) to operate the Business in the Ordinary Course of Business and (ii) to (A) preserve intact its business organizations, (B) maintain the Business and the Acquired Assets (normal wear and tear excepted), (C) keep available the services of its officers and Employees, (D) maintain satisfactory relationships with licensors, licensees, suppliers, contractors, distributors, consultants, customers, vendors and others having business relationships with Sellers in connection with the operation of the Business (other than payment of pre-petition claims), (E) pay all post-petition obligations in the Ordinary Course of Business, (F) continue to operate the Business and Acquired Assets in all material respects in compliance with all Laws applicable to the Business and Sellers, (G) comply in all material respects with the budget and other obligations set forth by the DIP Facility, in each case, taking into account Sellers' status as debtors in possession, and (H) pay all applicable Taxes that Sellers are required to pay, and (b) except (i) as required by Law, (ii) as expressly contemplated by this Agreement or (iii) as consented to in writing by Purchaser (such consent not to be unreasonably withheld, delayed or conditioned), Sellers shall not do any of the following: (A) sell, lease, exchange, transfer or otherwise dispose of, or agree to sell, lease, exchange, transfer or otherwise dispose of, any Acquired Assets other than Inventory in the Ordinary Course of Business; (B) settle or compromise any litigation or claims relating to the Business or the Acquired Assets; (C) permit, allow or suffer any assets that would be Acquired Assets to be subjected to any Encumbrance other than Permitted Encumbrances; (D) enter into any Material Contract or terminate, amend, restate, supplement, extend or waive (partially or completely) any rights under any Material Contract; (E) cancel or compromise any material debt or claim that would be included in the Acquired Assets or waive or release any material right of Sellers that would be included in the Acquired Assets; (F) recognize any labor organization as a collective bargaining representative of any Persons employed by Sellers or their Subsidiaries, or enter into a collective bargaining agreement with any labor organization affecting any such Persons; (G) grant any increase in the compensation or benefits of any employee, including the grant, increase or acceleration in any severance, change in control, termination or similar compensation or benefits payable to any employee; (H) take any action that would reasonably be expected to prevent or significantly impede or materially delay the completion of the transactions contemplated hereunder; (I) make, revoke or change any election relating to Taxes, file any amended Tax Return, request, enter into or obtain any Tax ruling with or from a Governmental Body, or execute or file, or agree to execute or file, with any Governmental Body any agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes, in each case, that could reasonably be expected to have any adverse effect on the Purchaser or any of their Affiliates, for any taxable period, or portion thereof, beginning after the Closing Date; or (J) agree in writing to do any of the foregoing.

Consents and Approvals. Sellers and Purchaser shall each use their reasonable best efforts (i) to obtain all consents and approvals, as reasonably requested by Purchaser and Sellers, to more effectively consummate the purchase and sale of the Acquired Assets and the assumption and assignment of the Assigned Contracts and Assumed Liabilities, as applicable, together with any other necessary consents and approvals to consummate the transactions contemplated hereby (including, for the avoidance of doubt, as required to convey the NMTC Arrangements on the same economic terms as currently contemplated and to transfer the Acquired Assets of Orchids Lessor SC to Purchaser or a Designated Purchaser), (ii) to make, as reasonably requested by Purchaser and Sellers, all filings, applications, statements and reports to all authorities which are required to be made prior to the Closing Date by or on behalf of Purchaser and/or Sellers or any of their respective affiliates pursuant to any applicable Regulation in connection with this Agreement and the transactions contemplated hereby and (iii) to obtain, as reasonably requested by Purchaser and Sellers, all required consents and approvals (if any) to assign and transfer the Permits to Purchaser at Closing and, to the extent that one or more of the Permits are not transferable, to obtain replacements therefor; provided that Sellers shall not be required to make any filing in connection with the transfer of a Permit or take any other action required by this sentence unless Purchaser advances any and all fees and other charges imposed by any applicable authority or other Person in connection with such filing, transfer or other requested action. Subject to the provisions of Section 3.2 and this Section 6.2, in the event that certain Permits are not transferable or replacements therefor are not obtainable on or before the Closing, but such Permits are transferable or replacements therefor are obtainable after the Closing, Purchaser and Sellers shall continue to use such reasonable efforts in cooperation with the other after the Closing as may be required to obtain all required consents and approvals to transfer, or obtain replacements for, such Permits after Closing and shall do all things reasonably necessary to give Purchaser the benefits which would be obtained under such Permits.

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Assignability of Certain Contracts.

In connection with and without limiting the foregoing, Sellers shall give any notices to third parties required under the Assigned Contracts, and each of Sellers shall use reasonable best efforts to obtain third party consents to any Assigned Contracts that are set forth on Schedule 2.6(a) or otherwise necessary to consummate the Acquisition.

If, (i) notwithstanding the applicable provisions of Sections 363 and 365 of the Bankruptcy Code and the Sale Order and the reasonable best efforts of Sellers, any consent is not obtained prior to Closing and as a result thereof the Purchaser shall be prevented by a third party from receiving the rights and benefits with respect to an Acquired Asset intended to be transferred hereunder, (ii) any attempted assignment of an Acquired Asset would adversely affect the rights of Sellers thereunder so that the Purchaser would not in fact receive all of the rights and benefits contemplated or (iii) any Acquired Asset is not otherwise capable of sale and/or assignment (after giving effect to the Sale Order and the Bankruptcy Code), then, in each case, Sellers shall, subject to any approval of the Bankruptcy Court that may be required, at the request of the Purchaser cooperate with Purchaser in any lawful and commercially reasonable arrangement under which the Purchaser would, to the extent practicable, obtain the economic claims, rights and benefits under such asset and assume the economic burdens and obligations with respect thereto in accordance with this Agreement, including by subcontracting, sublicensing or subleasing to the Purchaser; provided, however, that the Parties will use their commercially reasonable efforts, before the Closing, to obtain all necessary consents.

Rejected Contracts. Sellers shall not reject or seek to reject any Assigned Contract in any bankruptcy proceeding following the Initial Date and prior to any termination of this Agreement without the prior written consent of Purchaser, which Purchaser may withhold, condition or delay, in its sole discretion.

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Confidentiality. Purchaser and the Sellers acknowledge that the confidential information provided to them in connection with this Agreement, including under Section 6.8, and the consummation of the transactions contemplated hereby, is subject to the Confidentiality Agreement, dated December 7, 2018, between Black Diamond Capital Management, L.L.C. and Orchids (the "Confidentiality Agreement"). Sellers agree that except as may otherwise be required by Law, they will treat any confidential information provided to or retained by them in accordance with this Agreement as if they were the receiving party under the Confidentiality Agreement and Sellers agree that for purposes of Sellers’ confidentiality obligation hereunder, the term contained in Section 10 of the Confidentiality Agreement shall be deemed to be 10 years from the Closing Date. The Parties agree that the provisions regarding confidentiality contained in the Confidentiality Agreement shall survive the termination of this Agreement and the Confidentiality Agreement in accordance with the terms set forth therein but shall terminate upon the Closing as to Black Diamond Capital Management, L.L.C. and its Representative (as defined therein).

Change of Name. Promptly following the Closing, Sellers shall, and shall cause their respective direct and indirect Subsidiaries to, discontinue the use of the "Orchids Paper Products" and "Orchids" name (and any other trade names or "d/b/a" names currently utilized by Sellers or their respective direct or indirect Subsidiaries) and shall not subsequently change its name to or otherwise use or employ any name which includes the words Orchids, Orchids Supreme, Clean Scents, Tackle, Colortex, My Size, Velvet, and Big Mopper, Virtue, Truly Green, Golden Gate Paper, Big Quality or any other similar name or mark confusingly similar thereto without the prior written consent of Purchaser, and Sellers shall cause the name of Sellers in the caption of the Chapter 11 Cases to be changed to the new name of Sellers as provided in the last sentence of this Section 6.6; provided, however, that Sellers and their respective Subsidiaries may continue to use their current names (and any other names or DBAs currently utilized by Sellers or their respective Subsidiaries) included on any business cards, stationery and other similar materials following the Closing for a period of up to seventy-five (75) days solely for purposes of winding down the affairs of Sellers; provided that when utilizing such materials, other than in incidental respects, Sellers and each of their respective direct and indirect Subsidiaries shall use commercially reasonable efforts to indicate its new name and reference its current name (and any other trade names or "d/b/a" names currently utilized by each). The new names of the Sellers shall be OPP Liquidating Company, Inc., OPP Liquidating Company of South Carolina, Inc., and OLSC Liquidating Company, LLC, or such other names as Purchaser and Sellers each may agree in its reasonable discretion.

Sellers' Employees.

Sellers shall update the Employee Census as of thirty (30) days prior to the Closing Date and again immediately prior to the Closing Date.

Sellers shall provide reasonable assistance to facilitate Purchaser's hire of Sellers' Employees, subject to Purchaser's standard hiring practices and policies, at or prior to the Closing, including, without limitation, providing Purchaser access to such Employees personnel records and such other information regarding the Employees as Purchaser may reasonably request, consistent with Section 7.1 hereof.

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Notwithstanding the foregoing, Sellers shall not (i) enter into, establish, adopt, materially amend or terminate any Benefit Plan (or any plan or arrangement that would be a Benefit Plan if in existence on the date of this Agreement), other than as required by Law, (ii) increase the compensation and benefits payable or to become payable to Employees, (iii) grant any extraordinary bonuses, benefits or other forms of directors' or consultants' compensation, (iv) promote, hire or terminate the employment of (other than for cause) any Employee or (v) transfer the employment of any individual such that such individual becomes an Employee or transfer the employment of any Employee such that such individual no longer qualifies as an Employee; provided, however that nothing in this Agreement shall prohibit or otherwise limit Sellers' ability to implement any remedial steps, including issuing offers of reinstatement, in relation to the matter set forth on Schedule 6.7(c) that Sellers determine, with the assistance of counsel, to be in Sellers' best interests (subject to Sellers' obtaining the consent of Purchaser, such consent not to be unreasonably withheld, delayed or conditioned).

During the Pre-Closing Period, (i) Sellers shall not enter into, adopt, extend, renew, terminate or materially amend any labor agreement, collective bargaining agreement or any other labor-related agreement or arrangement with any labor union or organization with respect to the Employees, except as required by applicable Law, and (ii) Sellers shall satisfy all pre-Closing legal or contractual requirements to provide notice to, or to enter into any consultation procedure with, any labor union or organization, which is representing any Employee, in connection with the transactions contemplated by this Agreement.

Through and after the Closing Date, Sellers shall comply with their COBRA and WARN Act obligations, if any. On or before the Closing Date, Sellers shall provide a true, complete and correct list, by site of employment, of any and all employees of any Seller who, within ninety (90) days prior to the Closing Date, have experienced, or will experience, any employment loss or layoff as defined by the WARN Act. Sellers shall update this list up to and including the Closing Date.

Contemporaneously with the Closing, Sellers shall terminate the employment of all Employees who have been offered employment with Purchaser or its Affiliate. Except for the obligations with respect to the Transferred Employees expressly assumed by Purchaser under Section 2.3, Sellers shall be solely liable for all termination payments and obligations to such Transferred Employees, including, without limitation, any severance and other costs and expenses incurred or to be incurred in connection with such termination, and any accrued or contingent salary, bonus, benefits, vacation time, phantom stock payments or other amounts.

Purchaser's Access to Sellers' Records. From and after Sellers' execution and delivery of this Agreement, Sellers shall continue to provide Purchaser (or its designated representatives) reasonable access, upon reasonable advance notice to Sellers, to Sellers' Employees, books and records, corporate offices and other facilities for the purpose of conducting such additional due diligence as Purchaser deems appropriate or necessary in order to facilitate Purchaser's efforts to consummate the transaction provided for herein. Sellers hereby covenant and agree to reasonably cooperate with Purchaser in this regard.

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Notification of Certain Matters.

As promptly as reasonably practicable, Sellers shall give notice to Purchaser, and Purchaser shall give prompt notice to Sellers, of (i) any notice or other communication from any Person alleging that the consent of such Person, which is or may be required in connection with the transactions contemplated by this Agreement or the Ancillary Documents, is not likely to be obtained prior to Closing, (ii) any written objection or proceeding that challenges the transactions contemplated hereby or the entry of the approval of the Bankruptcy Court and (iii) the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Sellers or Purchaser or by any of their respective Affiliates (as the case may be), from any third party and/or any Governmental Body with respect to the transactions contemplated by this Agreement.

Notwithstanding anything to the contrary contained herein, Purchaser shall be entitled to remove and leave behind with Sellers, in its sole discretion, any asset of the Business that would constitute an Acquired Asset (and associated Liabilities therewith), and no reduction in Purchase Price shall be made as a result of any such removal. Purchaser shall deliver notice to Sellers of any such removal at least two (2) Business Days prior to the Closing Date. Notwithstanding any other provision hereof, the Liabilities of Sellers arising under or in connection with, or otherwise or related to, any assets removed from the Acquired Assets pursuant to this Section 6.9(b) shall constitute Excluded Liabilities. In addition, and without limiting Purchaser's rights to remove assets from the Acquired Assets or Contracts from the Assigned Contracts, Purchaser and Sellers shall have the right to modify the Schedules attached hereto by their mutual written agreement until two (2) Business Days prior to the Closing Date or such later date as provided in this Agreement or to which the Parties may otherwise agree.

Each Party hereto shall, within two (2) Business Days after the Effective Date, notify the other party in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that causes any of the representations and warranties of such party to be inaccurate as of the Effective Date, provided that no such notice shall be deemed to amend or modify the representations and warranties made hereunder or any Schedules hereto for purposes of Section 8.1, Section 9.1 or otherwise, or limit the remedies available to any Party hereunder.

Preservation of Records. Sellers (or any subsequently appointed bankruptcy estate representative, including, but not limited to, a trustee, a creditor trustee or a plan administrator) and Purchaser agree that each of them shall preserve and keep the books and records held by it relating to the pre-Closing Business for a period commencing on the Initial Date and ending at such date on which an orderly wind-down of Sellers' operations has occurred in the reasonable judgment of Purchaser and Sellers and shall make such books and records available to the other Parties (and permit such other Party to make extracts and copies of such books and records at its own expense) as may be reasonably required by such Party in connection with, among other things, any insurance claims by, legal proceedings or Tax audits against or governmental investigations of Sellers or Purchaser or in order to enable Sellers or Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby. In the event that Sellers, on the one hand, or Purchaser, on the other hand, wish to destroy such records during the foregoing period, such Party shall first give twenty (20) days' prior written notice to the other and such other Party shall have the right at its option and expense, upon prior written notice given to such Party within that twenty (20) day period, to take possession of the records within thirty (30) days after the date of such notice.

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Publicity. Neither Sellers nor Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other Party hereto, which approval will not be unreasonably withheld or delayed, unless, in the reasonable judgment of Purchaser or Sellers, disclosure is otherwise required by such party by applicable Law or by the Bankruptcy Court with respect to filings to be made with the Bankruptcy Court in connection with this Agreement or by the applicable rules of any stock exchange on which Sellers or Purchaser list securities; provided that the Party intending to make such release shall use its reasonable best efforts consistent with such applicable Law or Bankruptcy Court requirement to consult with the other Party with respect to the text thereof; provided, further, after the Closing, the Purchaser shall no longer be bound by the foregoing.

Material Adverse Effect. Sellers shall promptly inform Purchaser in writing of the occurrence of any event that has had, or is reasonably expected to have, a Material Adverse Effect or otherwise cause the failure of any of Purchaser's conditions to Closing set forth in ARTICLE VIII.

No Successor Liability. The Parties intend that, to the fullest extent permitted by Law (including under Section 363 of the Bankruptcy Code), upon the Closing, Purchaser shall not be deemed to: (a) be the successor of any Seller, (b) have, de facto, or otherwise, merged with or into any Seller, (c) be a mere continuation or substantial continuation of any Seller or its enterprise(s) or (d) be liable for any acts or omissions of any Seller in the conduct of the Business or arising under or related to the Acquired Assets other than as set forth in this Agreement. Without limiting the generality of the foregoing, and except as otherwise provided in this Agreement, the Parties intend that Purchaser shall not be liable for any Encumbrance (other than Assumed Liabilities and Priming Permitted Encumbrances) against any Seller or any of any Seller's predecessors or Affiliates, and Purchaser shall have no successor or vicarious liability of any kind or character whether known or unknown as of the Closing Date, whether now existing or hereafter arising, or whether fixed or contingent, with respect to the Business, the Acquired Assets or any Liabilities of Sellers arising prior to the Closing Date. The Parties agree that the provisions substantially in the form of this Section 6.13 shall be reflected in the Sale Order.

Casualty Loss. Notwithstanding any provision of this Agreement to the contrary, if, before the Closing, all or any portion of the Acquired Assets is (a) condemned or taken by eminent domain, or (b) is damaged or destroyed by fire, flood or other casualty, Sellers shall promptly notify Purchaser promptly in writing of such fact, (i) in the case of condemnation or taking, Sellers shall promptly assign or pay, as the case may be, any proceeds thereof to Purchaser at the Closing, and (ii) in the case of fire, flood or other casualty, Sellers shall promptly assign the insurance proceeds therefrom to Purchaser at Closing. Notwithstanding the foregoing, the provisions of this Section 6.14 shall not in any way modify Purchaser's other rights under this Agreement, including any applicable right to terminate the Agreement if any condemnation, taking, damage or other destruction resulted in a Material Adverse Effect or otherwise cause the failure of any of Purchaser's conditions to Closing set forth in ARTICLE VIII.

Debtors-in-Possession. From the commencement of the Chapter 11 Cases through the Closing, Sellers shall continue to operate their business as debtors-in-possession pursuant to the Bankruptcy Code. Sellers shall not convert or seek to convert the Chapter 11 Cases into a liquidation proceeding under Chapter 7 of the Bankruptcy Code.

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Bankruptcy Court Filings.

On or prior to April 1, 2019, each of Sellers shall file voluntary petitions for relief commencing cases under chapter 11 of the Bankruptcy Code in the Bankruptcy Court.

On or prior to April 1, 2019, Sellers shall file the Sale and Bid Procedures Motion and the DIP Motion with the Bankruptcy Court, in form and substance reasonably acceptable to the Purchaser and Sellers.

Sellers shall use their reasonable best efforts to cause the Bankruptcy Court to enter (i) the interim DIP Order on or prior to April 4, 2019, (ii) the final DIP Order on or prior to May 8, 2019, (iii) the Bid Procedures Order on or prior to May 5, 2019, and (iv) the Sale Order on or prior to June 14, 2019, which Sale Order shall approve a sale to the Purchaser.

Sellers shall conduct the Auction for the Acquired Assets between June 6, 2019 and June 10, 2019.

Sellers shall serve notices of assumption of the Assigned Contracts and Assumed Leased Real Property, including the designation of Cure Amounts, on all necessary parties by the 5th day following entry of the Bid Procedures Order.

Sellers shall use their reasonable best efforts to provide Purchaser for review reasonably in advance of filing drafts of such material motions, pleadings or other filings relating to the process of consummating the transactions contemplated by this Agreement and the operation of Sellers to be submitted to the Bankruptcy Court, including the DIP Motion and the Sale and Bid Procedures Motion.

In the event an appeal is taken or a stay pending appeal is requested from the Sale Order, Sellers shall promptly notify Purchaser of such appeal or stay request and shall provide Purchaser promptly a copy of the related notice of appeal or order of stay. Sellers shall also provide Purchaser with written notice of any motion or application filed in connection with any appeal from such orders. Sellers agree to take all action as may be reasonable and appropriate to defend against such appeal or stay request and Sellers and Purchaser agree to use their reasonable best efforts to obtain an expedited resolution of such appeal or stay request, provided that nothing herein shall preclude the parties hereto from consummating the transactions contemplated hereby, if the Sale Order shall have been entered and has not been stayed and the Purchaser, in its sole and absolute discretion, waives in writing the condition that the Sale Order be a Final Order.

Sellers and the Purchaser acknowledge that this Agreement and the sale of the Acquired Assets and the assumption of the Assumed Liabilities are subject to Bankruptcy Court approval.

After entry of the Sale Order, to the extent the Purchaser is the Successful Bidder at the Auction, neither the Purchaser nor Sellers shall take any action which is intended to, or fail to take any action the intent of which failure to act is to, result in the reversal, voiding, modification or staying of the Sale Order.

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Not a Required Back-Up Bidder. The Bid Procedures shall provide the Purchaser with the option but not any obligation to act as Back-Up Bidder (as defined in the Bid Procedures Order) following the Auction (if any) in the event that the Purchaser is not selected as the Successful Bidder.

Sale Free and Clear. Sellers acknowledge and agree, and the Sale Order shall be drafted to provide, without limitation, that (a) on the Closing Date and concurrently with the Closing, all then-existing or thereafter arising obligations, Liabilities and Encumbrances, against or created by Sellers, any of their Affiliates, or the bankruptcy estate, to the fullest extent permitted by Section 363 of the Bankruptcy Code, shall be fully released from and with respect to the Acquired Assets and (b) the Purchaser is not the successor to any Seller or the bankruptcy estate by reason of any theory of law or equity, and the Purchaser shall not assume or in any way be responsible for any Liability of Sellers, any of their Affiliates and/or the bankruptcy estate, except as expressly provided in this Agreement. On the Closing Date, the Acquired Assets shall be transferred to the Purchaser free and clear of all obligations, Liabilities and Encumbrances (other than Priming Permitted Encumbrances) to the fullest extent permitted by Section 363 of the Bankruptcy Code.

Financing Cooperation. Sellers shall use commercially reasonable efforts to provide, and shall use commercially reasonable best efforts to cause their respective Representatives to provide, on a timely basis, such cooperation as is reasonably required and customary in connection with the arrangement of the Purchaser's financing arrangements, which cooperation may include using commercially reasonable efforts to: (a) upon reasonable advance notice, participate in a reasonable number of due diligence or other sessions with prospective financing sources and their Representatives, and provide reasonable access to documents and other information in connection with customary due diligence investigations; (b) reasonably assisting (including participating in drafting sessions) with the preparation of materials; (c) furnishing the Purchaser with information required and reasonably requested in writing by the parties acting as lead arrangers for, or lenders under, any debt financing at least ten (10) Business Days prior to the Closing Date under applicable "know your customer" and anti-money laundering rules and regulations; (d) assisting the Purchaser in obtaining accountants' comfort letters, including customary "negative assurance" comfort from Sellers' independent accountants on customary terms; (e) cooperating with the Purchaser and the Purchaser's efforts to obtain customary corporate, facilities and securities ratings; (f) providing and, if applicable, executing customary documents relating to the repayment of Indebtedness and the release of related encumbrances, including customary payoff letters and evidence that notice of such repayment has been timely delivered to the holders of such Indebtedness; (g) satisfying the conditions precedent set forth in any commitment letters or any definitive documentation relating to any debt financing to the extent the satisfaction of such conditions requires the cooperation of or is within the control of Sellers or their respective Affiliates, including causing officers of Sellers and their respective Affiliates to execute agreements, documents or certificates reasonably requested by the Purchaser that facilitate the creation, perfection or enforcement of encumbrances securing debt financing (including original copies of all certificated securities (with transfer powers executed in blank), control agreements, perfection certificates, landlord consents and access letters) as are requested by the Purchaser, its Affiliates or their debt financing sources (provided that no obligation under any such agreement, document or certificate shall be effective until the Closing); and (h) cooperating with the debt financing sources' due diligence investigation to the extent reasonable and not unreasonably interfering with the Business.

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Wind-Down Account. From and after the Closing, the Wind-Down Payment deposited into the Wind-Down Account shall be held in trust by Orchids, free and clear of any and all Encumbrances, for the benefit of Persons entitled to be paid priority claims, administrative expenses and other costs relating to the post-Closing administration and wind-down of Sellers’ estates, including, without limitation, confirmation of a liquidating plan for the Sellers, in accordance with the Wind-Down Budget and the following provisions:

All priority claims, administrative expenses or other costs to be paid from the Wind-Down Account pursuant to the Wind-Down Budget must be submitted by the claimant that earned or incurred such priority claims, administrative expenses or other costs to Orchids and Purchaser in writing.

Upon the submission of any such priority claims, administrative expenses or other costs to be paid from the Wind-Down Account, Purchaser and Orchids each shall have ten (10) days to object in writing to any such priority claims, administrative expenses or other costs on the basis that it: (i) is not consistent in kind or amount with the Wind-Down Budget or (ii) is not reasonably necessary for administering and winding-down of Sellers’ estates.

In the event a timely written objection is made by Purchaser or Orchids and an agreement thereafter cannot be reached among the claimant, Orchids and Purchaser resolving such objection, the allowance and payment of the priority claims, administrative expenses or other costs still in dispute shall be determined by Order of the Bankruptcy Court upon application by the claimant, Orchids, or Purchaser.

Notwithstanding the foregoing, if the priority claims, administrative expenses or other costs sought to be paid from the Wind-Down Budget consist of fees and/or expenses of estate professionals or similar Persons earned or incurred during the pendency of the Chapter 11 Cases, the allowance of such fees and expenses shall be governed by Sections 327, 328, 330, 331 and/or 363 of the Bankruptcy Code, Fed. R. Bankr. P. 2016, the Local Rules of the Bankruptcy Court, and Orders of the Bankruptcy Court entered in the Chapter 11 Cases and the amount contained in the Wind-Down Budget.

If and to the extent that the amount of any such priority claims, administrative expenses or other costs (or portion thereof) has been allowed by (i) a lack of a timely objection by Orchids and Purchaser, (ii) an agreement among the claimant, Orchids and Purchaser, or (iii) entry of an Order by the Bankruptcy Court, as set forth above, Orchids shall promptly pay to the claimant the allowed amount of such priority claims, administrative expenses or other costs (or portion thereof) from the Wind-Down Account.

Subsequent to Closing, Orchids shall reduce the amount of the Wind-Down Account as and to the extent that Orchids may agree, or the Bankruptcy Court determines by entry of an Order, that the Wind-Down Account, or portions thereof, are no longer required to fund the administration and wind-down expenses and costs of Sellers’ estates by distributing to Purchaser the amount of such reductions.

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Pursuant to the Sale Order, all right, title and interest in and to any amounts in the Wind-Down Account that are not used to pay costs associated with administering and winding-down Sellers’ estates shall vest absolutely in Purchaser as of the Closing Date and shall promptly (but in any event within 180 days) be distributed to Purchaser in accordance with this Section 6.20.

Customers and Suppliers. Upon Purchaser's request, Sellers shall cooperate with Purchaser in facilitating communications between Purchaser and any Material Customer or Material Supplier prior to Closing. Sellers shall promptly inform Purchaser in writing of the occurrence of any event that has had, or is reasonably expected to cause, the failure of any condition set forth in Section 8.13 or Section 8.16.

COVENANTS OF PURCHASER

Employee Matters.

Purchaser shall, or shall cause its designated Affiliate or Affiliates to, extend offers of employment to each Employee who has not been terminated or otherwise left the employ of Sellers prior to the Closing Date (or, with respect to each Leave Employee, at such other time as described below in this Section 7.1(a)); provided that, Purchaser may, in its sole discretion, exclude any Employees from the group of Employees to whom Purchaser is required to extend an offer of employment by notice to Orchids no later than five (5) Business Days prior to Closing (the Employees to whom Seller extends an offer of employment, the "Offer Employees"). Purchaser may provide in each offer of employment to an Offer Employee that such offer of employment is subject to such Offer Employee's compliance with and completion of Purchaser's standard hiring practices and policies. All such individuals who accept such offers of employment by the Closing Date, and commence such employment immediately after the Closing, with Purchaser or its Affiliates are hereinafter referred to as the "Transferred Employees". With respect to each Offer Employee who is not actively at work on the Closing Date due to a leave of absence (other than a leave expected to last for less than two (2) weeks) approved by any Seller (each a "Leave Employee"), Purchaser may, or may cause its Affiliate to, provide such Offer Employee an offer of employment if, and at such time that, such Offer Employee is willing and able to return to active employment if within six (6) months following the Closing Date, or such longer period of time required by applicable Law, and upon commencing employment with Purchaser or its Affiliate, any such Offer Employee shall be treated as a Transferred Employee. After the Closing, Purchaser intends to adopt an incentive plan applicable to certain employees with respect to the time period from and after the Closing to the end of 2019 and to be based upon achieving certain performance objectives and other factors.

Subject to Purchaser's right to terminate any Transferred Employees, Purchaser shall provide, or shall cause one of its Affiliates to provide, for a period of one (1) year from and after the Closing Date, each Transferred Employee with a base salary or wage rate, as applicable, that is equal to the base salary or wage rate provided to such Transferred Employees as of the Initial Date. For purposes of eligibility, vesting, and participation (excluding with respect to benefit accrual, retiree welfare benefits and defined benefit pension benefits) under any Purchaser plans and programs providing employee benefits to Transferred Employees after the Closing Date (the "Post-Closing Plans"), Purchaser shall use reasonable best efforts to credit each Transferred Employee with his or her years of service with Sellers before the Closing Date to the same extent as such Transferred Employee was entitled, before the Closing Date, to credit for such service under the comparable Benefit Plans in which such Transferred Employees participated immediately prior to the Closing (such Seller plans, the "Sellers Benefit Plans"), except to the extent such credit would result in a duplication of benefits. Notwithstanding the foregoing, Purchaser, or its applicable Affiliate, may permit or require the Transferred Employees to continue to participate in the Assumed Plans. To the extent a Transferred Employee is covered by a collective bargaining agreement following the Closing Date, Purchaser shall provide the benefits contemplated under this Section 7.1(b) in accordance with the applicable collective bargaining agreement.

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For purposes of each Post-Closing Plan providing medical, dental, hospital, pharmaceutical or vision benefits to any Transferred Employee, Purchaser shall use commercially reasonable efforts to cause to be waived all pre-existing condition exclusions and actively-at-work requirements of such Post-Closing Plan for such Transferred Employee and his or her covered dependents (unless such exclusions or requirements were applicable under Sellers Benefit Plans). In addition, Purchaser shall use reasonable efforts to cause any co-payments, deductible and other eligible expenses incurred by such Transferred Employee and/or his or her covered dependents under any Sellers Benefit Plan providing, medical, dental, hospital, pharmaceutical or vision benefits during the plan year ending on the Closing Date to be credited for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Transferred Employee and his or her covered dependents for the applicable plan year of each comparable Post-Closing Plan in which he or she participates.

Purchaser shall assume and honor all vacation days, sick leave and other paid-time-off accrued or earned, but not yet taken, by each Transferred Employee as of the Closing Date.

Sellers shall be responsible for the payment of any severance payment or benefits that become due to any current or former employee, officer, director, member, partner or independent contractor as a result of the termination of such individual by any Seller or any ERISA Affiliate thereof. Sellers shall be responsible for all legally mandated health care continuation coverage for its, and its Affiliates', current and former employees (and their qualified beneficiaries) who had or have a loss of coverage due to a "qualifying event" (within the meaning of Section 603 of ERISA) which occurred or occurs on or prior to the Closing Date, including, without limitation, any loss of coverage that results directly or indirectly from the transactions contemplated by this Agreement. Purchaser and its Affiliates shall assume and be responsible for any severance benefits for any Transferred Employee who terminates employment with Purchaser or such Affiliate after the Closing Date, to the extent such Transferred Employee is entitled to severance benefits under a Post-Closing Plan or Assumed Plan.

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Purchaser shall assume the Benefit Plans, as the case may be, identified by Purchaser and listed on Schedule 7.1(f) (collectively, the "Assumed Plans"); provided, that Purchaser may elect to treat any such Assumed Plan as an Excluded Asset and/or Excluded Liability upon notice to Orchids no later than two (2) Business Days prior to Closing. Purchaser, on the one hand, and Sellers, on the other, shall take such actions as are necessary and reasonably requested by the other Party to cause Purchaser to assume sponsorship of the Assumed Plans as of the Closing and to effect the transfer of all assets and benefit liabilities of the Assumed Plans together with all related trust, insurance policies and administrative services agreements, effective as soon as practicable following the Closing.

On or before the Closing Date, Purchaser or one of its Affiliates shall have offered employment and/or retention arrangements to each of the Employees listed on Schedule 7.1(g) on the terms set forth on such schedule.

Notwithstanding any provision to the contrary herein, on and following the Closing Date, Purchaser may provide benefits (including any 401(k) plans) to the Transferred Employees acceptable to the Purchaser in its sole discretion.

On and following the Initial Date, Sellers and Purchaser shall reasonably cooperate in all matters reasonably necessary to effect the transactions contemplated by this Section 7.1, including exchanging information and data relating to workers' compensation, employee benefits and employee benefit plan coverage, and in obtaining any governmental approvals required hereunder, except as would result in the violation of any applicable Law, including without limitation, any Law relating to the safeguarding of data privacy.

The provisions of this Section 7.1 are for the sole benefit of the Parties to this Agreement only and shall not be construed to grant any rights, as a third party beneficiary or otherwise, to any person who is not a Party to this Agreement, nor shall any provision of this Agreement be deemed to be the adoption of, or an amendment to, any employee benefit plan, as that term is defined in Section 3(3) of ERISA, or otherwise to limit the right of Purchaser or Sellers to amend, modify or terminate any such employee benefit plan. In addition, nothing contained herein shall be construed to (i) prohibit any amendments to or termination of any employee benefit plans or (ii) prohibit the termination or change in terms of employment of any employee (including any Transferred Employee) as permitted under applicable Law. Nothing herein, expressed or implied, shall confer upon any employee (including any Transferred Employee) any rights or remedies (including, without limitation, any right to employment or continued employment for any specified period) of any nature or kind whatsoever, under or by reason of any provision of this Agreement.

Reasonable Access to Records and Certain Personnel. Following consummation of the Closing, so long as such access does not unreasonably interfere with Purchaser's business operations, Purchaser shall permit Sellers' employees, agents, counsel and other professionals employed in the Chapter 11 Cases, or otherwise retained by Sellers, reasonable access to the financial and other books and records relating to the Acquired Assets or the Business (whether in documentary or data form) for the purposes of facilitating the continuing administration of the Chapter 11 Cases, preparing Tax Returns or responding to Tax related inquiries, and other such administrative activities, which access shall include the right of such professionals to copy, at Sellers' expense, such documents and records as it may request in furtherance of the purposes described above, subject in all respects to the provisions of Section 6.5 hereof. Purchaser may, in its sole discretion, move any or all of the books and records relating to the Acquired Assets and/or the Business to a location of its designation; provided, however, if Purchaser moves any such documents or records from their present location, Sellers have the right to require Purchaser to copy and deliver to Sellers or their professionals such documents and records as they may request, but only to the extent Sellers or any such professional (a) furnishes Purchaser with reasonably detailed written descriptions of the materials to be so copied and (b) Sellers advance to Purchaser the costs and expenses thereof. The Parties acknowledge that Sellers shall have the right to retain any documents and records provided to it by Purchaser, subject in all respects to the provisions of Section 6.5 hereof. Following the Closing, Purchaser shall provide Sellers and such of Sellers' professionals as Sellers shall have from time to time designated, with reasonable access to former management of the Business during regular business hours to assist Sellers as set forth in this Section 7.2, provided again that such access does not unreasonably interfere with Purchaser's business operations. Purchaser shall not dispose of any such documents and records except as shall be consistent with applicable Law; provided, further, Purchaser shall provide Sellers with reasonable advance written notice prior to the disposal of any such documents or records, together with the opportunity for Sellers to preserve such documents or records at Sellers' cost.

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CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

ARTICLE CLXXThe obligations of Purchaser to consummate the Closing are subject to satisfaction (or, to the extent permitted by applicable Law, waiver by Purchaser) of the following conditions precedent on or before the Closing Date.

Representations and Warranties True as of Both Initial Date and Closing Date. Each of the representations and warranties of Sellers (a) contained herein (other than as set forth in clause (c) below) that are not qualified by "materiality" or "Material Adverse Effect" shall be true and correct in all respects on and as of the Initial Date other than as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (except for such representations and warranties that specifically relate to an earlier date, which shall be true and correct in all material respects as of such earlier date) and on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, (b) contained herein (other than as set forth in clause (c) below) that are qualified by "materiality" or "Material Adverse Effect" shall be true and correct in all respects on and as of the Initial Date (except for such representations and warranties that specifically relate to an earlier date, which shall be true and correct in all respects as of such earlier date) and on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, and (c) contained in Section 4.1 (first sentence only), Section 4.2 and Section 4.5 shall be true and correct in all respects on and as of the Initial Date (except for such representations and warranties that specifically relate to an earlier date, which shall be true and correct in all respects as of such earlier date) and on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Sellers shall also have performed or complied in all material respects with all of their covenants and obligations hereunder which are required to be performed or complied with at or prior to Closing.

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HSR Act. Any applicable waiting period (and any extension thereof) under the HSR Act shall have expired or early termination thereof shall have been granted.

No Court Orders. No court or other Governmental Body shall have issued, enacted, entered, promulgated or enforced any Law or Order (that is final and non-appealable and that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement.

No Material Adverse Effect. Since the Initial Date, there shall not have been a Material Adverse Effect.

Ordinary Course Operations. From and after the Initial Date, Sellers shall have continued to operate the Business in the Ordinary Course of Business in accordance with the terms of this Agreement.

Delivery of Acquired Assets. Each of the deliveries required to be made to Purchaser pursuant to Section 10.2 shall have been so delivered and at Closing, Sellers shall deliver possession of all Acquired Assets to Purchaser.

Bankruptcy Court Approval. The Sale Order (a) shall have been entered by the Bankruptcy Court and (b) shall not have been appealed or be subject to any pending appeal as of the Closing Date, and no stay with respect thereto (including any stay under Bankruptcy Rule 6004(h)) shall be in effect as of the Closing Date.

Lease/Contract Assumption and Assignment. The Sale Order shall approve and authorize the assumption and assignment of the Assigned Contracts over which the Bankruptcy Court has jurisdiction. The Sale Order shall also provide that, and if and to the extent necessary the Assigned Contracts shall be deemed modified to provide that (a) all the Assigned Contracts are in full force and effect, (b) the assumption and assignment shall be free and clear of any claims of defaults, (c) Sellers shall be responsible for curing any and all defaults which may exist at the time of assignment and restoring any deficiencies in Lease Deposits under any Assigned Contract regarding any Assumed Leased Real Property, (d) the Assigned Contracts regarding any Assumed Leased Real Property shall be transferred free and clear of all Liens, Claims and Encumbrances, (e) all references in any Assigned Contract regarding any Assumed Leased Real Property to such tradenames or "Tenant" or "Lessee" shall thereafter mean and refer to Purchaser, (f) Purchaser may change its signs and perform alterations and remodeling to the extent permitted in the applicable lease or as may be consistent with Purchaser's method of conduct of business under its tradenames and (g) the assumption and assignment contemplated hereunder are otherwise permitted.

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Consents; Permits. To the extent not otherwise deemed consented to, approved, licensed, permitted, ordered or authorized by entry of the Sale Order or otherwise as a result of the Chapter 11 Cases, Sellers shall have received (and there shall be in full force and effect), in each case in form and substance satisfactory to Purchaser, the material consents, approvals, licenses, orders and other authorizations of, and shall have made (and there shall be in full force and effect), to the extent required by Law, the filings, registrations, qualifications and declarations with, any Person pursuant to any applicable Law or pursuant to any agreement, order or decree to which any Seller is a party or to which it is subject, required in connection with the transactions contemplated by this Agreement and the sale of the Acquired Assets, including, without limitation, assignment of the Assigned Contracts regarding any Assumed Leased Real Property and all third-party consents required for the sale, assignment, assumption and/or delivery of the Acquired Assets or Assumed Liabilities of Orchids SC and delivery of Orchids' Fund Loan Agreement, dated as of December 29, 2015, by and between USBCDC Investment Fund 158, LLC and Orchids, to Purchaser (or the applicable Designated Purchaer in the case of the Acquired Assets and Assumed Liabilities of Orchids SC) hereunder, in all cases on the same economic terms as exist per the terms of such agreements on the Initial Date (including, for the avoidance of doubt, the consent of RDP 27 LLC, USBCDE SUB-CDE 146, LLC, USBCDC Investment Fund 158, LLC and U.S. Bank National Association). Purchaser (or the applicable Designated Purchaser) shall have received (and there shall be in full force and effect), in each case in form and substance satisfactory to Purchaser, either by transfer or re-issuance, all Permits required to operate the Business and Acquired Assets consistent in all respects with historical operations, including all those set forth on Schedule 2.1(n).

Corporate Documents. Sellers shall have delivered to Purchaser copies of the resolutions of Sellers' board of directors or similar governing body, as applicable, evidencing the approval of this Agreement, the Chapter 11 Cases and the transactions contemplated hereby.

Release of Liens. Purchaser shall have received such documents or instruments as may be required, in Purchaser's reasonable discretion, to demonstrate that, effective as of the Closing Date, the Acquired Assets are released from any and all Liens.

Title Policy. Purchaser shall have received policies of title insurance in form and substance, and issued by a title company, reasonably satisfactory to Purchaser insuring the title of Purchaser to the Acquired Owned Real Property, subject only to Permitted Encumbrances (the "Title Policies").

Continuity of Supply. Neither Purchaser nor the Sellers have received any information or notice (written or oral) or otherwise have reason to believe that any of the goods, products, and materials currently supplied by Dixie Pulp and Paper, Inc., Itochu Pulp and Paper Corp., Cmpc Usa, Inc., Resolute FP US, Inc. and Fabrica de Papel San Francisco, S.A. de C.V. will not be available to Purchaser on contractual terms satisfactory to Purchaser post-Closing whether under Assigned Contracts or otherwise, other than any such information or notice of which Purchaser has been informed in writing via email by Sellers on the Initial Date.

Continuity of Employees. Each employee set forth on Schedule 7.1(g) (which schedule may be amended by Purchaser in its sole discretion upon written notice to Sellers (email being sufficient) no later than two (2) Business Days prior to Closing) shall have agreed in writing to be employed by Purchaser, effective as of the Closing, on terms set forth on Schedule 7.1(g).

Accounts Payable. The amount of Accounts Payable to be assumed by Purchaser under clauses (i) and (iii) of Section 2.3(c) shall not exceed $2,500,000 in the aggregate (the "Accounts Payable Cap").

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Continuity of Customers. Neither Purchaser nor the Sellers have received any information or notice (written or oral) or otherwise have reason to believe that any of Dollar General, Walmart (including Sam's Club), Family Dollar (including its parent, Dollar Tree) and Target will not continue as customers of the Business on contractual terms satisfactory to Purchaser post-Closing whether under Assigned Contracts or otherwise, other than any such information or notice of which Purchaser has been informed in writing via email by Sellers on the Initial Date.

Cash Flow Compliance. Immediately prior to the Closing, Sellers shall be in compliance with the Approved Budget (as defined in the DIP Credit Agreement) then in effect under the DIP Credit Agreement.

Cure Amount Cap. Purchaser's liability for the Cure Amount shall not exceed $1,000,000 in the aggregate (the "Cure Amount Cap").

Rejection of Employment and Retention Agreements. No later than one day prior to the Closing, all employment agreements and retention agreements to which any Seller is a party, including, for the avoidance of doubt, all the items listed on Schedule 8.19, shall have been rejected pursuant to the Chapter 11 Cases.

Mexican Antitrust Approval. Receipt of Mexican Antitrust Approval shall have been obtained, if required.

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS

ARTICLE CLXXIThe obligations of Sellers to consummate the Closing are subject to satisfaction (or, to the extent permitted by applicable Law, waiver by Sellers) of the following conditions precedent on or before the Closing Date:

Representations and Warranties True as of Both Initial Date and Closing Date. The representations and warranties of Purchaser (a) contained herein that are not qualified by "materiality" or "material adverse effect" shall be true and correct in all material respects on and as of the Initial Date, and shall also be true in all material respects on and as of the Closing Date (except for representations and warranties which specifically relate to an earlier date, which shall be true and correct in all material respects as of such earlier date) with the same force and effect as though made by Purchaser on and as of the Closing Date, and (b) contained herein that are qualified by "materiality" or "material adverse effect" shall be true and correct in all respects on and as of the Initial Date, and on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (except for representations and warranties which specifically relate to an earlier date, which shall be true and correct in all material respects as of such earlier date), in each case, except where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Purchaser's ability to consummate the transactions contemplated by this Agreement. Purchaser shall also have performed or complied in all material respects with all of its covenants and obligations hereunder which are to be completed or complied with at or prior to Closing.

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HSR Act. Any applicable waiting period (and any extension thereof) under the HSR Act shall have expired or early termination thereof shall have been granted.

No Court Orders. No court or other Governmental Body shall have issued, enacted, entered, promulgated or enforced any Law or Order (that is final and non-appealable and that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement.

Bankruptcy Condition. The Sale Order shall have been entered by the Bankruptcy Court and no stay with respect thereto (including any stay under Bankruptcy Rule 6004(h)) shall be in effect as of the Closing Date.

Corporate Documents. Purchaser shall have delivered to Sellers copies of the resolutions of Purchaser's board of managers evidencing the approval of this Agreement and the transactions contemplated hereby.

Mexican Antitrust Approval. Receipt of Mexican Antitrust Approval shall have been obtained, if required.

CLOSING

Closing. Unless otherwise mutually agreed by the Parties, the closing of the purchase and sale of the Acquired Assets, the payment of the Purchase Price, the assumption of the Assumed Liabilities and the consummation of the other transactions contemplated by this Agreement (the "Closing") shall take place on the second (2nd) Business Day following full satisfaction or due waiver (by the Party entitled to the benefit of such condition) of the closing conditions set forth in ARTICLE VIII and ARTICLE IX (other than conditions that by their terms or nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), or at such other place and time as the Parties may agree, provided that the Purchaser shall not be required to consummate the Closing prior to 21 days after the Sale Order is entered.

Deliveries by Sellers. At or prior to the Closing, Sellers will deliver, in addition to the other documents contemplated by this Agreement, the following to Purchaser:

a bill of sale in the form of Exhibit A duly executed by Sellers;

an assignment and assumption agreement in the form of Exhibit B (the "Assignment and Assumption Agreement") duly executed by Sellers;

a certified copy of the Sale Order;

copies of all instruments, certificates, documents and other filings (if applicable) necessary to release the Acquired Assets from all Encumbrances, including any applicable UCC termination statements and releases of mortgages, all in form and substance reasonably satisfactory to Purchaser;

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copies of the waivers, consents and approvals for the Assigned Contracts, where such waivers, consents and approvals are required to operate the Business in the ordinary course, all in form and substance reasonably satisfactory to Purchaser;

an officer's certificate, dated as of the Closing Date, executed by a duly authorized officer of each Seller certifying that the conditions set forth in Section 8.1 have been satisfied;

a copy of the resolutions adopted by the board of directors (or similar governing body) of each Seller evidencing the authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, certified by an authorized officer of each Seller;

an instrument of assumption and assignment of the Assigned Contracts regarding Assumed Leased Real Property substantially in the form of Exhibit C (the "Assignment and Assumption of Leases"), duly executed by each Seller, in form for recordation with the appropriate public land records to the extent the underlying Lease is of record;

an Intellectual Property Assignment and Assumption Agreement substantially in the form of Exhibit D (the "IP Assignment and Assumption Agreement"), duly executed by each Seller;

possession of each Owned Real Property, together with duly executed and acknowledged special warranty (or jurisdictional equivalent) deeds for each Owned Real Property conveying the Owned Real Property subject only to Permitted Encumbrances, and any existing surveys, legal descriptions and title policies that are in the possession of Sellers;

possession of the Acquired Assets and the Business;

stock powers or similar instruments of transfer, duly executed by the applicable Seller, transferring all of the capital stock or other equity interests of the Acquired Subsidiaries to Purchaser (it being understood that such instruments shall address the requirements under applicable Law local to the jurisdiction of organization of each such Acquired Subsidiary necessary to effect and make enforceable the transfer to Purchaser of the legal and beneficial title to such capital stock or other equity interests);

a certificate duly executed by each Seller, in the form prescribed under Treasury Regulation Section 1.1445-2(b)(2)(iv);

such other bills of sale, deeds, endorsements, assignments and other good and sufficient instruments of conveyance and transfer, in form and substance reasonably satisfactory to Purchaser, as Purchaser may reasonably request to vest in Purchaser all of Sellers' right, title and interest of Sellers in, to or under any or all the Acquired Assets, including all Owned Real Property;

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such ordinary and customary documents (including any factually accurate affidavits) as may be required by any title company or title insurance underwriter to enable Purchaser to obtain the Title Policies;

the most recent final Phase I environmental site assessment reports and any Phase II environmental site assessments (or similar reports) for the Acquired Owned Real Property and Assumed Leased Real Property, to the extent in existence, and any other documents identified in clause (e) of Section 4.19; and

such other documents as Purchaser may reasonably request that are not inconsistent with the terms of this Agreement and customary for a transaction of this nature and necessary to evidence or consummate the transactions contemplated by this Agreement.

Deliveries by Purchaser. At the Closing, Purchaser will deliver the following:

the Purchase Price payable pursuant to and in accordance with Section 3.1;

the Assignment and Assumption Agreement duly executed by Purchaser;

the Assignment and Assumption of Leases duly executed by Purchaser;

the IP Assignment and Assumption Agreement, executed by Purchaser;

satisfactory evidence of payment of the Cure Amount in accordance with Section 2.3(b);

an officer's certificate, dated as of the Closing Date, executed by a duly authorized officer of Purchaser certifying that the conditions set forth in Section 9.1 have been satisfied; and

such other documents as Sellers may reasonably request that are not inconsistent with the terms of this Agreement and customary for a transaction of this nature and necessary to evidence or consummate the transactions contemplated by this Agreement.

TERMINATION

Termination of Agreement. This Agreement and the transactions contemplated hereby may (at the option of the Party having the right to do so or by operation of this Agreement) be terminated at any time on or prior to the Closing Date:

Mutual Consent. By mutual written consent of Purchaser and Sellers.

Termination by Purchaser or Sellers.

By Purchaser or Sellers, if the Bankruptcy Court or other court of competent jurisdiction or a governmental, quasi-governmental, regulatory or administrative department, agency, commission or authority shall have issued an order, decree or ruling or taken any other Action (which order, decree, ruling or Action, Sellers, upon request by the Purchaser, shall use reasonable best efforts to lift or dissolve), in each case restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or attempting to do the same; provided, however, that the right to terminate this Agreement pursuant to this Section 11.1(b)(i) shall not be available to Purchaser or Sellers if the Purchaser or Sellers, respectively, breach of any of their respective representations, warranties, covenants or agreements contained herein and such breach results in such ruling or Order;

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by Purchaser or Sellers, if the transactions contemplated hereby shall not have been consummated on or prior to August 16, 2019 (which may be extended by 60 days by the Purchaser in order to satisfy the conditions set forth in Section 8.2 and/or Section 8.9); provided, however, that such right to terminate this Agreement shall not be available to any Party whose failure to fulfill any of its covenants or obligations under this Agreement has been the cause of, or resulted in, the failure of the transactions contemplated hereby to be consummated on or before such date;

by Purchaser or Sellers, if the Auction has occurred and the Purchaser is not the Successful Bidder; or

by Purchaser or Sellers, prior to the entry of the Sale Order if the Bankruptcy Court enters an Order approving an Alternative Transaction.

Termination by Purchaser.

By Purchaser, if a breach of any representation, warranty, covenant or agreement on the part of Sellers set forth in this Agreement shall have occurred that would cause any of the conditions set forth in ARTICLE VIII not to be satisfied, and such breach is incapable of being cured or, if capable of being cured, Sellers have failed to cure such breach within ten (10) days of receipt of written notification thereof or which by its nature or timing cannot be cured within such time period;

by Purchaser, if Sellers shall fail to file the Chapter 11 Cases on or prior to April 1, 2019;

by Purchaser, if Sellers shall fail to file any of the DIP Motion or the Sale and Bid Procedures Motion with the Bankruptcy Court on or prior to April 1, 2019;

by Purchaser, if (A) the Bid Procedures Order, including approval of the Break-Up Fee and Expense Reimbursement Amount, shall not have been entered by the Bankruptcy Court on or prior to May 5, 2019 or if such Bid Procedures Order has been entered by such date but has been amended, supplemented or otherwise modified in any manner adverse to the Purchaser, (B) the Bankruptcy Court issues an order granting leave to any Person to commence an appeal of the Bid Procedures Order, or (C) following its entry, the Bid Procedures Order shall fail to be in full force and effect or shall have been stayed, reversed, modified or amended in any respect without the prior written consent of the Purchaser;

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by Purchaser, if (A) the final DIP Order shall not have been entered by the Bankruptcy Court on or prior to May 8, 2019 and such failure results in an unwaived and uncured event of default under the DIP Facility, (B) the Bankruptcy Court issues an order granting leave to any Person to commence an appeal of the final DIP Order, or (C) following its entry, the final DIP Order shall fail to be in full force and effect or shall have been stayed, reversed, modified or amended in any respect without the prior written consent of the Purchaser;

by Purchaser, if the Chapter 11 Cases are dismissed or converted to a liquidation proceeding under Chapter 7 of the Bankruptcy Code;

by Purchaser, if the Bankruptcy Court enters any Order inconsistent with the Bid Procedures Order, the Sale Order or the Acquisition;

by Purchaser, if any creditor of any Seller obtains a final and unstayed Order of the Bankruptcy Court granting relief from the stay to foreclose on any portion of the Acquired Assets in excess of $100,000, in the aggregate;

by Purchaser if the bid deadline does not occur on June 6, 2019 or June 7, 2019, or if the Auction (if any) is not held by June 10, 2019;

by Purchaser, if Purchaser is the Successful Bidder and the Sale Hearing has not commenced on or prior to June 12, 2019; provided that the failure of the Sale Hearing to commence on or prior to such time is not caused by Purchaser's material breach of this Agreement or the Bankruptcy Court's calendar;

by Purchaser, if the Bankruptcy Court has not entered the Sale Order approving the Acquisition by Purchaser on or prior to June 14, 2019, or if such Sale Order has been entered by such date but is stayed or stayed pending appeal or has been reversed or vacated, or if such Sale Order has been entered by such date but has been amended, supplemented or otherwise modified in a manner adverse to Purchaser and without the prior written consent of Purchaser, or if such Sale Order has been entered by such date but any Seller or any other Person takes any Action seeking to void or modify such Sale Order;

by Purchaser, if the Closing shall not have occurred on or prior to August 16, 2019;

by Purchaser, if notices of assumption of the Assigned Contracts, including designation of the Cure Amount, are not served on all material parties by May 14, 2019;

by Purchaser, at any time prior to the end of the Auction (or if no Auction occurs, the Closing Date), if Purchaser determines in its good faith judgment that there is a reasonable possibility of losing continuous access to supply under, and delivery to Sellers (prior to the Closing) or to Purchaser (after the Closing Date) of the goods and services purchased under, the Contracts set forth on Schedule 2.6(a);

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by Purchaser, if a Material Adverse Effect occurs; or

by Purchaser, if, for any reason (including, without limitation, an Order of the Bankruptcy Court), the Purchaser is unable, pursuant to Section 363(k) of the Bankruptcy Code, to credit bid up to the full amount of the Liabilities under the Prepetition Credit Agreements and the DIP Credit Agreement in satisfaction of all or any portion of the Purchase Price.

For the avoidance of doubt, the Parties acknowledge and agree that in the event Sellers determine, in their reasonable discretion, that the last Overbid submitted by Purchaser is better than all other Qualified Bids as such Qualified Bids may be amended by an Overbid submitted at the Auction, then within two (2) Business Days following the conclusion of the Auction, Sellers and Purchaser shall enter into an amendment to this Agreement to reflect Purchaser's last Overbid.

Termination by Sellers. By Sellers, if a breach of any representation, warranty, covenant or agreement on the part of Purchaser set forth in this Agreement shall have occurred that would cause any of the conditions set forth in ARTICLE IX not to be satisfied, and such breach is incapable of being cured or, if capable of being cured, Purchaser has failed to cure such breach within ten (10) days of receipt of written notification thereof or which by its nature or timing cannot be cured within such time period.

Procedure and Effect of Termination. If this Agreement is terminated pursuant to Section 11.1, written notice thereof shall forthwith be given to the other Parties to this Agreement and all further obligations of the Parties under this Agreement shall terminate; provided, however, that the Parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in this ARTICLE XI.

Breach by Sellers. If termination of this Agreement is due solely to a material breach by Sellers pursuant to Section 11.1(c)(i) hereof, Purchaser shall thereupon, as its sole and exclusive remedy, immediately be entitled to payment of the Expense Reimbursement Amount, which amount shall be paid to Purchaser within three (3) days following its delivery to Sellers of its documented costs, fees and expenses; provided, however, that nothing herein shall relieve Sellers from liability for any willful and material breach of this Agreement or any agreement made as of the Initial Date or subsequent thereto pursuant to this Agreement. Sellers' obligation to pay the Expense Reimbursement Amount pursuant to this Section 11.3 shall survive termination of this Agreement and shall constitute an administrative expense of Sellers under Section 364(c)(1) of the Bankruptcy Code with priority over any and all administrative expenses of the kind specified in Section 503(b) or 507(b) of the Bankruptcy Code.

Breach by Purchaser. If termination of this Agreement is due solely to a material breach by Purchaser pursuant to Section 11.1(d) hereof, Sellers, as their sole remedy, shall be entitled to liquidated damages in the amount of $1,000,000, which shall be payable by Purchaser by the forgiveness of Prepetition Credit Agreement Indebtedness. The Parties hereby agree that the foregoing dollar amount is a fair and reasonable estimate of the total detriment that Sellers would suffer in the event of Purchaser's default and failure to complete the transaction hereunder.

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Break-Up Fee and Expense Reimbursement Amount.

In consideration of Purchaser and its Affiliates having expended considerable time and expense in connection with this Agreement and the negotiation thereof, and the identification and quantification of assets to be included in the Acquired Assets, and to compensate the Purchaser as a stalking-horse bidder, Sellers, jointly and severally, shall pay in cash to Purchaser, by wire transfer of immediately available funds to the account specified by Purchaser to Sellers in writing, an amount equal to $5,250,000, which is three percent (3%) of the Purchase Price (the "Break-Up Fee"), (x) in the event that this Agreement is terminated pursuant to Section 11.1(b)(iii) or Section 11.1(b)(iv) or (y) in the event that (1) this Agreement is otherwise terminated pursuant to Section 11.1(b)(ii) or for any of Section 11.1(c)(ii) through Section 11.1(c)(xii) (other than a termination pursuant to Section 11.1(c)(vi) resulting from a conversion of the Chapter 11 Cases to chapter 7 pursuant to a motion brought by a party in interest other than Sellers and (2) a Seller enters into any agreement or process with respect to an Alternative Transaction within nine (9) months after such termination of this Agreement which results in an Alternative Transaction being consummated; (A) such Break-Up Fee shall be due and payable simultaneously with any termination of this Agreement, in the case of the foregoing clause (x) and (B) fifty percent (50%) of such Break-Up Fee shall be due and payable simultaneously with the consummation of the Alternative Transaction in the case of the foregoing clause (y). Sellers' obligation to pay the Break-Up Fee pursuant to this Section 11.5(a) shall survive termination of this Agreement and shall constitute an administrative expense of Sellers under Section 364(c)(1) of the Bankruptcy Code with priority over any and all administrative expenses of the kind specified in Section 503(b) or 507(b) of the Bankruptcy Code.

In consideration of Purchaser and its Affiliates having expended considerable time and expense in connection with this Agreement and the negotiation thereof, and the identification and quantification of assets to be included in the Acquired Assets, if this Agreement is terminated in accordance with the terms set forth in Section 11.1 hereof (other than any termination by Section 11.1(a), Section 11.1(b)(i), Section 11.1(c)(xiv), Section 11.1(c)(xvi) or Section 11.1(d)), then Sellers, jointly and severally, shall pay to Purchaser in cash not later than (i) in the case of a termination pursuant to Section 11.1(b)(iv), the closing of an Alternative Transaction and (ii) two (2) Business Days following receipt of documentation supporting the request for reimbursement of costs, fees and expenses, the Expense Reimbursement Amount, in each case by wire transfer of immediately available funds to an account specified by the Purchaser to Sellers in writing. Sellers' obligation to pay the Expense Reimbursement Amount pursuant to this Section 11.5(b) shall survive termination of this Agreement and shall constitute an administrative expense of Sellers under Section 364(c)(1) of the Bankruptcy Code with priority over any and all administrative expenses of the kind specified in Section 503(b) or 507(b) of the Bankruptcy Code.

Sellers agree and acknowledge that the Purchaser's due diligence, efforts, negotiation, and execution of this Agreement have involved substantial investment of management time and have required significant commitment of financial, legal, and other resources by Purchaser and its Affiliates, and that such due diligence, efforts, negotiation, and execution have provided value to Sellers and, in Sellers' reasonable business judgment, is necessary for the preservation of the value of Sellers' estate. Sellers further agree and acknowledge that the Break-Up Fee and Expense Reimbursement Amount are reasonable in relation to Purchaser's efforts, Purchaser's lost opportunities from pursuing this transaction, and the magnitude of the transactions contemplated hereby. The provision of the Break-Up Fee and the Expense Reimbursement Amount is an integral part of this Agreement, without which Purchaser would not have entered into this Agreement. Sellers' obligation to pay the Break-Up Fee and Expense Reimbursement Amount shall be joint and several among Sellers.

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If Sellers fail to take any action necessary to cause the delivery of the Break-Up Fee and/or the Expense Reimbursement Amount under circumstances where Purchaser is entitled to the Break-Up Fee and/or the Expense Reimbursement Amount and, in order to obtain such Break-Up Fee and/or the Expense Reimbursement Amount, Purchaser commences a suit which results in a judgment in favor of Purchaser, Sellers shall pay to Purchaser, in addition to the Break-Up Fee and/or the Expense Reimbursement Amount, an amount of cash equal to the costs and expenses (including attorneys' fees) incurred by Purchaser in connection with such suit.

MISCELLANEOUS

Expenses. Except as otherwise provided herein (including without limitation Section 11.5(d)), each Party hereto shall bear its own expenses with respect to the transactions contemplated hereby.

Survival of Representations and Warranties; Survival of Confidentiality. The Parties agree that the representations and warranties contained in this Agreement shall expire upon the Closing Date. Except as otherwise provided herein, the Parties agree that the covenants contained in this Agreement to be performed at or after the Closing shall survive in accordance with the terms of the particular covenant or until fully performed.

Amendment; Waiver. This Agreement may be amended, supplemented or changed, and any provision hereof may be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought; provided that, notwithstanding the foregoing, the Acquired Assets, Assigned Contracts and the Schedules hereto may be amended in accordance with Section 2.6 and Section 6.9(b). No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, condition, covenant or agreement contained herein. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by applicable Law.

Notices. Any notice, request, instruction or other document to be given hereunder by a Party hereto shall be in writing and shall be deemed to have been given (i) when received if given in person, (ii) on the date of transmission if sent by telecopy or by electronic mail, (iii) one (1) Business Day after being delivered to a nationally known commercial courier service providing next day delivery service (such as FedEx), or (iv) three (3) Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid:

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(A)	If to Sellers, addressed as follows:

Orchids Paper Products Company

201 Summit View Dr.

Suite 110
Brentwood, TN 37027

Attention: Jeffrey S. Schoen

Email: jsschoen@orchidspaper.com

With a copy (which shall not constitute notice) to:

Polsinelli PC
150 N. Riverside Plaza
Suite 3000
Chicago, IL 60606
Attention: Donald E. Figliulo
Attention: Jerry L. Switzer
Email: dfigliulo@polsinelli.com
Email: jswitzer@polsinelli.com

(B)	If to Purchaser, addressed as follows:

Orchids Investment LLC
c/o BD White Birch Investment LLC

80 Field Point Road

Greenwich, CT 06830
Attention: Christopher Brant

Email: ChrisBrant@WhiteBirchPaper.com

and

Orchids Investment LLC
c/o Black Diamond Capital Management, L.L.C.

100 Field Drive, Suite 170

Lake Forest, IL 60045
Attention: Leslie A. Meier

Email: les@bdcm.com

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With a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
155 N. Wacker Drive
Chicago, Illinois 60606
Attention: Kimberly A. deBeers
Email: kimberly.debeers@skadden.com

and

Winston and Strawn LLP

35 West Wacker Drive

Chicago, IL 60606

Attention: Daniel McGuire

Attention: Timothy Dable

Email: dmcguire@winston.com

Email: tdable@winston.com

or to such other individual or address as a Party hereto may designate for itself by notice given as herein provided.

Effect of Investigations. Any due diligence review, audit or other investigation or inquiry undertaken or performed by or on behalf of Purchaser shall not limit, qualify, modify or amend the representations, warranties and covenants of, and indemnities by, Sellers made or undertaken pursuant to this Agreement, irrespective of the knowledge and information received (or which should have been received) therefrom by Purchaser.

Counterparts; Electronic Signatures.

This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

The exchange of copies of this Agreement and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in "portable document format" (".pdf") form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted electronically shall be deemed to be their original signatures for all purposes.

Headings. The headings preceding the text of Articles and Sections of this Agreement and the Schedules thereto are for convenience only and shall not be deemed part of this Agreement.

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Applicable Law and Jurisdiction. SUBJECT TO ANY PROVISION IN THIS AGREEMENT AND ANY ANCILLARY DOCUMENT TO THE CONTRARY, THIS AGREEMENT (AND ALL DOCUMENTS, INSTRUMENTS, AND AGREEMENTS EXECUTED AND DELIVERED PURSUANT TO THE TERMS AND PROVISIONS HEREOF) SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WHOLLY WITHIN SUCH JURISDICTION. PURCHASER AND SELLERS FURTHER AGREE THAT THE BANKRUPTCY COURT SHALL HAVE JURISDICTION OVER ALL DISPUTES AND OTHER MATTERS RELATING TO (a) THE INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT AND/OR (b) THE ACQUIRED ASSETS AND/OR ASSUMED LIABILITIES AND PURCHASER EXPRESSLY CONSENTS TO AND AGREES NOT TO CONTEST SUCH JURISDICTION.

Binding Nature; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interest or obligations hereunder shall be assigned by any of the Parties hereto without prior written consent of the other Parties, provided that, Purchaser may grant a security interest in its rights and interests hereunder to its third party lender(s). Nothing contained herein, express or implied, is intended to confer on any Person other than the Parties hereto or their successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Designated Purchasers. In connection with the Closing, notwithstanding Section 12.9 or anything to the contrary contained herein, Purchaser shall be entitled to designate, in accordance with the terms of this paragraph, one or more Subsidiaries or Affiliates of Purchaser to (a) purchase specified Acquired Assets (including specified Assigned Contracts) and pay the corresponding Purchase Price amount and Cure Amount, (b) assume specified Assumed Liabilities, (c) employ specified Transferred Employees on and after the Closing Date, (d) perform any of the other covenants and agreements hereunder to be performed by Purchaser and (e) be entitled to the rights and benefits afforded to Purchaser hereunder (any such Subsidiary or Affiliate of Purchaser that shall be designated in accordance with this clause, a "Designated Purchaser"). Upon any such designation of a Designated Purchaser, such Designated Purchaser shall be solely responsible with respect to the payment of the corresponding Purchase Price, Cure Amount, the specified Assumed Liabilities and employment of the specified Transferred Employees and, from and after such designation, Purchaser shall have no Liability or responsibility therefor. Any reference to Purchaser made in this Agreement in respect of any right, obligation, purchase, assumption or employment referred to in this paragraph shall be deemed a reference to the appropriate Designated Purchaser, if any, with respect to the applicable obligation or right. All obligations of Purchaser and any Designated Purchaser shall be several and not joint and, notwithstanding anything to the contrary contained herein, neither Purchaser nor any other Designated Purchaser shall have any obligation for any Assumed Liabilities assumed by a particular Designated Purchaser at the Closing and any prior obligations of the Purchaser are novated and released. For the avoidance of doubt, no designation of a Designated Purchaser hereunder shall expand or otherwise affect the Accounts Payable Cap, the Cure Amount Cap, or any other limitation on Purchaser's obligations hereunder, it being understood that such limitations shall apply to the aggregate Liabilities of Purchaser and any Designated Purchaser(s) hereunder. The above designations shall be made by Purchaser by way of a written notice to be delivered to Sellers in no event later than two (2) Business Days prior to Closing. In addition, the Parties agree to modify any Closing deliverables in accordance with the foregoing designation. Any Designated Purchasers are intended third party beneficiaries of this Agreement, and this Agreement may be enforced by such Designated Purchasers.

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No Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties hereto and their respective affiliates and no provision of this Agreement shall be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of Action or other right.

Tax Matters.

Any sales, use, purchase, transfer, franchise, deed, fixed asset, stamp, documentary stamp, use or similar fees or other Taxes, governmental charges and recording charges (including any interest and penalty thereon) which may be payable by reason of the sale of the Acquired Assets or the assumption of the Assumed Liabilities under this Agreement or the transactions contemplated hereby (the "Transfer Taxes") shall be borne by Purchaser to the extent not exempt under the Bankruptcy Code, as applicable to the transfer of the Acquired Assets pursuant to this Agreement. Purchaser shall properly file on a timely basis all necessary Tax Returns and other documentation with respect to any Transfer Tax and provide to Sellers evidence of payment of all Transfer Taxes.

In the case of any taxable period that begins before, and ends after, the Closing Date (a "Straddle Period"), (i) Taxes imposed on the Acquired Assets that are based upon or related to income or receipts or imposed on a transaction basis (including all related items of income, gain, deduction or credit) will be deemed equal to the amount that would be payable if the Tax year or period ended on the Closing Date, and (ii) any real property, personal property, ad valorem and similar Taxes allocable to the portion of such Straddle Period ending with the end of the day on the Closing Date shall be equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that is in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Period, in each of (i) and (ii) such amounts shall be the responsibility of Sellers (and, for the avoidance of doubt, such amounts shall be an Excluded Liability for purposes of clause (ii) of Section 2.4(d)).

Purchaser shall prepare and file (or cause to be prepared and filed) all Tax Returns in respect of the Acquired Assets required to be filed after the Closing Date. Prior to filing any such Tax Returns, Purchaser shall provide a draft thereof to Sellers for Sellers' review, comment and approval (such approval not to be unreasonably withheld or delayed) at least fifteen (15) days before the due date of such Tax Returns, unless otherwise required by applicable Law. Purchaser shall consider in good faith any comments provided by Sellers to such Tax Returns, and Purchaser shall make any revisions to such Tax Returns as are reasonably requested by Sellers. To the extent any Taxes reflected on any such Tax Return are an Excluded Liability, Sellers shall pay to Purchaser the amount of such liability within ten (10) days of receiving notice from Purchaser that such Tax Return has been filed or that Purchaser has paid such liability, except to the extent such Taxes were paid by Sellers to the applicable Governmental Body prior to the filing of such Tax Return.

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Cooperation on Tax Matters. Purchaser shall make available to Sellers, and Sellers shall make available to Purchaser, (i) such records, personnel and advisors as any such Party may require for the preparation of any Tax Returns required to be filed by Sellers or Purchaser, as the case may be, and (ii) such records, personnel and advisors as Sellers or Purchaser may require for the defense of any audit, examination, administrative appeal, or litigation of any Tax Return in which Sellers or Purchaser was included. Sellers shall cooperate with Purchaser, and shall make available to Purchaser such records, personnel and advisors as is reasonably necessary for Purchaser, in determining the Tax attributes of Sellers and their Subsidiaries and whether to consummate the Closing as a transaction treated as a reorganization under Section 368 of the code or a taxable sale under Section 1001 of the Code for U.S. federal income tax purposes.

Allocation of Purchase Price. As soon as reasonably practicable and in no event later than sixty (60) days after the Closing Date, Purchaser shall provide Sellers with a draft allocation of the Purchase Price for federal income tax purposes, including any liabilities properly included therein among the Acquired Assets and the agreements provided for herein, for federal, state and local income tax purposes (the "Initial Allocation"). Within forty-five (45) days of the receipt of the Initial Allocation, Sellers shall deliver a written notice (the "Objection Notice") to Purchaser, setting forth in reasonable detail those items in the Initial Allocation that Sellers disputes. Sellers may make reasonable inquiries of Purchaser and its accountants and employees relating to the Initial Allocation, and Purchaser shall use reasonable efforts to cause any such accountants and employees to cooperate with, and provide such requested information to, Sellers in a timely manner. If prior to the conclusion of such forty-five (45)-day period, Sellers notify Purchaser in writing that they will not provide any Objection Notice or if Sellers do not deliver an Objection Notice within such forty-five (45)-day period, then Purchaser's proposed Initial Allocation shall be deemed final, conclusive and binding upon each of the Parties hereto. Within thirty (30) days of Sellers' delivery of the Objection Notice, Sellers and Purchaser shall attempt to resolve in good faith any disputed items, and failing such resolution, the unresolved disputed items shall be referred for final binding resolution to an Arbitrating Accountant. The fees and expenses of the Arbitrating Accountant shall be paid 50% by Purchaser and 50% by Sellers. Such determination by the Arbitrating Accountant shall be (i) in writing, (ii) furnished to Purchaser and Sellers as soon as practicable (and in no event later than thirty (30) days after the items in dispute have been referred to the Arbitrating Accountant), (iii) made in accordance with the principles set forth in this Section 12.12(e), and (iv) non-appealable and incontestable by Purchaser and Sellers. As used herein, the "Allocation" means the allocation of the Purchase Price, the Assumed Liabilities and other related items among the Acquired Assets and the agreements provided for herein as finally agreed between Purchaser and Sellers or ultimately determined by the Arbitrating Accountant, as applicable, in accordance with this Section 12.12(e). The Allocation shall be prepared in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (and any similar provision of state, local or foreign Law, as appropriate). Purchaser and Sellers shall each report the federal, state and local income and other Tax consequences of the transactions contemplated hereby in a manner consistent with the Allocation, including, if applicable, the preparation and filing of Forms 8594 under Section 1060 of the Code (or any successor form or successor provision of any future Tax Law) with their respective federal income Tax Returns for the taxable year which includes the Closing Date, and neither will take any position inconsistent with the Allocation unless otherwise required under applicable Law. Sellers shall provide Purchaser and Purchaser shall provide Sellers with a copy of any information required to be furnished to the Secretary of the Treasury under Code Section 1060.

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Withholding. Purchaser, and any Person acting on its behalf, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Seller or any other Person such amounts as Purchaser is required to deduct and withhold under the Code, or any Tax law, with respect to the making of such payment; provided that Purchaser shall consult with the affected Sellers or other Persons in good faith prior to making such withholding or deduction and the Parties hereto shall reasonably cooperate to reduce or eliminate any such amounts. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Sellers or the Person in respect of whom such deductions and withholding was made, as the case may be.

Construction.

The information contained in the Schedules is disclosed solely for the purposes of this Agreement and may include items or information not required to be disclosed under this Agreement, and no information contained in any Schedule shall be deemed to be an admission by any Party hereto to any third Person of any matter whatsoever, including an admission of any violation of any Laws or breach of any agreement. No information contained in any Schedule shall be deemed to be material (whether individually or in the aggregate) to the Business, assets, liabilities, financial position, operations, or results of operations of Sellers nor shall it be deemed to give rise to circumstances which may result in a Material Adverse Effect, in each case solely by reason of it being disclosed. Information contained in a Section, subsection or individual Schedule (or expressly incorporated therein) shall qualify the representations and warranties made in the identically numbered Section or, if applicable, subsection of this Agreement and all other representations and warranties made in any other Section, subsection or Schedule to the extent its applicability to such Section, subsection or Schedule is reasonably apparent on its face. References to agreements in the Schedules are not intended to be a full description of such agreements, and all such disclosed agreements should be read in their entirety, and nothing disclosed in any Schedule is intended to broaden any representation or warranty contained in ARTICLE IV or ARTICLE V.

References in ARTICLE IV or ARTICLE V to documents or other materials "provided" or "made available" to Purchaser or similar phrases mean that such documents or other materials were present (and available for viewing by Purchaser and its Representatives) in the online data room hosted at www.datasiteone.merrillcorp.com on behalf of Sellers for purposes of the transactions contemplated by this Agreement at least three (3) Business Days prior to the Initial Date.

Entire Understanding. This Agreement, together with the Ancillary Documents and the Prepetition Credit Agreements, set forth the entire agreement and understanding of the Parties hereto in respect to the transactions contemplated hereby, and this Agreement and the Ancillary Documents hereto supersede all prior agreements, arrangements and understandings relating to the subject matter hereof. There have been no representations or statements, oral or written, that have been relied on by any Party hereto, except those expressly set forth in this Agreement or in any Ancillary Document hereto.

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Bulk Sales Laws. Each Party hereby waives compliance by the Parties with the "bulk sales," "bulk transfers" or similar Laws and all other similar Laws in all applicable jurisdictions in respect of the transactions contemplated by this Agreement or any Ancillary Document.

No Presumption Against Drafting Party. Each of the Purchaser and Sellers acknowledge that each Party to this Agreement has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule or law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting Party has no application and is expressly waived.

No Punitive Damages The Parties hereto expressly acknowledge and agree that no Party hereto shall have any liability under any provision of this Agreement for any punitive damages relating to the breach or alleged breach of this Agreement.

Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

[SIGNATURE PAGES FOLLOW.]

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ARTICLE CLXXIIIN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered on the date first above written

PURCHASER:

Orchids Investment LLC

By: Leslie A. Meier
Its: President

[Signature Page to Asset Purchase Agreement]

SELLERS:

Orchids Paper Products Company

By: Jeffrey S. Schoen
Its: President and Chief Executive Officer

Orchids Paper Products Company of South Carolina

By: Jeffrey S. Schoen
Its: President

Orchids Lessor SC, LLC

By: Jeffrey S. Schoen
Its: President

[Signature Page to Asset Purchase Agreement]

EXHIBIT A

BILL OF SALE

EXHIBIT B

ASSIGNMENT AND ASSUMPTION AGREEMENT

EXHIBIT C

ASSIGNMENT AND ASSUMPTION OF LEASES

EXHIBIT D

IP ASSIGNMENT AND ASSUMPTION AGREEMENT

EXHIBIT E

FORM OF BID PROCEDURES ORDER

EXHIBIT F

FORM OF SALE ORDER

EXHIBIT G

FORM OF DIP ORDER